As filed with the Securities and Exchange Commission on September 11, 2007
 Registration Statement No. 333-142104

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

AMENDMENT NO. 3 TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________

THOMAS PHARMACEUTICALS, LTD.
(Exact name of registrant as specified in its charter)

New Jersey (State or Other Jurisdiction of Incorporation or Organization)	2834 (Primary Standard Industrial Classification Code Number)	20-3954826 (I.R.S. Employer Identification Number)

750 Highway 34
Matawan, NJ 07747
(732) 441-7700
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices and principal place of business)
_______________
John E. Lucas
President and Chief Executive Officer
750 Highway 34
Matawan, NJ 07747
(732) 441-7700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_________________
Copies to:
Thomas P. Gallagher, Esq. Barbara J. Comly, Esq. Gallagher, Briody & Butler 155 Village Boulevard, 2nd Floor Princeton, NJ 08540 Telephone: (609) 452-6000 Telecopy: (609) 452-0090	Lawrence A. Muenz, Esq. Meritz & Muenz, LLP 2021 O Street, NW Washington, DC 20036 Telephone: (202) 728-2909 Telecopy: (202) 728-2910

Approximate date of commencement of proposed sale to public: At such time or times as may be determined by the selling stockholders after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED SEPTEMBER 11, 2007

PRELIMINARY PROSPECTUS

Thomas Pharmaceuticals, Ltd.

73,360,200 Shares of Class A Common Stock

This prospectus relates to the distribution by special dividend to all of the stockholders of iVoice, Inc. other than certain affiliates of iVoice, Inc. of up to 73,360,200 shares of Thomas Pharmaceuticals, Ltd. Class A Common Stock (the “Distribution”).  Holders of iVoice common stock, other than certain affiliates of iVoice, Inc. will receive one share of Thomas Pharmaceuticals Class A Common Stock for every one share of iVoice common stock that they hold.  The 73,360,200 shares of Class A Common Stock represent 98% of the total outstanding shares of Thomas Pharmaceuticals Class A Common Stock.  Following the Distribution, approximately 99% of the outstanding Thomas Pharmaceuticals Class A Common Stock will be held by non-affiliates of Thomas Pharmaceuticals or iVoice, Inc. however, iVoice, Inc. will have the right to convert Class B Convertible Preferred Stock and debt into Thomas Pharmaceuticals Class A Common Stock.  In addition, John E. Lucas and Frank V. Esser, both directors of Thomas Pharmaceuticals, will hold approximately 1% of the outstanding Thomas Pharmaceuticals Class A Common Stock following the Distribution.

The affiliates of iVoice, Inc. who will not be receiving shares in the Distribution are Jerome R. Mahoney and his children.  Mr. Mahoney is the Chairman, President and Chief Executive Officer of iVoice, Inc., and a controlling stockholder of iVoice, Inc.  As of August 1, 2007, Mr. Mahoney beneficially owned approximately 83% of the outstanding shares of iVoice Class A Common Stock (assuming the conversion of outstanding shares of Class B Common Stock and debt held by iVoice, Inc. into shares of iVoice, Inc. Class A Common Stock).

After the Distribution iVoice will beneficially own approximately 63% of the outstanding shares of Thomas Pharmaceuticals Class A  Common Stock (assuming the conversion of outstanding shares of Class B Convertible Preferred Stock and debt into Class A Common Stock at an assumed conversion price of $0.01 per share) and iVoice will have control over the management and direction of Thomas Pharmaceuticals, including the election of directors, appointment of management and approval of actions requiring the approval of stockholders.  Jerome R. Mahoney, as the sole officer of iVoice, Inc. has the authority to vote portfolio securities owned by iVoice, Inc. such as shares of Thomas Pharmaceuticals owned by iVoice, Inc.  Mr. Mahoney votes these portfolio securities as directed by the Board of Directors of iVoice, Inc.   Jerome R. Mahoney and Frank V. Esser are directors of iVoice, Inc. and the approval of both Mr. Mahoney and Mr. Esser is required for any voting decision.  Mr. Esser is also a stockholder of iVoice and a director of Thomas Pharmaceuticals and will participate in the Distribution.

Thomas Pharmaceuticals is not selling any shares of Class A Common Stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by Thomas Pharmaceuticals.  Thomas Pharmaceuticals is currently a wholly-owned subsidiary of iVoice, Inc. and after the Distribution, Thomas Pharmaceuticals will be a separate public company.  You may be required to pay income tax on all or a portion of the value of the shares of Thomas Pharmaceuticals Class A Common Stock received by you in connection with this Distribution.  Currently, no public market exists for Thomas Pharmaceuticals Class A Common Stock.  No underwriter or person has been engaged to facilitate the Distribution in this offering.

These securities are speculative and involve a high degree of risk.  Please refer to “Risk Factors” beginning on page 21.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________, 2007.

TRADEMARKS

The following terms used in this prospectus are our trademarks: Acid+All®, Heartburn Happens. Acid+All Helps™, Acid+All Does it All™, Ask for Acid+All™.

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the section entitled “Risk Factors,” and our Financial Statements and the related Notes to those statements included in this prospectus. This prospectus contains certain forward-looking statements. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus. See “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

Thomas Pharmaceuticals.  Thomas Pharmaceuticals, Ltd., which we refer to in this prospectus as “Thomas Pharmaceuticals”, the “Company”, “we” or “us” is a wholly-owned subsidiary of iVoice, Inc.  Thomas Pharmaceuticals NY was founded in July 2004 on the premise that money can be made by making the “humdrum hip” or by retooling a mundane product to make it new and exciting.  The strategy of Thomas Pharmaceuticals is to capitalize on “old school” or “retro” products, such as antacids, with proven effectiveness and usefulness, but with improved formulation, packaging, marketing and advertising to articulate the brand attributes to a new generation of consumer who demand substance with style. Thomas Pharmaceuticals operates its business from its executive office in Matawan, New Jersey.

Thomas Pharmaceuticals began selling its first product, Acid+All®, a calcium-enriched, sugar free, anti-gas antacid tablet, in January 2006.   During the year ended December 31, 2006 Thomas Pharmaceuticals generated approximately $179,938 in revenues from product sales.  Product sales have decreased substantially during the first six months of 2007.  For the six months ended June 30, 2007, Thomas Pharmaceuticals generated approximately $26,707 in revenues from sales of Acid+All®.  As of March 1, 2007 Thomas Pharmaceuticals was shipping Acid+All® to 40 major national and regional retailers.  During 2006 and the first two quarters of 2007 the product was available through additional retailers who decided to no longer carry the Acid+All® product since Thomas Pharmaceuticals did not have the financial resources for necessary sales and marketing activities at that time. Thomas Pharmaceuticals needs to raise significant financing in order to fund its ongoing operations.  There can be no assurance as to the receipt or timing of financing.  We anticipate that our operations will require at least $190,000 per quarter.

Thomas Pharmaceuticals is currently not shipping Acid+All® to any retailers.  The only sales of Acid+All®  at this time are sales of remaining products on the shelves of retailers who previously ordered Acid+All®.  Currently, Thomas Pharmaceuticals has no new orders for its product and if it were to receive any order for the Acid+All® product it would be unable to fill such order since its contract packager has ceased packaging the Acid+All® product based on the financial condition of the Company and the Company has no packaged products in inventory.  If Thomas Pharmaceuticals is able to obtain necessary financing it may be able to enter into a new arrangement with a contractor to package Acid+All® and may be able to develop new contracts with retailers.  However, no such assurance can be given that Thomas Pharmaceuticals will be able to obtain financing or enter into any new contracts with retailers or a packager.

Based on the operational developments described above and the lack of financing, management is currently evaluating the business of the Company.  Thomas Pharmaceuticals will not be able to continue in the business of selling Acid+All®  or engage in any other related or unrelated business unless it obtains financing or enters into a merger, consolidation, reorganization, joint venture, license, purchase or sale of assets, purchase or sale of stock, or other similar transaction.  Any such merger, acquisition or other transaction may be with a company which has a business outside the current field of operations of Thomas Pharmaceuticals.  Management of Thomas Pharmaceuticals is actively seeking a potential merger or acquisition candidate.  There can be no assurance that any acquisition plan will be successfully implemented. Thomas Pharmaceuticals may not be able to identify, successfully integrate or profitably manage any such businesses or operations.  Currently, Thomas Pharmaceuticals has no plans, proposals or arrangements, either orally or in writing, regarding any specific proposed acquisition or merger.

Thomas Pharmaceuticals does not intend to restrict its search to any particular business, industry, or geographical location. In evaluating a transaction, Thomas Pharmaceuticals will analyze all available factors and make a determination based on a composite of available facts, without reliance on any single factor.  It is impossible to predict the nature of a transaction in which Thomas Pharmaceuticals may participate. Specific business opportunities would be reviewed as well as the respective needs and desires of Thomas Pharmaceuticals and the legal structure or method deemed by management to be suitable would be selected.

As described above, in implementing a structure for a particular transaction, Thomas Pharmaceuticals may become a party to a merger, consolidation, reorganization, joint venture, license, purchase and sale of assets, or purchase and sale of stock, or other arrangement the exact nature of which cannot now be predicted.  The operations of Thomas Pharmaceuticals following its consummation of a transaction will be dependent on the nature of the transaction. There may also be various risks inherent in the transaction, the nature and magnitude of which cannot be predicted. In addition, although there are no current plans to do so, Thomas Pharmaceuticals may in the future change its strategy for the development and marketing of its products and the business plan of Thomas Pharmaceuticals might not be implemented as set forth herein.

The Company does not have any new products in development and does not expect to launch any new products in the near future due to its lack of financial resources.  If Thomas Pharmaceuticals obtains financing or enters into a merger, acquisition or other transaction it may seek to expand the operations of Thomas Pharmaceuticals through sales and marketing activity or it may engage in another line of business.  If Thomas Pharmaceuticals is unsuccessful in obtaining financing or entering into a merger, acquisition or other transaction the business of Thomas Pharmaceuticals is unlikely to continue.

In sum, as described herein, Thomas Pharmaceuticals currently faces a multitude of problems which have a significant impact on the Company.  These problems each stem from a lack of financing and are interrelated.  As a result of not having adequate financing for sales and marketing activities retailers that previously carried the Acid+All® product stopped ordering such product.   This in turn resulted in the Company’s packager to stop packaging the Acid+All® product.  Without a packager for the product the Company is not able to deliver any products to any retailers that would be willing at this time or in the future to place the Acid+All® product on their shelves.  In addition, if the Company is not able to obtain adequate financing it will not be able to engage in any future sales or marketing activities and it is unlikely that retailers will carry the Acid+All® product in the future, once a packager is in place, unless financial resources are available for such sales and marketing activities.   Accordingly, if the Company is unsuccessful in obtaining financing or entering into a merger, acquisition or other transaction Thomas Pharmaceuticals will be unable to solve the multitude of problems that it current faces as a result of not having adequate financing and it will be unlikely that the business of Thomas Pharmaceuticals will be able to continue.

iVoice Spin-Offs to Date.  iVoice management has determined that the best way to create shareholder value, separate and apart from its operating performance, is by spinning off and distributing shares of the wholly owned subsidiaries of iVoice in the form of a special dividend to shareholders of iVoice.  The common stock distributions are part of a broader strategy relating to the transition of iVoice into a company focused on the development and licensing of proprietary technologies.  iVoice will also continue to search for potential merger candidates with or without compatible technology and products, in a further attempt to increase shareholder value.

Since February 2004 iVoice has spun-off four subsidiaries through special dividends to its shareholders.   Each of the spun-off companies has benefited from the spin-off from iVoice through the development of its business as described below.  In addition, each company has been able to finance its operations through the sale of its equity securities.  Obtainment of public company status was one of the conditions of such financing.  However, of the four companies spun-off to date, the market performance of the stock of three of the spun-off companies (Trey Resources, iVoice Technology and SpeechSwitch) has decreased since the time of the spin-off.  Accordingly, the iVoice stockholders have not received an increase in the value of any of the shares of any of the spun-off companies other than Deep Field.

The stock price for Trey Resources, which was spun-off in February 2004, has decreased since the time of the spin-off.  The high and low stock price for the quarter ended March 31, 2004 was $.90 and $.12 per share as compared to the high and low stock price for the quarter ended June 30, 2007 of $0.0026 and $0.0004.

The stock price for iVoice Technology, which was spun-off in August 2005, has decreased since the time of the spin-off.   The high and low stock price for the quarter ended September 30, 2005 was $0.0250 and $0.0150 as compared to the high and low stock price for the quarter ended June 30, 2007 of $0.0085 and $0.0010.

The stock price for Deep Field, which was spun-off in August 2005, has increased since the time of the spin-off.  The high and low stock price for the quarter ended September 30, 2005 was $0.01 and $0.08 as compared to the high and low stock price for the quarter ended June 30, 2007 of $0.11 and  $0.07.

The stock price for SpeechSwitch, which was spun-off in August 2005, has decreased since the time of the spin-off.  The high and low stock price for the quarter ended September 30, 2005 was $0.08 and $0.01 as compared to the high and low stock price for the quarter ended June 30, 2007 of $0.0059 and $0.0012.

iVoice management believes that the decrease in the stock prices of Trey Resources, iVoice Technology and SpeechSwitch since the time of the spin-off of each such company have been impacted by the nature of the equity financings in place at each such company.   Trey Resources, iVoice Technology and SpeechSwitch each issued convertible debentures in a private placement that may be converted into a variable number of shares of common stock at a discount to the current market price at the time of conversion (a 10% discount in the case of Trey Resources and a 20% discount in the case of iVoice Technology and SpeechSwitch).  Trey Resources, iVoice Technology and SpeechSwitch also each entered into an equity line financing where the issuing company has the right to “put” its securities to the investor over a set period of time and the investor is obligated to purchase such securities.  The number of shares that the issuing company issues is determined by a formula tied to the market price of the securities at the time the issuing company exercises its put.  In the case of Trey Resources, iVoice Technology and SpeechSwitch the formula tied to the market price is at a discount to the current market price (the discount is 10% in the case of Trey Resources and 5% in the case of iVoice Technology and SpeechSwitch).  After the investor purchases the securities from the issuing company, the investor may sell those shares to third parties in the secondary market.

The conversion of debentures and issuance of shares under the equity line, each at a discount to the then current market price, may have the effect of depressing the price of the common stock of the issuing company.  In addition, there may be downward pressure on the price of common stock of the issuing company caused by the sale of material amounts of common stock upon conversion of the debentures and under the equity line and this could encourage short sales by third parties.  Such an event may place further downward pressure on the price of the common stock of the issuing company.   While these financings have impacted the stock prices, Trey Resources, iVoice Technology and SpeechSwitch were only able to access such financings as publicly trading companies.

The following summarizes the four prior spin-off transactions and the current business of each spun-off company as set forth in such company’s filings with the Securities and Exchange Commission (the “SEC”) or press releases.

●            Trey Resources, Inc.: In February 2004, iVoice shareholders received one share of Trey Resources for every 1,793 of iVoice shares held by such shareholder and Trey Resources was spun-off from iVoice. Following the spin-off, Trey Resources became a publicly held company and iVoice no longer held any stock of Trey Resources. The Trey Resources spin-off demonstrated the feasibility of the mechanism and established further opportunities for both entities. Trey Resources closed on its first acquisition in June 2004 by acquiring an operating company with sales of over $2 million. Since that time, Trey has acquired two companies, hired the management of a third company, and grown from no sales to revenues at a current operating rate of nearly $8 million per annum.

Up until its acquisition of SWK, Inc. on June 2, 2004, Trey Resources was solely engaged in the design, manufacture, and marketing of specialized telecommunication equipment. As a result of a spin-off, Trey was assigned the iVoice corporate assets, liabilities and expenses related to the Automatic Reminder software business. Trey Resources’ plan of operation pursuant to its spin-off from iVoice was to market and sell the Automatic Reminder software product. With the acquisition of SWK and as part of its plan to expand into new markets, the Board of Directors decided that Trey will focus on the business software and information technology consulting market, and is looking to acquire other companies in this industry. SWK Technologies, Inc., Trey’s wholly owned subsidiary and the surviving company from the acquisition and merger with SWK, Inc., is a New Jersey-based information technology company, value added reseller, and master developer of licensed accounting software published by Sage Software. SWK Technologies also publishes its own proprietary supply-chain software, the Electronic Data Interchange (EDI) solution “MAPADOC”. SWK Technologies sells services and products to various end users, manufacturers, wholesalers and distribution industry clients located throughout the United States.

On June 2, 2006, SWK Technologies, Inc. completed the acquisition of certain assets of AMP-Best Consulting, Inc. of Syracuse, New York. AMP-Best Consulting, Inc. is an information technology company and value added reseller of licensed accounting software published by Sage Software. AMP-Best Consulting, Inc. sells services and products to various end users, manufacturers, wholesalers and distribution industry clients located throughout the United States, with special emphasis on companies located in the upstate New York region.

Management of Trey is uncertain that it can generate sufficient cash to sustain its operations in the next twelve months, or beyond. It is unclear whether the acquisition of SWK, Inc, will result in a reasonably successful operating business and Trey can give no assurances that it will be able to generate sufficient revenues to be profitable, obtain adequate capital funding or continue as a going concern.

Trey is currently seeking additional operating income opportunities through potential acquisitions or investments. Such acquisitions or investments may consume cash reserves or require additional cash or equity.  The working capital and additional funding requirements of Trey will depend upon numerous factors, including: (i) strategic acquisitions or investments; (ii) an increase to current company personnel; (iii) the level of resources that it devotes to sales and marketing capabilities; (iv) technological advances; and (v) the activities of competitors.

To date, Trey has incurred substantial losses, and will require financing for working capital to meet its operating obligations. While Trey has recently raised sufficient working capital to funds its operations for what it believes should be sufficient for the next six months, it will subsequently need to raise additional capital to fund its future operations.  Trey anticipates that it will require financing on an ongoing basis for the foreseeable future.

●            iVoice Technology, Inc.: On September 7, 2004, iVoice announced the anticipated distribution to its shareholders all common stock of a newly formed subsidiary, iVoice Technology, Inc. This move was designed to unlock the value in iVoice’s interactive voice recognition (IVR) software technology by transferring this technology to a separate public company, iVoice Technology, and thereafter distributing the common stock of this subsidiary to iVoice’s shareholders. iVoice Technology will initially focus on building a business around the IVR technology. iVoice completed the spin-off of iVoice Technology and the distribution of iVoice Technology common stock to iVoice’s shareholders in the form of a special dividend in August 2005.

iVoice Technology seeks to leverage the value of underutilized developed technology, and believes that the transition to an independent company will provide iVoice Technology with greater access to capital. This should provide needed financial resources to potentially penetrate the market and distribute the product. As such, iVoice Technology’s business was formed from the contribution by iVoice of certain assets and related liabilities on August 5, 2005. In connection with the spin-off of iVoice Technology by iVoice, iVoice assigned and conveyed to iVoice Technology its IVR software business and related liabilities, including all intellectual property of iVoice relating to the IVR software business. The board and management of iVoice elected not to transfer any part of its working cash balance to iVoice Technology. Based upon the current intention of iVoice Technology not to conduct any research and development, or hire additional employees and instead focus on the sale of the existing IVR technology, the board has determined that, on balance, iVoice Technology has the ability to satisfy its working capital needs as a whole. The board and management of iVoice also determined that iVoice Technology has the ability to obtain financing to

satisfy any additional working capital needs as a stand-alone company.   The emerging nature of the interactive voice response industry makes it difficult to assess the future growth of iVoice Technology.

The IVR software business has operated at a loss in the past for iVoice, and as an independent company such losses may continue or increase. Additionally, iVoice Technology’s business has relied on iVoice for financial, administrative and managerial expertise in conducting its operations. iVoice Technology has developed and maintained its own credit and banking relationships, and performs its own financial and investor relation functions. However, iVoice Technology may not be able to successfully maintain the financial, administrative and managerial structure necessary to operate as an independent public company, and the development of such structure will require a significant amount of management’s time and other resources.

iVoice Technology announced on June 6, 2007 that it signed a non-binding Letter of Intent to acquire Prosperity Ventures, Inc, d/b/a Tropical Screen, Stronghold Manufacturing, Inc, Aero Consulting, LLC and Screen Enclosure Technologies, LLC, Florida limited liability corporations. The transaction, which is subject to due diligence, the usual and customary conditions, and entering into a definitive agreement, is expected to close in September 2007. It is anticipated that Prosperity Ventures will merge into a wholly owned subsidiary of iVoice Technology.

●            Deep Field Technologies, Inc.: On September 13, 2004, iVoice announced its intention to distribute to iVoice’s shareholders all common stock of a newly formed subsidiary, Deep Field Technologies, Inc. as a way to unlock the value in its Unified Messaging software technology. Unified Messaging links telephone systems to computer networks and allows users wherever they may be to access voice mail and retrieve e-mail in a single operation through existing local area networks. iVoice completed the spin-off of Deep Field Technologies and the distribution of Deep Field Technologies common stock to its shareholders in the form of a special dividend in August 2005.

On February 13, 2007,  Deep Field  Technologies completed its  acquisition of Beijing  Sino-US Beijing Jinche Yingang Auto Technological  Services,  Ltd. (“AutoMart”), a cooperative joint venture organized under the laws of The  People’s  Republic of China to engage in the business of automobile painting and repairs, sales of automobile parts, accessories and supplies and sales of automobile insurance in China. AutoMart currently operates twelve automotive repair centers in locations throughout Beijing. Operating activities at these centers include the painting and repair of automobiles, sales of automotive parts, accessories and supplies, and the sale of automotive insurance.

AutoMart seeks to maintain its leadership position in the auto repair industry in the Beijing area and, ultimately, throughout China. Its principal marketing strategy involves developing relationships with leading property and casualty insurance underwriters to write automobile insurance, facilitate accident and warranty claims adjustment services for those underwriters, and provide repair and maintenance service to policyholders on a “preferred” basis. During the most recent fiscal year, AutoMart initiated an additional strategy aimed at attracting automobile service and maintenance business from government offices throughout Beijing. To date, AutoMart has negotiated service contracts with over 50 government agencies, departments and other offices in the Beijing area.

In connection with the acquisition of AutoMart, Deep Field entered into an asset purchase agreement with iVoice pursuant to which Deep Field assigned, transferred and delivered to iVoice on an “as is, where is” basis, and iVoice purchased from Deep Field on an “as is, where is” basis, all of the assets relating to Deep Field’s Unified Messaging business, free and clear of all encumbrances and liens, in exchange for the payment by iVoice to Deep Field of One Dollar ($1.00).

Deep Field will require significant additional funding for the development of its business through expansion of its existing facilities, development of new facilities in Beijing and throughout China, expansion of its product and service offerings, and the addition of related vertical businesses. Deep Field has no established bank financing arrangements, and does not expect to establish any such financing arrangement in the near future. Therefore, to the extent that Deep Field is unable to fund its development efforts from operating working capital, it will likely be necessary to reconsider expansion plans, and its ability to sustain its market revenue share may be adversely affected.

Deep Field has relied on significant external financing to fund its operations. Such financing has historically come from a combination of borrowings and sales of securities from third parties and funds provided by certain officers and directors. Deep Field cannot provide any assurance that financing whether from external sources or related parties will be available if needed or on favorable terms. Its inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to its business and may result in a lower stock price. While Deep Field has recently raised sufficient working capital to fund its operations, it will need to raise additional capital to fund its future operations.

The financing of its working capital needs are expected to be provided from short-term debt financing and the sale of Common Stock in one or more private placement offerings. However, there can be no assurance that it will be successful in these efforts.

●            SpeechSwitch, Inc.: On November 5, 2004, iVoice announced its intention to distribute to its shareholders all common stock shares of a newly formed subsidiary SpeechSwitch, Inc. The board of directors authorized management to pursue a strategy designed to unlock the value in iVoice’s speech recognition software by spinning it off into a new separate public company, SpeechSwitch, Inc.  iVoice completed the spin-off of SpeechSwitch and the distribution of SpeechSwitch common stock to its shareholders in the form of a special dividend in August 2005. The assets that became part of SpeechSwitch included the Speech SDK, Speech Enabled Auto Attendant, Name Dialer, plus two issued patents and two patents pending.

SpeechSwitch seeks to leverage the value of underutilized developed technology and believes that the transition to an independent company will provide it with greater access to capital. This should provide needed financial resources to potentially penetrate the market and distribute the product. As such, SpeechSwitch’s business was formed from the contribution by iVoice of certain assets and related liabilities on August 5, 2005. In connection with a reorganization of iVoice, iVoice assigned and conveyed to SpeechSwitch its speech recognition software business and related liabilities, including all intellectual property of iVoice relating to the speech recognition software business. The board and management of iVoice elected not to transfer any part of its working cash balance to SpeechSwitch. Based upon the current intention of SpeechSwitch not to conduct any significant research and development or hire additional employees and instead focus on the sale of the existing speech recognition technology, the board has determined that, on balance, SpeechSwitch has the ability to satisfy its working capital needs as a whole. The board and management of iVoice also determined that SpeechSwitch has the ability to obtain financing to satisfy any additional working capital needs as a stand-alone company.   The emerging nature of the speech recognition industry makes it difficult to assess the future growth of SpeechSwitch.

The speech recognition software business has operated at a loss in the past for iVoice, and as an independent company such losses continue. Additionally, SpeechSwitch’s business has relied on iVoice for financial, administrative and managerial expertise in conducting its operations. Following the Distribution, SpeechSwitch has developed and maintained its own credit and banking relationships, financed its working capital needs through the sale of its equity securities and performs its own financial and investor relations functions. However, SpeechSwitch may not be able to successfully maintain the financial, administrative and managerial structure necessary to operate as an independent public company, and the development of such structure will require a significant amount of management’s time and other resources.

On June 5, 2007 SpeechSwitch, Inc. announced that it had deployed via its website a new audio production store.  Seeking to provide their customers with the latest marketing tools at competitive prices,

SpeechSwitch recently contracted with Holdcom, the leader in the audio marketing industry, to create a branded online audio production store. This store offers effective audio marketing tools including Message-On-Hold solutions and Voice Prompt production for telephone call processing and web audio applications.

SpeechSwitch, Inc. announced on June 28, 2007 that ABC Telecom has chosen to partner with SpeechSwitch for the deployment of a voice recognition solution. SpeechSwitch offers a turnkey Speech Enabled Auto Attendant. This system will be offered as the front end of ABC’s SMB business solution.  The Speech Enabled Auto Attendant integrates into numerous product lines by analog or digital programming. The system facilitates easier communication for employees, customers, business partners and suppliers. It places people at ease by allowing callers to use their most natural form of communication -- their own voice -- to reach a specific person or department. By speaking a name, a caller can be promptly transferred to the appropriate number. Callers have the option of bypassing touch-tone menus and spell-by-name directories and instead, use their natural voice to reach their intended party.

Spin-Off of Thomas Pharmaceuticals.  Although iVoice has operated as a reporting public company since 2000 and has sold computerized telephony software since 1997, Thomas Pharmaceuticals does not have an operating history as a separate public company. Since Thomas Pharmaceuticals has only been a subsidiary of iVoice as of January 6, 2006 it has been able to rely, to some degree, on iVoice for capital requirements. After the Distribution, Thomas Pharmaceuticals will be able to rely only on its own business for such requirements. The business of Thomas Pharmaceuticals has operated at a loss in the past for iVoice, and as an independent company such losses may continue or increase. Additionally, since January 2006 Thomas Pharmaceuticals’ business has relied on iVoice for financial, administrative and managerial expertise in conducting its operations. Following the Distribution, Thomas Pharmaceuticals will maintain its own credit and banking relationships and perform its own financial and investor relations functions. However, Thomas Pharmaceuticals may not be able to successfully put in place the financial, administrative and managerial structure necessary to operate as a separate public company, and the development of such structure will require a significant amount of management’s time and other resources.  Accordingly, these circumstances may negatively impact the plan to generate value in this spin-off.

Of the four companies spun-off to date iVoice Technology and SpeechSwitch have not been able to completely put in place the financial, administrative and managerial structures necessary to operate as a separate public company.  These two companies still rely on iVoice for financial, administrative and managerial expertise in conducting each of their operations. iVoice Technology and SpeechSwitch have each developed and maintained its own credit and banking relationships, and performs its own financial and investor relation functions.  In addition, SpeechSwitch has financed its working capital needs through the sale of its equity securities.  However, iVoice Technology and SpeechSwitch may not be able to successfully maintain the financial, administrative and managerial structure necessary to operate as an independent public company.

The future success of Thomas Pharmaceuticals is also dependent upon its ability to achieve profitable operations and generate cash from operating activities, and upon additional financing and/or consummation of a merger, acquisition or similar transaction. Thomas Pharmaceuticals currently faces a multitude of problems which have a significant impact on the Company.  These problems each stem from a lack of financing and are interrelated.  Thomas Pharmaceuticals will need to raise approximately $760,000 to sustain its operations over the next twelve months.  There is no guarantee that Thomas Pharmaceuticals will be able to raise enough capital or generate revenues to sustain its operations. In addition, the going concern opinion of Thomas Pharmaceuticals may negatively impact its ability to raise necessary funds.   Any inability to raise capital may require Thomas Pharmaceuticals to reduce the level of its operations. Such actions would have a material adverse effect on Thomas Pharmaceuticals, its business and operations and result in charges that would be material to its business and results of operations.  Accordingly, these circumstances may negatively impact the plan to generate value in this spin-off.

iVoice Strategy for its Spin-Offs.   iVoice’s strategy for its spin-off business, including the spin-off of Thomas Pharmaceuticals, is to create value for its shareholders from the shares of the business distributed to its shareholders.  Value is created for iVoice shareholders by diversifying their investment in iVoice. Some of the original shareholders of iVoice shares also now own shares of Trey Resources, Inc. iVoice Technology, Inc. Deep Field Technologies, Inc. and SpeechSwitch, Inc.  Of the four companies spun-off to date, other than Deep Field Technologies, Inc., the market performance of the spun-off company stock has decreased since the time of the spin-off.  Accordingly, the iVoice stockholders have not received an increase in the value of such shares.

iVoice management believes that the decrease in the stock prices of Trey Resources, iVoice Technology and SpeechSwitch since the time of the spin-off of each such company have been impacted by the nature of the equity financings in place at each such company.   Trey Resources, iVoice Technology and SpeechSwitch each issued convertible debentures in a private placement that may be converted into a variable number of shares of common stock at a discount to the current market price at the time of conversion (a 10% discount in the case of Trey Resources and a 20% discount in the case of iVoice Technology and SpeechSwitch).  Trey Resources, iVoice Technology and SpeechSwitch also each entered into an equity line financing where the issuing company has the right to “put” its securities to the investor over a set period of time and the investor is obligated to purchase such securities.  The number of shares that the issuing company issues is determined by a formula tied to the market price of the securities at the time the issuing company exercises its put.  In the case of Trey Resources, iVoice Technology and SpeechSwitch the formula tied to the market price is at a discount to the current market price (the discount is 10% in the case of Trey Resources and 5% in the case of iVoice Technology and SpeechSwitch).  After the investor purchases the securities from the issuing company, the investor may sell those shares to third parties in the secondary market.

The conversion of debentures and issuance of shares under the equity line, each at a discount to the then current market price, may have the effect of depressing the price of the common stock of the issuing company.  In addition, there may be downward pressure on the price of common stock of the issuing company caused by the sale of material amounts of common stock upon conversion of the debentures and under the equity line and this could encourage short sales by third parties.  Such an event may place further downward pressure on the price of the common stock of the issuing company.   While these financings have impacted the stock prices, Trey Resources, iVoice Technology and SpeechSwitch were only able to access such financings as publicly trading companies.

The strategy of acquiring and developing new businesses and subsequently distributing the shares of these businesses to iVoice shareholders has various uncertainties. iVoice must first identify a business and/or a company that it can develop.  iVoice then funds the business and after the business can be operated independently, iVoice seeks to distribute the shares of the business to its shareholders. This incubation process has many uncertainties, which include identifying target businesses and negotiating the acquisition; successfully integrating the new businesses and profitably managing the operations; responding to competition for acquisition candidates; and the degree of success of the acquired business, any of which could have a material adverse effect on the condition and results of operations of iVoice. In addition, this business strategy also creates risks, which include, diversion of management attention, inability to retain key personnel, risks associated with unanticipated events and the financial statement effect of potential impairment of acquired intangible assets, any of which could have a material adverse effect on iVoice’s condition and results of operations.

iVoice incurs substantial start-up costs and expenses when it acquires and develops a new business. If the business generates revenues before it is spun-off, iVoice is able to recoup all or a portion of the start-up costs and expenses. In certain instances, iVoice does not recoup its start-up costs by the time iVoice spin-offs the business. However, if the price of the shares distributed to its shareholders increases, then the iVoice shareholders will receive the increased value of those shares.

As described above, iVoice has spun-off four subsidiaries through special dividends to its shareholders and will be spinning-off Thomas Pharmaceuticals through the Distribution.  Value is created for iVoice shareholders by diversifying their investment in iVoice. Some of the original shareholders of iVoice shares also now own shares of Trey Resources, Inc. iVoice Technology, Inc. Deep Field Technologies, Inc. and SpeechSwitch, Inc. and upon completion of the Distribution will own shares of Thomas Pharmaceuticals. However, of the four companies spun-off to date, the market performance of the stock of three of the spun-off companies (Trey Resources, iVoice Technology and SpeechSwitch) has decreased since the time of the spin-off.  Accordingly, the iVoice stockholders have not received an increase in the value of any of the shares of any of the spun-off companies other than Deep Field.   There can be no assurance that the spin-off of Thomas Pharmaceuticals will create value for the iVoice stockholders.  The expected value from the Thomas Pharmaceuticals Distribution may be impacted by a number of factors, including the risk factors discussed under “Risk Factors” beginning on page 21. Several of the most significant risks of the Distribution include:

●	The Distribution may cause the trading price of iVoice Common Stock to decline.

●	Substantial sales of shares of Thomas Pharmaceuticals Class A Common Stock may have an adverse impact on the trading price of Thomas Pharmaceuticals Class A Common Stock.

●	There has not been a prior trading market for Thomas Pharmaceuticals Class A Common Stock and a trading market for Thomas Pharmaceuticals Class A Common Stock may not develop.

●	The Distribution of Thomas Pharmaceuticals Class A Common Stock may result in tax liability to you.

●
iVoice has in the past, and Thomas Pharmaceuticals may in the future, sell or issue unregistered convertible securities which are convertible into common shares of Thomas Pharmaceuticals, without limitations on the number of common shares the securities are convertible into, which could dilute the value of your holdings and could have other negative impacts on your investment.

iVoice management believes that the spin-off of Thomas Pharmaceuticals and transition to an independent company will provide Thomas Pharmaceuticals with greater access to capital. This should provide needed financial resources to continue in business and to distribute the over-the-counter non-prescription healthcare products of Thomas Pharmaceuticals.  As described above, management of Thomas Pharmaceuticals is actively seeking a potential merger or acquisition candidate.  There can be no assurance that Thomas Pharmaceuticals will be able to obtain any financing, engage in a merger, acquisition or other transaction, operate independently or continue in business, and as such there is the possibility that the spin-off of Thomas Pharmaceuticals may not generate value for the iVoice stockholders participating in the Distribution.

Following the Distribution, iVoice’s operating assets will consist of its portfolio of patent rights and its future business operations will consist of developing and licensing its proprietary technologies. iVoice will also continue to seek additional operating income opportunities through potential acquisitions or investments.

Thomas Pharmaceuticals will be a development stage company following the Distribution. Following the Distribution, Thomas Pharmaceuticals intends to continue to develop and market its over-the-counter non-prescription healthcare products and as described above may seek to expand its operations through additional sales and marketing activity and the acquisition of additional businesses.

In March 2007 iVoice announced its intention to distribute Thomas Pharmaceuticals Class A Common Stock to its stockholders upon the effectiveness of required Securities Exchange Commission filings and final approval by the board of directors of the terms and conditions of the Distribution. The board of directors and management of iVoice believe that the Distribution is in the best interests of iVoice and its stockholders. iVoice believes that the Distribution will enhance value for iVoice stockholders and that the spin-off of Thomas Pharmaceuticals will provide greater access to capital by allowing the financial community to focus solely on Thomas Pharmaceuticals and its business as a stand alone company. In determining the terms of the spin-off and the Distribution, the board considered the ability of iVoice to satisfy its working capital needs as a whole as against the ability of Thomas Pharmaceuticals to satisfy its capital needs as a stand alone company. iVoice’s present plan, which is subject to change, is to become a technology licensing company. In addition, the iVoice board believed that, as a result of each company’s business plan, the Thomas Pharmaceuticals business as a stand-alone company would more easily be able to obtain financing from third parties than iVoice would. The Distribution will also enable Thomas Pharmaceuticals to provide its management and employees incentive compensation in the form of equity ownership in Thomas Pharmaceuticals, enhancing Thomas Pharmaceuticals’ ability to attract, retain and motivate key employees.

Conflicts of Interest and Significant Stockholders. Prior to and after the Distribution, members of the Board of Directors and management of iVoice and Thomas Pharmaceuticals have had and will have a variety of conflicts of interests.  Mr. Jerome R. Mahoney, the Chairman of the Board, President and Chief Executive Officer of iVoice, will also serve as the Non-Executive Chairman of the Board of Thomas Pharmaceuticals. Mr. Mahoney is a controlling stockholder of iVoice, beneficially owning approximately 83% of the outstanding shares of iVoice Class A Common Stock (assuming the conversion of outstanding shares of Class B Common Stock and debt into shares of Class A Common Stock) as of August 1, 2007. Following the Distribution, Mr. Mahoney will own iVoice shares and iVoice will beneficially own approximately 63% of the outstanding shares of Thomas Pharmaceuticals Class A Common Stock (assuming the conversion of outstanding shares of Class B Convertible Preferred Stock and debt into Class A Common Stock at an assumed conversion price of $0.01 per share).  iVoice will have the right to convert $710,000 in principal (plus accrued and unpaid interest) of convertible debentures into an indeterminate number of shares of Thomas Pharmaceuticals Class A Common Stock. The debentures are convertible at the option of iVoice any time up to maturity at a conversion price equal to 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. For example, if the assumed conversion price for this indebtedness was $.01 per share, iVoice would beneficially own 71,000,000 shares of Class A Common Stock.   The convertible debentures are secured by the assets of Thomas Pharmaceuticals. In the event the debentures are redeemed, then Thomas Pharmaceuticals will pay $125,000 plus interest for each $100,000 redeemed. There is no limitation on the number of shares of Class A Common Stock that we may be required to issue to iVoice upon the conversion of this indebtedness.

iVoice also owns 550 shares of Series B Convertible Preferred Stock with a stated value of $1,000 per share.  Each share of Series B Convertible Preferred Stock is convertible at the option of iVoice into the number of shares of Thomas Pharmaceuticals’ Class A Common Stock determined by dividing the stated value of Series B Convertible Preferred Stock being converted by 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. For example, if the assumed conversion price for these shares was $.01 per share, iVoice would beneficially own 55,000,000 shares of Class A Common Stock. There is no limit upon the number of shares of Class A Common Stock that we may be required to issue upon conversion of these shares.

iVoice, as a holder of shares of the Series B Convertible Preferred Stock, is entitled on each matter which the Class A Common Stockholders vote on, to cast the number of votes equal to the number of Class A Common Stock that would be issued upon the conversion of the Series B Convertible Preferred Stock held by that holder, had all of the outstanding Series B Convertible Preferred Stock held by that holder been converted on the record date used for such shareholders vote or meeting. For example, if the conversion price for the Series B Convertible Preferred Stock was $.01 per share, iVoice would have voting rights equal to 55,000,000 shares of Class A Common Stock, or 42.4% of the eligible voting rights and could have control over the management and direction of Thomas Pharmaceuticals, including the election of directors, appointment of management and approval of actions requiring the approval of stockholders.  The voting rights of iVoice will also increase upon the conversion of the debentures held by iVoice into shares of Thomas Pharmaceuticals Class A Common Stock.  Jerome R. Mahoney, as the sole officer of iVoice, Inc. has the authority to vote portfolio securities owned by iVoice, such as shares of Thomas Pharmaceuticals owned by iVoice.  Mr. Mahoney votes these portfolio securities as directed by the Board of Directors of iVoice.   Jerome R. Mahoney and Frank V. Esser are directors of iVoice and the approval of both Mr. Mahoney and Mr. Esser is required for any voting decision.Mr. Esser is also a stockholder of iVoice and a director of Thomas Pharmaceuticals and will participate in the Distribution.

Mr. Mahoney also serves as the Chairman of the Board of Trey Resources, the President, Chief Executive Officer and Secretary of iVoice Technology and Non-Executive Chairman of the Board of SpeechSwitch.  Mr. Mahoney’s roles with Thomas Pharmaceuticals, iVoice, Trey Resources, iVoice Technology and SpeechSwitch could create, or appear to create, potential conflicts of interest when Mr. Mahoney is faced with decisions that could have different implications for Thomas Pharmaceuticals, iVoice, Trey Resources, iVoice Technology and SpeechSwitch.  These relationships could create, or appear to create, potential conflicts of interest when Thomas Pharmaceuticals’ directors and management are faced with decisions that could have different implications for Thomas Pharmaceuticals, iVoice, Trey Resources, iVoice Technology and SpeechSwitch.  For example, Mr. Mahoney may experience conflicts of interest with respect to the allocation of his time, services and functions among Thomas Pharmaceuticals, iVoice, Trey Resources, iVoice Technology and SpeechSwitch. Other examples include allocating corporate opportunities to any of these five companies including potential business acquisitions.  Additional conflicts may relate to disputes arising out of any agreements between Thomas Pharmaceuticals and iVoice.  Other examples could include activities undertaken by iVoice in the future that could be in direct competition with Thomas Pharmaceuticals. Also, the appearance of conflicts, even if such conflicts do not materialize, might adversely affect the public’s perception of Thomas Pharmaceuticals following the Distribution. Furthermore, Thomas Pharmaceuticals does not have any formal procedure for resolving such conflicts of interest should they arise following the Distribution.

Following the Distribution, Biobridge LLC, an entity not affiliated with iVoice, will beneficially own approximately 21% of the outstanding shares of Thomas Pharmaceuticals Class A Common Stock (assuming the conversion of debt into Class A Common Stock at an assumed conversion price of $0.01 per share).  Biobridge LLC holds a debenture issued by Thomas Pharmaceutical Acquisition Corp. (“Thomas Acquisition”), an entity unaffiliated with Thomas Pharmaceuticals or iVoice, in the principal amount of $103,200 convertible into Class A Common Stock of Thomas Pharmaceuticals and a debenture issued by Thomas Acquisition in the principal amount of $96,800 convertible into Series B Convertible Preferred Stock of Thomas Pharmaceuticals. The $103,200 of the convertible debentures provide that, at the holder’s option, principal and interest due on the debentures can be converted into the number of shares of Thomas Pharmaceuticals Class A Common Stock determined by dividing the amount of the debenture being converted by a 20% discount to the lowest closing bid price of the Thomas Pharmaceuticals Class A Common Stock for the five trading days before the conversion date. $96,800 of the convertible debentures provide that, at the holder’s option, principal and interest due on the debentures can be converted into the Thomas Pharmaceuticals Series B Convertible Preferred Stock having a stated value of $1,000 per share. The Thomas Pharmaceuticals Series B Convertible Preferred Stock is convertible at the holder’s option into the number of shares of Thomas Pharmaceuticals Class A Common Stock determined by dividing the stated value of the shares of Thomas Pharmaceuticals Series B Convertible Preferred Stock being converted by a 20% discount to the lowest closing bid price of the Thomas Pharmaceuticals Class A Common Stock for the five trading days before the conversion date. There is no limit upon the number of shares that Thomas Pharmaceuticals may be required to issue upon conversion of any of these obligations. The $103,200 convertible debenture was secured with the assets of Thomas Pharmaceuticals, subordinate to the security interest previously granted to iVoice. The net proceeds of $160,000 from the convertible debentures were loaned to Thomas Pharmaceuticals in the form of a Promissory Note. The Promissory Note bears interest at the rate of ten percent per annum and has a term of seven years.

Why iVoice Sent This Document To You

iVoice, Inc. sent you this document because you were an owner of iVoice common stock on the record date. This entitles you to receive a Distribution of one share of Class A Common Stock of Thomas Pharmaceuticals, Ltd., which is currently a wholly-owned subsidiary of iVoice, for every one iVoice share you owned on that date. No action is required on your part to participate in the Distribution and you do not have to pay cash or other consideration to receive your Thomas Pharmaceuticals shares. This document describes Thomas Pharmaceuticals’ business, the relationship between iVoice and Thomas Pharmaceuticals, and how this transaction benefits iVoice and its stockholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of the shares of Thomas Pharmaceuticals stock that you will receive in the Distribution. You should be aware of certain risks relating to the Distribution and Thomas Pharmaceuticals’ businesses, which are described in this document beginning on page 21.

About Us

Thomas Pharmaceuticals, a subsidiary of iVoice, was incorporated on May 19, 2005 as a New Jersey corporation under the name iVoice Acquisition Corp. On January 4, 2006, its name was changed to Thomas Pharmaceuticals, Ltd. Thomas Pharmaceuticals Ltd., a New York corporation (referred to as Thomas Pharmaceuticals NY), was formed on July 20, 2004. On January 6, 2006, iVoice entered into an Agreement and Plan of Merger with Thomas Pharmaceuticals, Thomas Pharmaceuticals NY, and the shareholders of Thomas Pharmaceuticals NY. Under the terms of the Merger Agreement, on January 6, 2006 Thomas Pharmaceuticals NY merged with and into Thomas Pharmaceuticals. The shareholders of Thomas Pharmaceuticals NY exchanged all of their shares of common stock of Thomas Pharmaceuticals NY for 500,000 shares of Thomas Pharmaceuticals Series A Convertible Preferred Stock which shares have been converted into an aggregate of 1,497,147 shares of Class A Common Stock of Thomas Pharmaceuticals immediately prior to the effective date of the registration statement of which this prospectus is a part. The shares of Thomas Pharmaceuticals Class A Common stock held by these stockholders will constitute 2% of the Thomas Pharmaceuticals Class A Common Stock outstanding immediately after the Distribution.

Our executive offices are located at 750 Highway 34, Matawan, New Jersey 07747. Our telephone number is (732) 441-7700. Our company website is located at www.thomaspharmaceuticals.com. Information on our website does not constitute part of this prospectus.

SUMMARY OF THE DISTRIBUTION

Distributing Company
iVoice, Inc. a New Jersey corporation. As used in this prospectus, the term iVoice includes iVoice, Inc. and its wholly-owned and majority-owned subsidiaries, other than Thomas Pharmaceuticals, as of the relevant date, unless the context otherwise requires.

Distributed Company
Thomas Pharmaceuticals, Ltd., a New Jersey corporation. As used in this prospectus, the terms Thomas Pharmaceuticals, the Company, we, our, us and similar terms mean Thomas Pharmaceuticals, Ltd., as of the relevant date, unless the context otherwise requires.

Thomas Pharmaceuticals Shares to be Distributed
iVoice will distribute to iVoice stockholders an aggregate of approximately 73,360,200 shares of Class A Common Stock, no par value per share, of Thomas Pharmaceuticals. Holders of iVoice common stock, other than certain affiliates of iVoice, Inc. will receive one share of Thomas Pharmaceuticals Class A Common Stock for every one share of iVoice common stock that they hold.   Based on approximately 73,478,562 iVoice shares outstanding on the Record Date, as defined below, and approximately 73,360,200 iVoice shares outstanding on the Record Date that will actually participate in the Distribution, one share of Thomas Pharmaceuticals Class A Common Stock will be distributed for every one share of iVoice common stock outstanding on the Record Date that will participate in the Distribution. Thomas Pharmaceuticals currently has 74,857,347 shares of Class A Common Stock outstanding. A 733,602-for-one stock split was accomplished by means of a stock dividend effectuated immediately prior to the effective date of the registration statement of which this prospectus is a part. The 73,360,200 shares of Thomas Pharmaceuticals Class A Common Stock to be distributed will constitute 98% of the Thomas Pharmaceuticals Class A Common Stock outstanding after the Distribution.  The shares of Thomas Pharmaceuticals Class A Common Stock held by the stockholders of Thomas Pharmaceuticals NY will constitute 2% of the Thomas Pharmaceuticals Class A Common Stock outstanding immediately after the Distribution.

Immediately following the Distribution, iVoice and its subsidiaries will not own any shares of Thomas Pharmaceuticals Class A Common Stock but will own convertible debentures in the original principal amount of $710,000 and 550 shares of Series B Convertible Preferred Stock with a stated value of $1,000 per share which are convertible into an indeterminate number of shares of Class A Common Stock of Thomas Pharmaceuticals.  In addition, John E. Lucas and Frank V. Esser, both directors of Thomas Pharmaceuticals, will hold approximately 1% of the outstanding Thomas Pharmaceuticals Class A Common Stock following the Distribution.

The affiliates of iVoice, Inc. who will not be receiving shares in the Distribution are Jerome R. Mahoney and his children.  Mr. Mahoney is the Chairman, President and Chief Executive Officer of iVoice, Inc., and a controlling stockholder of iVoice, Inc.  As of August 1, 2007, Mr. Mahoney beneficially owned approximately 83% of the outstanding shares of iVoice Class A Common Stock (assuming the conversion of outstanding shares of Class B Common Stock and debt held by iVoice, Inc. into shares of iVoice, Inc. Class A Common Stock).   Frank V. Esser, a director of both iVoice and

Thomas Pharmaceuticals, and a stockholder of iVoice, will participate in the Distribution.
Record Date	If you own iVoice shares at the close of business on __________, 2007 (the “Record Date”), then you will receive Thomas Pharmaceuticals Class A Common Stock in the Distribution.
Distribution Date
We currently anticipate that the Distribution will occur shortly after the effective date of the registration statement. If you are a record holder of iVoice stock, instead of physical stock certificates you will receive from Thomas Pharmaceuticals’ transfer agent shortly after the effective date of the registration statement a statement of your book entry account for the shares of Thomas Pharmaceuticals Class A Common Stock distributed to you. If you are not a record holder of iVoice stock because such shares are held on your behalf by your stockbroker or other nominee, your Thomas Pharmaceuticals Class A Common Stock should be credited to your account with your stockbroker or other nominee after the effective date of the registration statement. Following the Distribution, you may request physical stock certificates if you wish, and instructions for making that request will be furnished with your account statement.

Distribution
On the Distribution Date, the distribution agent identified below will begin distributing certificates representing Thomas Pharmaceuticals Class A Common Stock to iVoice stockholders that have requested physical certificates. You will not be required to make any payment or take any other action to receive your shares of Thomas Pharmaceuticals Class A Common Stock into your account as described herein. The distributed shares of Thomas Pharmaceuticals Class A Common Stock will be freely transferable unless you are issued shares in respect of restricted shares of iVoice common stock.

Distribution Ratio
iVoice will distribute to iVoice stockholders an aggregate of approximately 73,360,200 shares of Class A Common Stock of Thomas Pharmaceuticals, based on approximately 73,478,562 iVoice shares outstanding on the record date. Mr. Mahoney has agreed to forego receiving any shares of Thomas Pharmaceuticals Class A Common Stock that he is or would be entitled to receive in the Distribution by virtue of his ownership of either iVoice Class A Common Stock or iVoice Class B Common Stock. The actual number of iVoice shares outstanding on the record date that will participate in the Distribution is 73,360,200. Therefore, for every one share of iVoice common stock that you own of record on ______________, 2007, you will receive one share of Thomas Pharmaceuticals Class A Common Stock. The Distribution ratio is subject to change depending upon the number of outstanding shares of iVoice common stock on the Record Date.

Distribution Agent	Fidelity Transfer Company. Their address is 1800 South West Temple, Suite 301, Salt Lake City, Utah 84115. Their telephone number is (801) 484-7222.
Transfer Agent and Registrar for the Thomas Pharmaceuticals Shares	Fidelity Transfer Company. Their address is 1800 South West Temple, Suite 301, Salt Lake City, Utah 84115. Their telephone number is (801) 484-7222.

Trading Market
We anticipate that Thomas Pharmaceuticals Class A Common Stock will be traded on the Over-the-Counter Bulletin Board under the proposed symbol “_________.” We expect that a market maker will apply for quotation on the Over-the-Counter Bulletin Board on our behalf prior to the Distribution. No public trading market for Thomas Pharmaceuticals Class A Common Stock currently exists. However, a trading market for the entitlement to receive shares of Thomas Pharmaceuticals Class A Common Stock in the Distribution, referred to as a when-issued market, may develop on or after the record date for the Distribution.

Dividend Policy
iVoice has not paid cash dividends in the past. However, the iVoice board of directors has determined that iVoice has sufficient cash available to fund its activities for the foreseeable future and therefore has sufficient cash reserves to declare a dividend of up to $1.5 million payable to all holders of iVoice Class A Common Stock. The board of directors of iVoice determined that a cash dividend of $1.5 million would amount to a sum that would provide a measurable benefit to individual shareholders and at the same time would permit iVoice to retain sufficient cash reserves to fund its future working capital needs. At the annual meeting on March 31, 2006, the board of directors of iVoice received approval from the shareholders to grant discretionary authority for the board of directors to declare a cash dividend to the iVoice Class A Common Stock shareholders of $1.5 million and if so, the size of cash dividend within ninety (90) days from the date shareholders approved the proposal. The board of directors decided not to declare any cash dividend. The declaration and payment of dividends by iVoice in the future will be at the sole discretion of the board of directors.

We anticipate that following the Distribution, Thomas Pharmaceuticals will not pay cash dividends. However, no formal action has been taken with respect to future dividends, and the declaration and payment of dividends by Thomas Pharmaceuticals will be at the sole discretion of the board of directors.

Risk Factors
The Distribution and ownership of Thomas Pharmaceuticals Class A Common Stock involve various risks. You should read carefully the factors discussed under “Risk Factors” beginning on page 21. Several of the most significant risks of the Distribution include:

●     The Distribution may cause the trading price of iVoice Common Stock to decline.

●     Substantial sales of shares of Thomas Pharmaceuticals Class A Common Stock may have an adverse impact on the trading price of Thomas Pharmaceuticals Class A Common Stock.

●     There has not been a prior trading market for Thomas Pharmaceuticals Class A Common Stock and a trading market for Thomas Pharmaceuticals Class A Common Stock may not develop.

●     The Distribution of Thomas Pharmaceuticals Class A Common Stock may result in tax liability to you.

●      iVoice has in the past, and Thomas Pharmaceuticals may in the future, sell or issue unregistered convertible securities which are convertible into common shares of Thomas Pharmaceuticals, without limitations on the number of common shares the securities are convertible into, which could dilute the value of your holdings and could have other negative impacts on your investment.

Federal Income Tax Consequences
iVoice and Thomas Pharmaceuticals do not intend for the Distribution to be tax-free for U.S. federal income tax purposes. You will be required to pay income tax on the value of your shares of Thomas Pharmaceuticals Class A Common Stock received to the extent of the current or accumulated earnings and profits of iVoice. You are advised to consult your own tax advisor as to the specific tax consequences of the Distribution.

Our Relationship with iVoice After the Distribution
Prior to the Distribution, iVoice and Thomas Pharmaceutical entered into a merger agreement, financing agreements and related agreements and have entered or will enter into arrangements for the Distribution. After the Distribution, iVoice will continue to hold $710,000 in principal of convertible debentures and 550 shares of Thomas Pharmaceuticals Series B Convertible Preferred Stock, which are convertible into an indeterminate number of shares of Class A Common Stock. See “Conflicts of Interest.”

iVoice and Thomas Pharmaceuticals have also entered into an administrative services agreement for the provision of certain services by iVoice to Thomas Pharmaceuticals following the Distribution. The administrative services agreement will continue on a month to month basis until Thomas Pharmaceuticals has found replacement services for those services being provided by iVoice or can provide these services for itself. “Certain Relationships and Related Transactions.”

In addition, after the Distribution, we anticipate that two of Thomas Pharmaceuticals’ three directors will also be a director of iVoice. After the Distribution, any arrangements with iVoice that may occur will not be deemed to be on an “arms-length” basis because of the relationships between the boards of directors of Thomas Pharmaceuticals and iVoice, but we will seek to establish terms and conditions at least as favorable as those that could be obtained from an independent third party.

Board of Directors of Thomas Pharmaceuticals
After the Distribution, Thomas Pharmaceuticals is expected to have an initial board of three directors. The initial directors will serve one-year terms. Jerome R. Mahoney, John E. Lucas and Frank V. Esser have been identified to serve on the initial board. Jerome R. Mahoney and Frank V. Esser expect to remain on iVoice’s board following the Distribution Date.

Management of Thomas Pharmaceuticals
Mr. Mahoney will serve as Non-Executive Chairman of the Board of Thomas Pharmaceuticals and will continue to serve as the Chairman, President and Chief Executive Officer of iVoice. John E. Lucas will serve as President and Chief Executive Officer of Thomas Pharmaceuticals. Mr. Mahoney will provide services to Thomas Pharmaceuticals on a part-time basis.

Conflicts of Interest
After the Distribution, Mr. Mahoney, the Non-Executive Chairman of the Board of Thomas Pharmaceuticals, will continue to serve as the Chairman, President and Chief Executive Officer of iVoice. Mr. Mahoney is a controlling stockholder of iVoice, beneficially owning approximately 83% of the outstanding shares of iVoice Class A Common Stock (assuming the conversion of outstanding shares of Class B Common Stock and debt into shares of Class A Common Stock) as of August 1, 2007. Following the Distribution, Mr. Mahoney will own iVoice shares and iVoice will beneficially own approximately 63% of the outstanding shares of Thomas Pharmaceuticals Class A Common Stock (assuming the conversion of outstanding shares of Class B Convertible Preferred Stock and debt into Class A Common Stock at an assumed conversion price of $0.01 per share). iVoice will have the right to convert $710,000 in principal (plus accrued and unpaid interest) of indebtedness into an indeterminate number of shares of Thomas Pharmaceuticals Class A Common Stock. The debentures are convertible at the option of iVoice any time up to maturity at a conversion price equal to 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. For example, if the assumed conversion price for this indebtedness was $.01 per share, iVoice would beneficially own 71,000,000 shares of Class A Common Stock. The convertible debentures are secured by the assets of Thomas Pharmaceuticals. In the event the debentures are redeemed, then Thomas Pharmaceuticals will pay $125,000 plus interest for each $100,000 redeemed. There is no limitation on the number of shares of Class A Common Stock that we may be required to issue to iVoice upon the conversion of this indebtedness.

iVoice also owns 550 shares of Series B Convertible Preferred Stock with a stated value of $1,000 per share.  Each share of Series B Convertible Preferred Stock is convertible at the option of iVoice into the number of shares of Thomas Pharmaceuticals’ Class A Common Stock determined by dividing the stated value of Series B Convertible Preferred Stock being converted by a 20% discount to the lowest closing bid price of the Class A Common Stock for the five trading days before the conversion date. For example, if the assumed conversion price for these shares was $.01 per share, iVoice would beneficially own 55,000,000 shares of Class A Common Stock. There is no limit upon the number of shares of Class A Common Stock that we may be required to issue upon conversion of these shares.

iVoice, as a holder of shares of the Series B Convertible Preferred Stock, is entitled on each matter which the Class A Common Stockholders vote on, to cast the number of votes equal to the number of Class A Common Stock that would be issued upon the conversion of the Series B Convertible Preferred Stock held by that holder, had all of the outstanding Series B Convertible Preferred Stock held by that holder been converted on the record date used for such shareholders vote or meeting. For example, if the conversion price for the Series B Convertible Preferred Stock was $.01 per share, iVoice would have voting rights equal to 55,000,000 shares of Class A Common Stock and would have control over the management and direction of Thomas Pharmaceuticals, including the election of directors, appointment of management and approval of actions requiring the approval of stockholders. The voting rights of iVoice will increase upon the conversion of the debentures held by iVoice into shares of Thomas Pharmaceuticals Class A Common Stock.  Jerome R. Mahoney, as the sole officer of iVoice, has the authority to vote portfolio securities owned by iVoice such as shares of Thomas Pharmaceuticals owned by iVoice.   Mr. Mahoney votes these portfolio securities as directed by the Board of Directors of iVoice, Inc.   Jerome R. Mahoney and Frank V. Esser are directors of iVoice and the approval of both Mr. Mahoney and Mr. Esser is required for any voting

decision.    Mr. Esser is also a stockholder of iVoice and a director of Thomas Pharmaceuticals and will participate in the Distribution.

Mr. Mahoney also serves as the Chairman of the Board of Trey Resources, the President, Chief Executive Officer and Secretary of iVoice Technology and Non-Executive Chairman of the Board of SpeechSwitch.  Mr. Mahoney’s roles with Thomas Pharmaceuticals, iVoice, Trey Resources, iVoice Technology and SpeechSwitch could create, or appear to create, potential conflicts of interest when Mr. Mahoney is faced with decisions that could have different implications for Thomas Pharmaceuticals, iVoice, Trey Resources, iVoice Technology and SpeechSwitch.  These relationships could create, or appear to create, potential conflicts of interest when Thomas Pharmaceuticals’ directors and management are faced with decisions that could have different implications for Thomas Pharmaceuticals, iVoice, Trey Resources, iVoice Technology and SpeechSwitch.  For example, Mr. Mahoney may experience conflicts of interest with respect to the allocation of his time, services and functions among Thomas Pharmaceuticals, iVoice, Trey Resources, iVoice Technology and SpeechSwitch. Other examples include allocating corporate opportunities to any of these five companies including potential business acquisitions.  Additional conflicts may relate to disputes arising out of any agreements between Thomas Pharmaceuticals and iVoice.  Other examples could include activities undertaken by iVoice in the future that could be in direct competition with Thomas Pharmaceuticals. Also, the appearance of conflicts, even if such conflicts do not materialize, might adversely affect the public’s perception of Thomas Pharmaceuticals following the Distribution. Furthermore, Thomas Pharmaceuticals does not have any formal procedure for resolving such conflicts of interest should they arise following the Distribution.

Certain Anti-takeover Effects
Some of the provisions of Thomas Pharmaceuticals’ certificate of incorporation and bylaws may have the effect of making the acquisition of control of Thomas Pharmaceuticals in a transaction not approved by Thomas Pharmaceuticals’ board of directors more difficult.

Stockholder Inquiries
Any persons having inquiries relating to the Distribution should contact the Shareholder Services department of the distribution agent at (801) 484-7222 or Thomas Pharmaceuticals, in writing at Thomas Pharmaceuticals, Ltd., 750 Highway 34, Matawan, New Jersey 07747 Attention: Investor Relations, or by email at information@ivoice.com, or by telephone at (732) 441-7700.

SUMMARY CONDENSED FINANCIAL INFORMATION

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of Thomas Pharmaceuticals as a going concern. Thomas Pharmaceuticals has operated as a non-reporting subsidiary of iVoice since January 2006 and accordingly these financial statements have been derived from the consolidated financial statements and accounting records of iVoice. This information reflects the sales, cost of sale, operating expenses, cash and receivables and accounts payables and debts incurred by this subsidiary during the periods provided. This information includes no allocation of expenses and assets from the parent, iVoice, Inc. Management believes that the information provided is a reasonable representation of the costs that would have been incurred if Thomas Pharmaceuticals had been a stand-alone company. Thomas Pharmaceuticals relies on iVoice for some administrative and other services. These charges are supported by the administrative services agreement discussed elsewhere in this document. These financial statements do not necessarily reflect the financial position, results of operations, and cash flows of Thomas Pharmaceuticals had it been a stand-alone company.

	For the Year Ended December 31, 2006	For the Year Ended December 31, 2005	For the six months Ended June 30, 2007	For the six months Ended June 30, 2006
Statement of Operation Data:
Sales	$179,938	—	$26,707	$2,113
Cost of sales	198,590	—	60,976	27,331
Gross loss	(18,652)	—	(34,269)	(25,218)
Selling, general, and administrative expenses	1,130,053	—	453,902	580,942
Loss before other expenses	(1,148,705)	—	(488,171)	(606,160)
Net Loss before preferred dividends	$(1,442,429)	—	$(641,126)	$(831,072)

	December 31, 2006	December 31, 2005	June 30, 2007	June 30, 2006
Balance Sheet Data:
Current Assets	$161,080	$100	$62,033	$528,762
Intangibles	78,206	—	—	101,146
Liabilities	1,283,919	—	1,766,768	1,041,800
Stockholders’ equity (deficiency)	$(934,494)	$100	$(1,602,893)	$(295,410)

POTENTIAL DILUTION DUE TO CONVERSION AT BELOW MARKET VALUE

The net tangible book value of Thomas Pharmaceuticals as of June 30, 2007 was ($1,116,636) or ($0.01492) per share of Class A Common Stock. We will disburse approximately $100,000 for this offering and it is estimated that the net tangible book value will be $(1,216,636) or $(0.01625) per share of Class A Common Stock as of the date of this filing. Net tangible book value per share is determined by dividing the tangible book value of Thomas Pharmaceuticals (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since no proceeds from this offering will be paid to Thomas Pharmaceuticals, our net tangible book value will be unaffected by this offering, except as discussed above.

If we assume a market price of $0.0125 and a conversion price of $0.01, we will issue approximately 146,000,000 shares of Class A Common Stock (issuance of up to 55,000,000 shares for conversion of the iVoice Series B Convertible Preferred Stock, up to 71,000,000 shares for conversion of the iVoice Convertible Debentures and up to 20,000,000 shares for conversion of Thomas Acquisition Convertible Debentures) our net tangible book value as of date of this prospectus is estimated to be ($1,216,636) or ($0.00551) per share. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.01074 per share and an immediate dilution to new stockholders of $0.01801 per share, or 144.1%.  The following table illustrates the per share dilution:

Assumed market price per share		$0.01250
Net tangible book value before this offering	$(0.01625)
Increase attributable to new investors	$0.01074
Net tangible book value per share after this offering		$(0.00551)
Dilution per share to new stockholders		$0.01801

The assumed conversion price of Thomas Pharmaceuticals Class A Common Stock is based on 80% of the then-existing market price. In order to provide you an example of the dilution per share you may experience, we have prepared the following table showing the dilution per share at various assumed market prices , the increase attributable to new investors and the beneficial ownership of the fully diluted shares outstanding assuming that iVoice converts $710,000 of indebtedness, that iVoice converts $550,000 of Series B Convertible Preferred Stock and the holder of $200,000 of Thomas Pharmaceuticals Acquisition Corp. debentures convert those debentures into shares of Class A Common Stock of Thomas Pharmaceuticals:

Assumed Market Price	Assumed Conversion Price	No. of Shares to be issued	Beneficial Ownership of Fully Diluted Shares Outstanding			Increase Attributable to New Investors	Dilution per Share to New Investors
			iVoice, Inc.	Thomas Acquisition	Existing Shareholders
$0.01250	$0.0100	146,000,000	57.0%	9.1%	33.9%	$0.01074	$0.01801
$0.00938	$0.0075	194,666,667	62.3%	9.9%	27.8%	$0.01174	$0.01389
$0.00625	$0.0050	292,000,000	68.7%	10.9%	20.4%	$0.01293	$0.00957
$0.00313	$0.0025	584,000,000	76.5%	12.1%	11.4%	$0.01440	$0.00498

RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information in this prospectus. The following risks relate principally to the Distribution and Thomas Pharmaceuticals’ business.

If any of the following risks and uncertainties develops into actual events, the business, financial condition or results of operations of Thomas Pharmaceuticals could be materially adversely affected. If that happens, the trading prices of Thomas Pharmaceuticals shares could decline significantly.

The risk factors below contain forward-looking statements regarding the Distribution and Thomas Pharmaceuticals. Actual results could differ materially from those set forth in the forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” below.

Risks Related to Our Business

Thomas Pharmaceuticals has had limited product sales and is unable to fill any orders for Acid+All® at this time.

Our one product, Acid+All®, has had limited sales to date. During the year ended December 31, 2006 we generated approximately $179,938 in revenues from product sales.  Product sales have decreased substantially during the first six months of 2007.  For the six months ended June 30, 2007, we generated approximately $26,707 in revenues from sales of Acid+All®.   As of March 1, 2007 we were shipping Acid+All® to 40 major national and regional retailers.  During 2006 and the first two quarters of 2007 the product was available through additional retailers who decided to no longer carry the Acid+All® product since we did not have the financial resources for necessary sales and marketing activities at that time.  We are currently not shipping Acid+All® to any retailers.  The only sales of Acid+All®  at this time are sales of remaining products on the shelves of retailers who previously ordered Acid+All®.  Currently, we have no new orders for our product and if we were to receive any order for the Acid+All® product we would be unable to fill such order since our contract packager has ceased packaging the Acid+All® product based on our financial condition and we have no packaged products in inventory.  If we are able to obtain necessary financing we may be able to enter into a new arrangement with a contractor to package Acid+All® and may be able to develop new contracts with retailers.  However, no such assurance can be given that we will be able to obtain financing or enter into any new contracts with retailers or a packager.

Thomas Pharmaceuticals has a history of operating losses and has been unprofitable since inception.

We incurred net losses of approximately $1,489,594 during the year ended December 31, 2006 and $668,399 for the six months ended June 30, 2007. We expect to incur substantial additional operating losses in the future. We cannot assure you that we will continue to generate revenues from operations or achieve profitability in the near future or at all.  We may continue to operate at a loss for the foreseeable future and we cannot estimate when or if we will achieve profitability. If we continue to have operating losses, there is no certainty that we will have the financial resources to continue in business.

Thomas Pharmaceuticals will not be able to continue in business unless it obtains financing or enters into a merger, acquisition or similar transaction.

Our primary source of financing has been through the issuance of convertible debentures and Series B Preferred Stock to iVoice, Inc. We need to raise significant financing in order to fund our ongoing operations until such time that the sale of products generates enough revenue to fund operations.  There can be no assurance as to the receipt or timing of financing or revenues from operations.  We anticipate that our operations will require at least $190,000 per quarter.  These quarterly expenses are anticipated to consist of the following: payroll and benefits of $60,500, occupancy costs of $7,000, professional fees of $30,500, advertising of $30,000, net interest expenses of $24,000, contract sales management of $20,000, liability insurance of $7,000 and miscellaneous administrative expenses of $11,000.  We anticipate that we will require financing on an ongoing basis for the foreseeable future to fund our working capital needs.

Based on the operational developments described above and the lack of financing, management is currently evaluating the business of the Company.  Thomas Pharmaceuticals will not be able to continue in the business of selling Acid+All®  or engage in any other related or unrelated business unless it obtains financing or enters into a merger, consolidation, reorganization, joint venture, license, purchase or sale of assets, purchase or sale of stock, or other similar transaction.  Any such merger, acquisition or other transaction may be with a company which has a business outside the current field of operations of Thomas Pharmaceuticals.  Management of Thomas Pharmaceuticals is actively seeking a potential merger or acquisition candidate.  There can be no assurance that any acquisition plan will be successfully implemented. Thomas Pharmaceuticals may not be able to identify, successfully integrate or profitably manage any such businesses or operations.  Currently, Thomas Pharmaceuticals has no plans, proposals or arrangements, either orally or in writing, regarding any specific proposed acquisition or merger.

Thomas Pharmaceuticals currently faces a multitude of interrelated problems that stem from a lack of financing.

We currently face a multitude of problems which have a significant impact on us.  These problems each stem from a lack of financing and are interrelated.  As a result of not having adequate financing for sales and marketing activities retailers that previously carried the Acid+All® product stopped ordering such product.   This in turn resulted in our packager to stop packaging the Acid+All® product.  Without a packager for the product we are not able to deliver any products to any retailers that would be willing at this time or in the future to place the Acid+All® product on their shelves.  In addition, if we are not able to obtain adequate financing we will not be able to engage in any future sales or marketing activities and it is unlikely that retailers will carry the Acid+All® product in the future, once a packager is in place, unless financial resources are available for such sales and marketing activities.   Accordingly, if we are unsuccessful in obtaining financing or entering into a merger, acquisition or other transaction we will be unable to solve the multitude of problems that we currently face as a result of not having adequate financing and it will be unlikely that our business will be able to continue.

The sales cycle for products of Thomas Pharmaceuticals is lengthy and there is no guaranty of resulting sales.

The average marketing and sales cycle for new products such as ours is lengthy and can be as long as 18 months. Accordingly, the time lag from initiation of marketing efforts to final sales can be lengthy and there is no guaranty that the expenditure of significant time and resources will result in sales.

The long payment cycle and exposure to losses on sales of products may have a negative effect on our business, results of operations and financial condition.

As is the case with many suppliers of over-the-counter healthcare products to retailers such as drug store chains, we ship our products to vendors in advance of sale to the consumer and in certain cases will not receive payment from the vendors until after the product is scanned at the cash register and the sale to the consumer is made (known as pay-on-scan). We generally offer a return policy for unsold products. We often have inventory that is outstanding with our vendors that is available for sale but is not yet sold or paid for. In addition, we extend credit and have sales guarantees pursuant to arrangements with certain vendors. Several of our large customers have provisions in their agreements that delay payments to us until there is a steady flow of products being sold. In some cases, we also offer an unlimited return policy for slow moving products. Exposure to losses on receivables and pursuant to sales guarantees is expected to vary by customer due to how the products are being purchased by the customers (end-users). Our cash flow will therefore generally lag behind our inventory shipment and sales and unless we are able to put our products in the hands of a significant number of consumers, our business, results of operations and financial condition may suffer significantly. In addition, we may not have sufficient cash flow to purchase additional inventory when needed for delivery to vendors or for operations. We believe that we may continue to operate at a negative cash flow for certain periods in the future due to these factors. If we are unable to consistently generate sustained positive cash flow from operations, we must rely on debt or equity financing.

Thomas Pharmaceuticals may have difficulty in expanding its retail distribution network, which will limit its ability to sell sufficient quantities of products or grow its market share to create profits.

Our business model depends greatly on our ability to place our products on retail shelves for availability to consumers. In order to compete effectively, gain market share and generate sufficient net sales, we must expand our distribution network. Our targeted retailers are very protective of their limited shelf space. Our business model depends on us being able to convince retailers that they will benefit from adding our products to their inventory. If stores and distributors are unwilling or unable to do so, we may not be able to sell sufficient quantities of products in order to create profits. Our failure to develop, maintain and continually improve our distribution network could give rise to a loss of market share or an inability to attain sufficient market share in order to create profits.

As described above, as of March 1, 2007 Thomas Pharmaceuticals was shipping Acid+All® to 40 major national and regional retailers.  During 2006 and the first quarter of 2007 the product was available through additional retailers who decided to no longer carry the Acid+All® product since Thomas Pharmaceuticals did not have the financial resources for necessary sales and marketing activities at that time. Thomas Pharmaceuticals is currently not shipping Acid+All® to any retailers.  The only sales of Acid+All®  at this time are sales of remaining products on the shelves of retailers who previously ordered Acid+All®.  Currently, Thomas Pharmaceuticals has no new orders for its product and if it were to receive any order for the Acid+All® product it would be unable to fill such order since its contract packager has ceased packaging the Acid+All® product based on the financial condition of the Company and the Company has no packaged products in inventory.   In addition, we currently do not have long-term sale or supply agreements with any retail distributors and we do not have any agreements with any retail distributors to carry our products exclusively or for any period of time. Therefore, any retail distributors who sell our products may purchase products that compete with our products or cease purchasing our products at any time.

Thomas Pharmaceuticals has a working capital loss, which means that the current assets on June 30, 2007 were not sufficient to satisfy the current liabilities.

We currently have a working capital deficit, which means that our current liabilities exceed our current assets. At June 30, 2007 our working capital deficit was $443,545. Current assets are assets that are expected to be converted to cash or otherwise utilized within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets are not sufficient to satisfy all of our current liabilities.

Thomas Pharmaceuticals will face many of the difficulties that companies in the early stage may face.

As a result of our limited operating history, it may be difficult for you to assess our growth and earnings potential. We may face many of the difficulties that companies in the early stages of their development in new and evolving markets often face as they are described below. We may continue to face these difficulties in the future, some of which may be beyond our control. If we are unable to successfully address these problems, our future growth and earnings will be negatively affected.

Thomas Pharmaceuticals has no operating history as a separate public company and may be unable to operate profitably as a stand-alone company.

Although iVoice has operated as a reporting public company since 2000 and has sold computerized telephony software since 1997, Thomas Pharmaceuticals does not have an operating history as a separate public company. Since Thomas Pharmaceuticals has only been a subsidiary of iVoice as of January 6, 2006 it has been able to rely, to some degree, on iVoice for capital requirements. After the Distribution, Thomas Pharmaceuticals will be able to rely only on its own business for such requirements. The business of Thomas Pharmaceuticals has operated at a loss in the past for iVoice, and as an independent company such losses may continue or increase. Additionally, since January 2006 Thomas Pharmaceuticals’ business has relied on iVoice for financial, administrative and managerial expertise in conducting its operations. Following the Distribution, Thomas Pharmaceuticals will maintain its own credit and banking relationships and perform its own financial and investor relations functions. Thomas Pharmaceuticals may not be able to successfully put in place the financial, administrative and managerial structure necessary to operate as a separate public company, and the development of such structure will require a significant amount of management’s time and other resources.

The historical information of Thomas Pharmaceuticals has limited relevance to its results of operations as a separate company.

The historical financial information of Thomas Pharmaceuticals included in this prospectus does not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone entity during the periods presented or what our results of operations, financial position and cash flows will be in the future. This is because iVoice did not account for us as, and we were not operated as, a single stand-alone business for the periods presented. For more information about the preparation of our financial statements from the financial statements of iVoice, see “Summary Financial Information” and “Management’s Discussion and Analysis or Plan of Operation.”

Thomas Pharmaceuticals has received a going concern opinion from its independent auditors that describes the uncertainty regarding its ability to continue as a going concern.

Thomas Pharmaceuticals has received a report from its independent auditors for the fiscal year ended December 31, 2006 and for the period May 19, 2005 (inception) through December 31, 2005, containing an explanatory paragraph that describes the uncertainty regarding Thomas Pharmaceuticals’ ability to continue as a going concern due to its operating losses and capital deficit.

We anticipate that our operations will require at least $190,000 per quarter.  These quarterly expenses are anticipated to consist of the following: payroll and benefits of $60,500, occupancy costs of $7,000, professional fees of $30,500, advertising of $30,000, net interest expenses of $24,000, contract sales management of $20,000, liability insurance of $7,000 and miscellaneous administrative expenses of $11,000.

The financial statements of Thomas Pharmaceuticals have been prepared on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our ability to continue as a going concern is dependent on additional sources of capital.  We have not made any adjustments to our financial statements as a result of the going concern modification to the report of our independent registered public accounting firm. If we become unable to continue as a going concern, we could have to liquidate our assets, which means that we are likely to receive significantly less for those assets than the values at which such assets are carried on our financial statements. Any shortfall in the proceeds from the liquidation of our assets would directly reduce the amounts, if any, that holders of our common stock could receive in liquidation.

Our future success is dependent upon our ability to achieve profitable operations and generate cash from operating activities, and upon additional financing. We will need to raise approximately $760,000 to sustain our operations over the next twelve months.  There is no guarantee that we will be able to raise enough capital or generate revenues to sustain our operations. In addition, our going concern opinion may negatively impact our ability to raise necessary funds.

There can be no assurance that management’s plans to raise additional capital will be successful, and other unforeseeable actions may become necessary. Any inability to raise capital may require us to reduce the level of our operations. Such actions would have a material adverse effect on us, our business and operations and result in charges that would be material to our business and results of operations.

Thomas Pharmaceuticals’ future revenue and operating results are unpredictable and may fluctuate, which could cause Thomas Pharmaceuticals’ stock price to decline.

Our short operating history and the competitive market in which we operate make it difficult to accurately forecast our revenues and operating results.  Our operating results are unpredictable and we expect them to fluctuate in the future due to a number of factors. These factors may include, among others:

●	the timing of sales of our products, particularly in light of our minimal sales history;

●	lengthy sales and payment cycles;

●	market acceptance of products;

●	reliance on a limited number of key customers;

●	need for additional funding;

●	the introduction of competitive products by existing or new competitors;

●	reduced demand for any given product;

●	unexpected delays in introducing new products;

●	increased expenses, whether related to sales and marketing, product development or administration; and

●	costs related to possible acquisitions of products or businesses.

Due to these factors, forecasts may not be achieved, either because expected revenues do not occur or because they occur at lower prices or on terms that are less favorable to us. In addition, these factors increase the chances that our results could diverge from the expectations of investors and analysts. If so, the market price of our stock would likely decline.

Thomas Pharmaceuticals has in the past and may in the future sell convertible securities, possibly without limitations on the number of shares of common stock the securities are convertible into, which could dilute the value of the holdings of current stockholders and have other detrimental effects on your holdings.

We have relied on the issuance of convertible debentures and convertible preferred stock to obtain working capital and may continue to do so in the future. As of the date of this prospectus, there are outstanding $910,000 in principal of convertible debentures ($710,000 in principal issued by us to iVoice and

$200,000 in principal issued by Thomas Pharmaceutical Acquisition Corp. to Biobridge LLC) and 550 shares of Series B Convertible Preferred Stock with a stated value of $1,000 per share convertible into our shares issued by us to iVoice. $813,200 of the convertible debentures provide that, at the holder’s option, principal and interest due on the debentures can be converted into the number of shares of Class A Common Stock determined by dividing the amount of the debenture being converted by a 20% discount to the lowest closing bid price of the Class A Common Stock for the five trading days before the conversion date. $96,800 of the convertible debentures provide that, at the holder’s option, principal and interest due on the debentures can be converted into the Series B Convertible Preferred Stock having a stated value of $1,000 per share. The Series B Convertible Preferred Stock is convertible at the holder’s option into the number of shares of Thomas Pharmaceuticals’ Class A Common Stock determined by dividing the stated value of the shares of Series B Convertible Preferred Stock being converted by a 20% discount to the lowest closing bid price of the Class A Common Stock for the five trading days before the conversion date. If we assume a market price of $0.0125 and a conversion price of $0.01, we will issue approximately 146,000,000 shares of Class A Common Stock (issuance of up to 55,000,000 shares for conversion of the iVoice Series B Convertible Preferred Stock, up to 71,000,000 shares for conversion of the iVoice Convertible Debentures and up to 20,000,000 shares for conversion of Thomas Acquisition Convertible Debentures) our net tangible book value as of date of this filing is estimated to be ($1,144,236) or ($0.00518) per share. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.00876 per share and an immediate dilution to new stockholders of $0.01768 per share, or 141.4%.   There is no limit upon the number of shares that we may be required to issue upon conversion of any of these obligations.

The following is an example of the amount of shares of Thomas Pharmaceuticals Class A Common Stock that are issuable upon conversion of $1,460,000 of principal of our convertible debentures and Series B Preferred Stock, based on various market prices:

Assumed Market Price	Assumed Conversion Price	No. of Shares to be issued	Percentage of Stock Issuable
$0.01250	$0.0100	146,000,000	66.11%
$0.00938	$0.0075	194,666,667	72.23%
$0.00625	$0.0050	292,000,000	79.59%
$0.00313	$0.0025	584,000,000	88.64%

$713,200 in principal of convertible debentures are secured by substantially all of our assets.

In order to obtain working capital in the future, we may issue additional equity securities and convertible obligations.

In the event that the price of Thomas Pharmaceuticals Class A Common Stock decreases, and our convertible obligations (or any other convertible obligations we may issue) are converted into shares of Thomas Pharmaceuticals Class A Common Stock:

●	the percentage of shares outstanding that will be held by these holders upon conversion will increase accordingly,

●	increased share issuance, in addition to a stock overhang of an indeterminable amount, may depress the price of Thomas Pharmaceuticals Class A Common Stock,

●	the sale of a substantial amount of convertible securities to relatively few holders could effectuate a possible change in control of Thomas Pharmaceuticals, and

●
in the event of our voluntary or involuntary liquidation while the secured convertible debentures are outstanding, the holders of those securities will be entitled to a preference in distribution of our property.

In addition, if the market price declines significantly, we could be required to issue a number of shares of Class A Common Stock sufficient to result in our current stockholders not having an effective vote in the election of directors and other corporate matters. In the event of a change in control of Thomas Pharmaceuticals, it is possible that the new majority stockholders may take actions that may not be consistent with the objectives or desires of our current stockholders.

We are required to convert our existing convertible obligations based upon a 20% discount to the market price of our common stock. As a result, the lower the market price of Thomas Pharmaceuticals Class A Common Stock, the larger the number of shares we will have to issue to the holders of our convertible obligations. Any sale of convertible obligations may result in a very large conversion at one time.

For more information, please see “Potential Dilution Due to Conversion at Below Market Price.”

Thomas Pharmaceuticals may not be able to access sufficient funds when needed.

We are dependent on external financing to fund our operations. For the year ended December 31, 2006 and the six months ended June 30, 2007, we reported net cash used in operating activities of $1,204,961 and $167,554, respectively, and will require financing for working capital to meet our operating obligations.  Cash reserves at June 30, 2007 are not sufficient to sustain our operations at these levels and we anticipate that we will require financing on an ongoing basis for the foreseeable future to fund our working capital needs.  We will need to raise approximately $760,000 to sustain our operations over the next twelve months.  There is no guarantee that we will be able to raise enough capital or generate revenues to sustain our operations. In addition, our going concern opinion may negatively impact our ability to raise necessary funds.   See “Management’s Discussion and Analysis or Plan of Operation - Liquidity and Capital Resources.” We cannot assure you that we will be able to access such financing in sufficient amounts or at all when needed. Our inability to obtain sufficient financing would have an immediate material adverse effect on us, our financial condition and our business.

Thomas Pharmaceuticals’ stockholders may experience significant dilution if future equity offerings are used to fund operations or acquire businesses.

If working capital or future acquisitions are financed through the issuance of equity securities, Thomas Pharmaceuticals stockholders would experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of the Thomas Pharmaceuticals Class A Common Stock.

The conversion of outstanding debt obligations into equity securities would have a dilutive effect on Thomas Pharmaceuticals shareholders. Further, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of the Thomas Pharmaceuticals Class A Common Stock.

Thomas Pharmaceuticals’ obligations under the secured convertible debentures are secured by substantially all of its assets.

Our obligations under $610,000 in principal of secured convertible debentures issued by Thomas Pharmaceuticals to iVoice are secured by substantially all of our assets. In addition, $103,800 in principal of secured convertible debentures issued by Thomas Pharmaceutical Acquisition Corp., an entity unaffiliated with iVoice or Thomas Pharmaceuticals, are secured, subject to the prior security interest of iVoice, by substantially all of our assets.  The net proceeds of $160,000 from the convertible debentures were loaned by Thomas Acquisition to Thomas Pharmaceuticals and Thomas Pharmaceuticals executed a Promissory Note for such funds.  In exchange for and in consideration of Biobridge LLC purchasing the Thomas Acquisition secured convertible debenture and thereby permitting Thomas Acquisition to loan the net proceeds to Thomas Pharmaceuticals for operations, Thomas Pharmaceuticals agreed to have the Thomas Acquisition convertible debenture secured with assets of Thomas Pharmaceuticals and convertible into shares of Thomas Pharmaceuticals.  As a result, if we default under the terms of the secured convertible debentures issued by us or Thomas Acquisition, the secured lenders could foreclose on their security interests and liquidate all of our assets. This would cause operations to cease.

Members of Thomas Pharmaceuticals’ Board of Directors and management may have conflicts of interest after the Distribution; Thomas Pharmaceuticals does not have any formal procedure for resolving conflicts in the future.

After the Distribution, Mr. Mahoney, the Non-Executive Chairman of the Board of Thomas Pharmaceuticals, will continue to serve as the Chairman, President and Chief Executive Officer of iVoice. Mr. Mahoney is a controlling stockholder of iVoice, beneficially owning approximately 83% of the outstanding shares of iVoice Class A Common Stock (assuming the conversion of outstanding shares of Class B Common Stock and debt into shares of Class A Common Stock) as of August 1, 2007.  Following the Distribution, Mr. Mahoney will own iVoice shares and iVoice will beneficially own approximately 63% of the outstanding shares of Thomas Pharmaceuticals Class A Common Stock (assuming the conversion of outstanding shares of Class B Convertible Preferred Stock and debt into Class A Common Stock at an assumed conversion price of $0.01 per share).  iVoice will have the right to convert $710,000 in principal (plus accrued and unpaid interest) of indebtedness into an indeterminate number of shares of Thomas Pharmaceuticals Class A Common Stock. The debentures are convertible at the option of iVoice any time up to maturity at a conversion price equal to 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. For example, if the assumed conversion price for this indebtedness was $.01 per share, iVoice would beneficially own 71,000,000 shares of Class A Common Stock.  The convertible debentures are secured by the assets of Thomas Pharmaceuticals. In the event the debentures are redeemed, then Thomas Pharmaceuticals will pay $125,000 plus interest for each $100,000 redeemed. There is no limitation on the number of shares of Class A Common Stock that we may be required to issue to iVoice upon the conversion of this indebtedness.

iVoice also owns 550 shares of Series B Convertible Preferred Stock with a stated value of $1,000 per share.  Each share of Series B Convertible Preferred Stock is convertible at the option of iVoice into the number of shares of Thomas Pharmaceuticals’ Class A Common Stock determined by dividing the stated value of Series B Convertible Preferred Stock being converted by a 20% discount to the lowest closing bid price of the Class A Common Stock for the five trading days before the conversion date.  For example, if the assumed conversion price for these shares was $.01 per share, iVoice would beneficially own 55,000,000 shares of Class A Common Stock.There is no limit upon the number of shares of Class A Common Stock that we may be required to issue upon conversion of these shares.

iVoice, as a holder of shares of the Series B Convertible Preferred Stock, is entitled on each matter which the Class A Common Stockholders vote on, to cast the number of votes equal to the number of Class A Common Stock that would be issued upon the conversion of the Series B Convertible Preferred Stock held by that holder, had all of the outstanding Series B Convertible Preferred Stock held by that holder been converted on the record date used for such shareholders vote or meeting. For example, if the conversion price for the Series B Convertible Preferred Stock was $.01 per share, iVoice would have voting rights equal to 55,000,000 shares of Class A Common Stock, or 42.4% of the eligible voting rights and could have control over the management and direction of Thomas Pharmaceuticals, including the election of directors, appointment of management and approval of actions requiring the approval of stockholders. The voting rights of iVoice will also increase upon the conversion of the debentures held by iVoice into shares of Thomas Pharmaceuticals Class A Common Stock.  Jerome R. Mahoney, as the sole officer of iVoice, has the authority to vote portfolio securities owned by iVoice such as shares of Thomas Pharmaceuticals owned by iVoice.   Mr. Mahoney votes these portfolio securities as directed by the Board of Directors of iVoice, Inc.   Jerome R. Mahoney and Frank V. Esser are directors of iVoice and the approval of both Mr. Mahoney and Mr. Esser is required for any voting decision.   Mr. Esser is also a stockholder of iVoice and a director of Thomas Pharmaceuticals and will participate in the Distribution.

Mr. Mahoney also serves as the Chairman of the Board of Trey Resources, the President, Chief Executive Officer and Secretary of iVoice Technology and Non-Executive Chairman of the Board of SpeechSwitch.  Mr. Mahoney’s roles with Thomas Pharmaceuticals, iVoice, Trey Resources, iVoice Technology and SpeechSwitch could create, or appear to create, potential conflicts of interest when Mr. Mahoney is faced with decisions that could have different implications for Thomas Pharmaceuticals, iVoice, Trey Resources, iVoice Technology and SpeechSwitch.  These relationships could create, or appear to create, potential conflicts of interest when Thomas Pharmaceuticals’ directors and management are faced with decisions that could have different implications for Thomas Pharmaceuticals, iVoice, Trey Resources, iVoice Technology and SpeechSwitch.  For example, Mr. Mahoney may experience conflicts of interest with respect to the allocation of his time, services and functions among Thomas Pharmaceuticals, iVoice, Trey Resources, iVoice Technology and SpeechSwitch. Other examples include allocating corporate opportunities to any of these five companies including potential business acquisitions.  Additional conflicts may relate to disputes arising out of any agreements between Thomas Pharmaceuticals and iVoice.  Other examples could include activities undertaken by iVoice in the future that could be in direct competition with Thomas Pharmaceuticals. Also, the appearance of conflicts, even if such conflicts do not materialize, might adversely affect the public’s perception of Thomas Pharmaceuticals following the Distribution. Furthermore, Thomas Pharmaceuticals does not have any formal procedure for resolving such conflicts of interest should they arise following the Distribution.

If Thomas Pharmaceuticals loses the services of its key personnel, its business may suffer.

We currently only have two employees, one full-time and one part-time.  We are dependent on our key officer John E. Lucas, our Chief Executive Officer.  The loss of Mr. Lucas could materially harm our business because of the cost and time necessary to retain and train a replacement. Such a loss would also divert management attention away from operational issues.  To minimize the effects of such loss, we have entered into an employment contract with Mr. Lucas.

We have no key man insurance on any of our employees and do not expect to obtain such insurance in the future. If we lose the services of any key personnel and such personnel can not be replaced on a timely basis our business may suffer.

Thomas Pharmaceuticals employment agreements are a significant expense for our company.

We have entered into an employment agreement with John E. Lucas, our Chief Executive Officer, pursuant to which we agreed to pay Mr. Lucas the sum of $60,000 the first year with an annual increase based on the Consumer Price Index every year thereafter.  We also agreed to pay Mr. Lucas an annual cash bonus based upon the net sales of the Company. The compensation payable to Mr. Lucas under the agreement may be paid in the form of cash, debt or shares of Class B Common Stock at the option of the Company.

In the event Mr. Lucas’s employment agreement is terminated by us for cause or due to Mr. Lucas’s disability or retirement, we will pay him any unpaid compensation through the date of termination.  In the event Mr. Lucas’s employment agreement is terminated due to Mr. Lucas’s death, we will pay to his estate all earned but unpaid compensation through the date of termination. In the event Mr. Lucas’s employment agreement is terminated by us without cause or by Mr. Lucas for good reason, Mr. Lucas will be entitled to receive any unpaid compensation through the date of termination, any unpaid bonus earned with respect to the fiscal year ending on or preceding the date of termination, and a one-time lump sum payment equal to four week’s base salary.

In addition, we have entered into an employment agreement with Mr. Mahoney which will become effective at the time of the Distribution pursuant to which Mr. Mahoney will serve as our Non-Executive Chairman of the Board for a term of five years. As consideration, we agreed to pay Mr. Mahoney the sum of $85,000 the first year with an annual increase based on the Consumer Price Index every year thereafter. The compensation payable to Mr. Mahoney under the agreement may be paid in the form of cash, debt or shares of Class B Common Stock at the option of Mr. Mahoney.

Our employment agreement with Mr. Mahoney provides for significant severance payments in certain events.  In the event Mr. Mahoney’s employment agreement is terminated by us for cause or due to Mr. Mahoney’s disability or retirement, we will pay him his full base salary for five years from the date of termination at the highest salary level under the agreement.  In addition, in the event Mr. Mahoney’s employment agreement is terminated by us within three years following a change in control, as defined in the employment agreement, or by Mr. Mahoney for good reason (as defined in the employment agreement) within three years following a change in control, Mr. Mahoney will be entitled to receive a severance payment up to three hundred percent, less $100, of his gross income for services rendered to us in each of the five prior calendar years (or shorter period during which Mr. Mahoney has been employed by us).

The combined salary obligations of Mr. Lucas and Mr. Mahoney total $145,000 per year, which is a significant expense and use of funds for the Company which has limited operations and resources.  We currently do not have funds available to pay these salaries.  In addition, the severance provisions with Mr. Lucas and Mr. Mahoney may be additional significant expenses for us in the event those agreements are triggered.  In particular, the agreement with Mr. Mahoney would make it very costly for us to terminate Mr. Mahoney.  Such costs may also discourage potential acquisition proposals, which may negatively affect our stock price.

Potential future business acquisitions by Thomas Pharmaceuticals may be unpredictable and may cause its business to suffer.

We may seek to expand our operations through the acquisition of additional businesses. These potential acquired additional businesses may be outside our current field of operations. We may not be able to identify, successfully integrate or profitably manage any such businesses or operations. The proposed expansion may involve a number of special risks, including possible adverse effects on our operating results, diversion of management attention, inability to retain key personnel, risks associated with unanticipated events and the financial statement effect of potential impairment of acquired intangible assets, any of which could have a materially adverse effect on our business, financial condition and results of operations. In addition, if competition for acquisition candidates or assumed operations were to increase, the cost of acquiring businesses or assuming customers’ operations could increase materially.

Our inability to implement and manage our expansion strategy successfully may have a material adverse effect on our business and future prospects. Furthermore, through the acquisition of additional businesses, we may effect a business acquisition with a target business which may be financially unstable, under-managed, or in its early stages of development or growth. While we may, under certain circumstances, seek to effect business acquisitions with more than one target business, as a result of limited resources, in all likelihood, will have the ability to effect only a single business acquisition at one time. Currently, we have no plans, proposals or arrangements, either orally or in writing, regarding any proposed acquisitions.  In addition, although there are no current plans to do so, we may change our strategy for the development and marketing of our products in the future and our business plan might not be implemented as set forth herein.

If Thomas Pharmaceuticals is unable to successfully compete in the over-the-counter non-prescription healthcare product industry its business and financial condition will be significantly negatively impacted.

The over-the-counter non-prescription healthcare product industry is extremely competitive and consists of major domestic and international pharmaceutical, cosmetic, consumer products and other companies, most of which have financial, technical, manufacturing, distribution, marketing, sales and other resources substantially greater than ours and who hold significant market share. Our Acid+All® tablets primarily compete with over-the-counter antacid products, such as Rolaids® and Tums®.  We compete by bringing style and substance to traditional categories of consumer health care products to create new upscaled products. Our competitors may introduce more effective or less expensive products or products with greater market recognition or acceptance, including prescription antacids, which could compete with our products and have a significant negative impact on our business and financial condition.

Thomas Pharmaceuticals may not achieve the market acceptance of its products necessary to generate revenues.

To date we have had limited sales of our one product - Acid+All®. Our products may not achieve market acceptance. Market acceptance will depend on a number of factors, including:

●	the effectiveness of our products;

●	our ability to keep production costs low;

●	our ability to successfully market our products; and

●	timely introductions of new products.

We lack the capital needed to bring any future products to market at this time.

If our Acid+All® product fails to achieve market acceptance and significant sales, we will not be able to generate revenue from the sale of this product and may not continue in business.

Thomas Pharmaceuticals may fail to develop new products, or may incur unexpected expenses or delays.

We currently rely on a single product, Acid+All®,  which has had limited sales to date.  We lack the capital needed to bring any future products to market at this time.  Future products may include product extensions of Acid+All®, flavored and effervescent versions of Acid+All® and an Acid+All® acid reducer, depending upon financing.  We do not currently have any of these products in development and do not expect to launch any new products in the near future due to our lack of financial resources.

Due to the risks inherent in developing new products—limited financing, competition, obsolescence, loss of key personnel, and other factors—we may fail to develop these new products, or may experience lengthy and costly delays in doing so. It will be important for us to be able to develop and market new products. We cannot assure that we will be able to develop new products in order to remain competitive. Our introduction of new products will be subject to the inherent risks of unforeseen problems and delays. We cannot assure you that our efforts to develop, market and sell our products will be successful.

Thomas Pharmaceuticals may grow in excess of its ability to manage growth, which could result in inefficiencies.

We believe that growth of our business may strain our management and operations. As our business grows we intend to increase our workforce. Our ability to manage growth depends in part upon our ability to expand our operating, management, information and financial systems, which may significantly increase our future operating expenses. We cannot assure you that our business will grow in the future or that we will be able to effectively manage our growth.

Thomas Pharmaceuticals relies on strategic relationships to distribute and sell its products, the loss of which would cause its revenues to decrease.

Our success relies in great part on establishing and maintaining strategic relationships with retailers, such as major drug store chains, to distribute and sell our products.   As of March 1, 2007 we were shipping Acid+All® to 40 major national and regional retailers.  During 2006 and the first two quarters of 2007 the product was available through additional retailers who decided to no longer carry the Acid+All® product since we did not have the financial resources for necessary sales and marketing activities at that time. We are currently not shipping Acid+All® to any retailers.  The only sales of Acid+All®  at this time are sales of remaining products on the shelves of retailers who previously ordered Acid+All®.  Currently, we have no new orders for its product and if we were to receive any order for the Acid+All® product it would be unable to fill such order since our contract packager has ceased packaging the Acid+All® product based on our financial condition and we have no packaged products in inventory.  If Thomas Pharmaceuticals is able to obtain necessary financing it may be able to enter into a new arrangement with a contractor to package Acid+All® and may be able to develop new contracts with retailers.  However, no such assurance can be given that Thomas Pharmaceuticals will be able to obtain financing or enter into any new contracts with retailers or a packager.   Our inability to establish or maintain strategic relationships with retailers may reduce our revenues and increase our losses from operations.

Thomas Pharmaceuticals’ business depends upon third party manufacturers, the loss or unavailability of which would require it to find substitute manufacturers, resulting in delays in production and additional expenses.

Our Acid+All® product is produced for us by a third party manufacturer. The Acid+All® tablets are being manufactured for us by Contract Pharmacal Corporation, an established contract manufacturer headquartered in Hauppauge, New York, which has been approved by the U.S. Food and Drug Administration, or FDA. This manufacturer is responsible for supplying the formula ingredients for Acid+All®. We do not have a contract with this manufacturer. This manufacturer may not continue to maintain its FDA certification or continue to be willing or able to produce our products for us at reasonable prices or at all. If for any reason this company discontinues production of our products at a time when we have a low volume of inventory on hand or are experiencing a high demand for our products, significant delays in production of our products and interruption of our product sales may result as we seek to establish a relationship and commence production with a new manufacturer.

The Acid+All® tablets were packaged by Denison Pharmaceuticals, Inc. a Pawtucket, Rhode Island-based, FDA-registered pharmaceutical contract packer. Denison is no longer packaging our Acid+All® tablets based on the financial condition of the Company.  We are seeking another packager for our Acid+All® tablets. Until such time as we arrange for another packer for our Acid+All® tablets, we will not be able to fill any orders if we receive them.  We have no packaged products in inventory.  If Thomas Pharmaceuticals is able to obtain necessary financing it may be able to enter into a new arrangement with a contractor to package Acid+All® and may be able to develop new contracts with retailers.  However, no such assurance can be given that Thomas Pharmaceuticals will be able to obtain financing or enter into any new contracts with retailers or a packager.

We cannot assure that any manufacturers will provide the products we need, in the quantities we request, or at a price we are willing to pay. In general, we do not maintain written agreements with these manufacturers. Because of the lack of such agreements, there can be no assurance that products we need will be available. Our inability to obtain adequate supplies of product from third party manufacturers at favorable prices, or at all, may increase our expenses and reduce our operating margins, resulting in increased losses.

If Thomas Pharmaceuticals must restructure its operations, valuable resources will be diverted from other business objectives.

We intend to continually evaluate our products and corporate strategy. We have in the past undertaken organizational changes such as the change in responsibilities after the resignation of our former President.  We have also ceased the development of any future products due to our lack of available finances.  We may in the future undertake additional organizational changes and/or product and marketing strategy modifications.  If we undertake such changes in the future these changes may increase the risk that objectives will not be met due to the allocation of valuable limited resources to implement changes. Further, due to the uncertain nature of any of these undertakings, these efforts may not be successful and we may not realize any benefit from these efforts.

Thomas Pharmaceuticals may incur increased expenses after the administrative services agreement with iVoice is terminated.

Thomas Pharmaceuticals has entered into an administrative services agreement with iVoice. Under this agreement, iVoice is providing Thomas Pharmaceuticals with physical premises, contract review, sales issuance, invoicing and collection services, material and inventory control, employee benefits administration, payroll, financial accounting and reporting, and other areas where Thomas Pharmaceuticals needs assistance and support. The agreement will continue following the Distribution on a month-to-month basis. Upon termination of the agreement, Thomas Pharmaceuticals will be required to obtain such services from a third party or increase its headcount to provide such services. This could be more expensive than the fees which Thomas Pharmaceuticals has been required to pay under the administrative services agreement.

Jerome R. Mahoney, the Chairman of the Board of iVoice, may have control over the management and direction of Thomas Pharmaceuticals.

After the Distribution, Mr. Mahoney, the Non-Executive Chairman of the Board of Thomas Pharmaceuticals, will continue to serve as the Chairman, President and Chief Executive Officer of iVoice. Mr. Mahoney is a controlling stockholder of iVoice. Following the Distribution, Mr. Mahoney will own iVoice shares and iVoice will beneficially own approximately 63% of the outstanding shares of Thomas Pharmaceuticals Class A Common Stock (assuming the conversion of outstanding shares of Class B Convertible Preferred Stock and debt into Class A Common Stock).   iVoice will have the right to convert $710,000 in principal (plus accrued and unpaid interest) of indebtedness into an indeterminate number of shares of Thomas Pharmaceuticals Class A Common Stock. The debentures are convertible at the option of iVoice any time up to maturity at a conversion price equal to 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. For example, if the assumed conversion price for this indebtedness was $.01 per share, iVoice would beneficially own 71,000,000 shares of Class A Common Stock.  The convertible debentures are secured by the assets of Thomas Pharmaceuticals. In the event the debentures are redeemed, then Thomas Pharmaceuticals will pay $125,000 plus interest for each $100,000 redeemed. There is no limitation on the number of shares of Class A Common Stock that we may be required to issue to iVoice upon the conversion of this indebtedness.

iVoice also owns 550 shares of Series B Convertible Preferred Stock with a stated value of $1,000 per share.  Each share of Series B Convertible Preferred Stock is convertible at the option of iVoice into the number of shares of Thomas Pharmaceuticals’ Class A Common Stock determined by dividing the stated value of Series B Convertible Preferred Stock being converted by a 20% discount to the lowest closing bid price of the Class A Common Stock for the five trading days before the conversion date. For example, if the assumed conversion price for these shares was $.01 per share, iVoice would beneficially own 55,000,000 shares of Class A Common Stock. There is no limit upon the number of shares of Class A Common Stock that we may be required to issue upon conversion of these shares.

iVoice, as a holder of shares of the Series B Convertible Preferred Stock, shall be entitled on each matter which the Class A Common Stockholders vote on, to cast the number of votes equal to the number of Class A Common Stock that would be issued upon the conversion of the Series B Convertible Preferred Stock held by that holder, had all of the outstanding Series B Convertible Preferred Stock held by that holder been converted on the record date used for such shareholders vote or meeting. For example, if the conversion price for the Series B Convertible Preferred Stock was $.01 per share, iVoice would have voting rights equal to 55,000,000 shares of Class A Common Stock, or 42.4% of the eligible voting rights and could have control over the management and direction of Thomas Pharmaceuticals, including the election of directors, appointment of management and approval of actions requiring the approval of stockholders.  The voting rights of iVoice will also increase upon the conversion of the debentures held by iVoice into shares of Thomas Pharmaceuticals Class A Common Stock.  Jerome R. Mahoney, as the sole officer of iVoice, Inc. has the authority to vote portfolio securities owned by iVoice, Inc. such as shares of Thomas Pharmaceuticals owned by iVoice, Inc.  Mr. Mahoney votes these portfolio securities as directed by the Board of Directors of iVoice, Inc.   Jerome R. Mahoney and Frank V. Esser are directors of iVoice, Inc. and the approval of both Mr. Mahoney and Mr. Esser is required for any voting decision.Mr. Esser is also a stockholder of iVoice and a director of Thomas Pharmaceuticals and will participate in the Distribution.

The business of Thomas Pharmaceuticals is subject to government regulation, the failure to comply with which could result in significant penalties.

Over-the-counter drugs are subject to FDA regulations. Our management has determined that our Acid+All® product is an over-the-counter drug that may be marketed without specific FDA approval as it is covered by over-the-counter monographs. The FDA, however, may disagree with our management’s classification of this product.  The FDA has broad regulatory and enforcement powers. If the FDA determines that we have failed to comply with applicable regulatory requirements, it can impose a variety of enforcement actions from public warning letters, fines, injunctions, consent decrees and civil penalties to suspension or delayed issuance of approvals, seizure or recall of our products, total or partial shutdown of production, withdrawal of approvals or clearances already granted, and criminal prosecution. The FDA can also require us to replace or refund the cost of products that we distributed. If any of these events were to occur, it could materially adversely affect our ability to market our products and our business and financial condition.

Advertising of our products is subject to regulation by the U.S. Federal Trade Commission, or FTC, under the Federal Trade Commission Act, or FTCA. If the FTC were to impose limitations on our advertising of products, any such limitations could materially adversely affect our ability to successfully market our products.

Advertising, labeling, sales and manufacturing of our products are also regulated by state and local authorities and governmental regulations in foreign countries where we may commence or expand sales.  There can be no assurance that such authorities will not commence regulatory action, which could restrict the permissible scope of our product claims or our ability to sell in that state.

We are also subject to licensing and regulation by a number of authorities in the states and municipalities in which we conduct operations. These may include health, safety, and fire regulations. Our operations are also subject to federal and state minimum wage laws governing such matters as working conditions and overtime.

We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. They could, however, require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not capable of reformulation, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling, and/or scientific substantiation. Any or all of such requirements could have a material adverse effect on our business, financial condition, results of operations and cash flows. If we were to experience product recalls or discontinuances, we could incur substantial expenses and wastage of time, as well as damage to our reputation.

The products of Thomas Pharmaceuticals have limited trademark protection, which could permit others to market similar products, resulting in decreased sales by Thomas Pharmaceuticals.

We utilize the following registered and unregisteredtrademarks which are material to our business:  Acid+All®, Heartburn Happens, Acid+All Helps™, Acid+All Does it All™ and Ask for Acid+All®.  Only Acid+All® and Ask for Acid+All®  are registered trademarks.  We believe that protecting our registered and unregistered trademarks is crucial to our business strategy of building strong brand name recognition and that such trademarks will have significant value.

Our policy is to pursue registration of all the trademarks associated with our key products. We rely on common law trademark rights to protect our unregistered trademarks. Common law trademark rights generally are limited to the geographic area in which the trademark is actually used, while a United States federal registration of a trademark enables the registrant to stop the unauthorized use of the trademark by any third party anywhere in the United States. Furthermore, the protection available, if any, in foreign jurisdictions may not be as extensive as the protection available to us in the United States.

Thomas Pharmaceuticals may be unable to protect its proprietary products or prevent the development of similar products by its competitors, which could materially and adversely affect its ability to successfully compete.

We do not own any patent or licenses. We claim proprietary rights in various unpatented technologies, know-how, trade secrets and trademarks relating to our products and manufacturing processes. We protect our proprietary rights in our product formulas and operations through contractual obligations with our manufacturers, employees, consultants and vendors. These protections may prove inadequate. Further, our competitors may independently develop or patent products that are substantially equivalent or superior to our products.

The products of Thomas Pharmaceuticals could infringe on intellectual property rights of others.

Although we seek to ensure that we do not infringe on the intellectual property rights of others, we cannot assure you that third parties will not assert intellectual property claims against us. Infringement claims by third parties against us may have a material adverse affect on our business.

Thomas Pharmaceuticals is exposed to product liability claims, which could create a substantial liability.

We face an inherent risk of exposure to product liability claims in the event that the use of our products results in injury. We have $3,000,000 of product liability insurance which our management believes is adequate insurance, but if it is not, product liabilities relating to our products could adversely affect us.  We maintain a product liability policy with Chubb Custom Insurance Co. with an annual premium of approximately $13,000.

Risks Relating to the Distribution

The Distribution may cause the trading price of iVoice common stock to decline.

Following the Distribution, iVoice expects that its common stock will continue to be traded on the Over-the-Counter Bulletin Board under the symbol “IVOC.” Following the Distribution, iVoice’s operating assets will consist of its portfolio of patent rights and its future business development operations will consist of developing and licensing its proprietary technologies. A trading market may not continue for the shares of iVoice common stock or ever develop for the Thomas Pharmaceuticals Class A Common Stock. As a result of the Distribution, the trading price of iVoice common stock immediately following the Distribution may be substantially lower than the trading price of iVoice common stock immediately prior to the Distribution.

The combined trading prices of iVoice common stock and the Thomas Pharmaceuticals Class A Common Stock after the Distribution may be less than the trading price of iVoice common stock immediately prior to the Distribution.

There has not been any prior trading market for the Thomas Pharmaceuticals Class A Common Stock and a trading market for the Thomas Pharmaceuticals Class A Common Stock may not develop.

There is no current trading market for the Thomas Pharmaceuticals Class A Common Stock, although a when-issued trading market may develop prior to completion of the Distribution. We anticipate that the Thomas Pharmaceuticals Class A Common Stock will be traded on the Over-the-Counter Bulletin Board under the proposed symbol “____.”

Shares of Thomas Pharmaceuticals Class A Common Stock may not be actively traded or the prices at which the Thomas Pharmaceuticals Class A Common Stock will trade may be low. Some of the iVoice stockholders who receive Thomas Pharmaceuticals Class A Common Stock may decide that they do not want shares over-the-counter non-prescription healthcare product company, and may sell their shares of Thomas Pharmaceuticals Class A Common Stock following the Distribution. This may delay the development of an orderly trading market in Thomas Pharmaceuticals Class A Common Stock for a period of time following the Distribution.

Until an orderly market develops, the prices at which the Thomas Pharmaceuticals Class A Common Stock trade may fluctuate significantly. Prices for Thomas Pharmaceuticals Class A Common Stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, Thomas Pharmaceuticals’ results of operations, what investors think of Thomas Pharmaceuticals and the industry in which it operates, changes in economic conditions in the over-the-counter non-prescription healthcare product industry, and general economic and market conditions. Market fluctuations could have a material adverse impact on the trading price of the Thomas Pharmaceuticals Class A Common Stock.

Substantial sales of shares of Thomas Pharmaceuticals Class A Common Stock may have an adverse impact on the trading price of the Thomas Pharmaceuticals Class A Common Stock.

After the Distribution, some Thomas Pharmaceuticals stockholders may decide that they do not want shares in an over-the-counter non-prescription healthcare product company and may sell their Thomas Pharmaceuticals common stock following the Distribution.

Based on the number of shares of iVoice common stock anticipated to be outstanding on the record date and the number of shares of iVoice common stock anticipated to be outstanding on the Record Date and that will actually participate in the Distribution, iVoice will distribute to iVoice stockholders a total of up to 73,360,200 shares of Thomas Pharmaceuticals Class A Common Stock. Under the United States federal securities laws, substantially all of these shares may be resold immediately in the public market, except for (1) shares of Thomas Pharmaceuticals Class A Common Stock held by affiliates of Thomas Pharmaceuticals or (2) shares which are issued in respect of restricted shares of iVoice common stock. Thomas Pharmaceuticals cannot predict whether stockholders will resell large numbers of shares of Thomas Pharmaceuticals Class A Common Stock in the public market following the Distribution or how quickly they may resell these shares of Thomas Pharmaceuticals Class A Common Stock. If Thomas Pharmaceuticals stockholders sell large numbers of shares of Thomas Pharmaceuticals Class A Common Stock over a short period of time, or if investors anticipate large sales of shares of Thomas Pharmaceuticals Class A Common Stock over a short period of time, this could adversely affect the trading price of the Thomas Pharmaceuticals Class A Common Stock.

The Class A Common Stock of Thomas Pharmaceuticals is deemed to be “penny stock” which may make it more difficult for investors to sell their shares due to suitability requirements.

Thomas Pharmaceuticals Class A Common Stock is deemed to be “penny stock” as that term is defined in Rule 3A51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

•	with a price of less than $5.00 per share;

•	that are not traded on a “recognized” national exchange;

•	whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

•
in issuers with net tangible assets of less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether in investment in a penny stock is a suitable investor for a prospective investor.

Legal remedies, which may be available to an investor in a penny stock, are as follows:

•
If penny stocks are sold in violation of the investor’s rights listed above, or other federal or state securities laws, the investor may be able to cancel the purchase and get such investor’s money back.

•	If the stocks are sold in a fraudulent manner, the investor may be able to sue the persons and firms that caused the fraud for damages.

•	If the investor has signed an arbitration agreement, however, the investor may have to pursue a claim through arbitration.

These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

The Distribution of Thomas Pharmaceuticals Class A Common Stock may result in tax liability to you.

You will be required to pay income tax on the value of your shares of Thomas Pharmaceuticals Class A Common Stock received to the extent of the current or accumulated earnings and profits of iVoice. Any excess will be treated as a tax-free return of capital and thereafter as capital gain. You are advised to consult your own tax advisor as to the specific tax consequences of the Distribution.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information included in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operation” and “Our Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

USE OF PROCEEDS

Thomas Pharmaceuticals will receive no proceeds from the distribution of securities in this Distribution.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This discussion and analysis of our financial condition and results of operations includes “forward-looking” statements that reflect our current views with respect to future events and financial performance. We use words such as we “expect,” “anticipate,” “believe,” and “intend” and similar expressions to identify forward-looking statements. You should be aware that actual results may differ materially from our expressed expectations because of risks and uncertainties inherent in future events and you should not rely unduly on these forward looking statements. We will not necessarily update the information in this discussion if any forward-looking statement later turns out to be inaccurate.

You should read the following discussion in conjunction with our financial statements and related notes included elsewhere in this filing. Our fiscal year currently ends on December 31, and each of our fiscal quarters ends on the final day of a calendar quarter (each March 31, June 30 and September 30). The following discussion contains forward-looking statements. Please see Forward-Looking Statements for a discussion of uncertainties, risks and assumptions associated with these statements

Overview

Thomas Pharmaceuticals, Ltd., which we refer to in this prospectus as “Thomas Pharmaceuticals”, the “Company”, “we” or “us” is a wholly-owned subsidiary of iVoice, Inc. Thomas Pharmaceuticals NY was founded in July 2004 on the premise that money can be made by making the “humdrum hip” or by retooling a mundane product to make it new and exciting.  The strategy of Thomas Pharmaceuticals is to capitalize on “old school” or “retro” products, such as antacids, with proven effectiveness and usefulness, but with improved formulation, packaging, marketing and advertising to articulate the brand attributes to a new generation of consumer who demand substance with style. Thomas Pharmaceuticals operates its business from its executive office in Matawan, New Jersey.

Thomas Pharmaceuticals began selling its first product, Acid+All®, a calcium-enriched, sugar free, anti-gas antacid tablet, in January 2006.  During the year ended December 31, 2006 Thomas Pharmaceuticals generated approximately $179,938 in revenues from product sales.  Product sales have decreased substantially during the first six months of 2007.  For the six months ended June 30, 2007, Thomas Pharmaceuticals generated approximately $26,707 in revenues from sales of Acid+All®.  As of March 1, 2007 Thomas Pharmaceuticals was shipping Acid+All® to 40 major national and regional retailers.  During 2006 and the first two quarters of 2007 the product was available through additional retailers who decided to no longer carry the Acid+All® product since Thomas Pharmaceuticals did not have the financial resources for necessary sales and marketing activities at that time. Thomas Pharmaceuticals needs to raise significant financing in order to fund its ongoing operations.  There can be no assurance as to the receipt or timing of financing.  We anticipate that our operations will require at least $190,000 per quarter.

Thomas Pharmaceuticals is currently not shipping Acid+All® to any retailers.  The only sales of Acid+All®  at this time are sales of remaining products on the shelves of retailers who previously ordered Acid+All®.  Currently, Thomas Pharmaceuticals has no new orders for its product and if it were to receive any order for the Acid+All® product it would be unable to fill such order since its contract packager has ceased packaging the Acid+All® product based on the financial condition of the Company and the Company has no packaged products in inventory.  If Thomas Pharmaceuticals is able to obtain necessary financing it may be able to enter into a new arrangement with a contractor to package Acid+All® and may be able to develop new contracts with retailers.  However, no such assurance can be given that Thomas Pharmaceuticals will be able to obtain financing or enter into any new contracts with retailers or a packager.

Based on the operational developments described above and the lack of financing, management is currently evaluating the business of the Company.  Thomas Pharmaceuticals will not be able to continue in the business of selling Acid+All®  or engage in any other related or unrelated business unless it obtains financing or enters into a merger, consolidation, reorganization, joint venture, license, purchase or sale of assets, purchase or sale of stock, or other similar transaction.  Any such merger, acquisition or other transaction may be with a company which has a business outside the current field of operations of Thomas Pharmaceuticals.  Management of Thomas Pharmaceuticals is actively seeking a potential merger or acquisition candidate.  There can be no assurance that any acquisition plan will be successfully implemented. Thomas Pharmaceuticals may not be able to identify, successfully integrate or profitably manage any such businesses or operations.  Currently, Thomas Pharmaceuticals has no plans, proposals or arrangements, either orally or in writing, regarding any specific proposed acquisition or merger.

As described herein, Thomas Pharmaceuticals currently faces a multitude of problems which have a significant impact on the Company.  These problems each stem from a lack of financing and are interrelated.  As a result of not having adequate financing for sales and marketing activities retailers that previously

carried the Acid+All® product stopped ordering such product.   This in turn resulted in the Company’s packager to stop packaging the Acid+All® product.  Without a packager for the product the Company is not able to deliver any products to any retailers that would be willing at this time or in the future to place the Acid+All® product on their shelves.  In addition, if the Company is not able to obtain adequate financing it will not be able to engage in any future sales or marketing activities and it is unlikely that retailers will carry the Acid+All® product in the future, once a packager is in place, unless financial resources are available for such sales and marketing activities.   Accordingly, if the Company is unsuccessful in obtaining financing or entering into a merger, acquisition or other transaction Thomas Pharmaceuticals will be unable to solve the multitude of problems that it current faces as a result of not having adequate financing and it will be unlikely that the business of Thomas Pharmaceuticals will be able to continue.

iVoice management has determined that the best way to create shareholder value, separate and apart from its operating performance, is by spinning off and distributing shares of the wholly owned subsidiaries of iVoice in the form of a special dividend to shareholders of iVoice.  Since February 2004 iVoice has spun-off four subsidiaries through special dividends to its shareholders (see “Prospectus Summary – Overview”).  The common stock distributions are part of a broader strategy relating to the transition of iVoice into a company focused on the development and licensing of proprietary technologies.  iVoice will also continue to search for potential merger candidates with or without compatible technology and products, in a further attempt to increase shareholder value.  However, of the four companies spun-off to date, the market performance of the stock of three of the spun-off companies (Trey Resources, iVoice Technology and SpeechSwitch) has decreased since the time of the spin-off.  Accordingly, the iVoice stockholders have not received an increase in the value of any of the shares of any of the spun-off companies other than Deep Field.  Of the four companies spun-off to date iVoice Technology and SpeechSwitch have not been able to completely put in place the financial, administrative and managerial structures necessary to operate as a separate public company.  These two companies still rely on iVoice for financial, administrative and managerial expertise in conducting each of their operations. iVoice Technology and SpeechSwitch have each developed and maintained its own credit and banking relationships, and performs its own financial and investor relation functions.  In addition, SpeechSwitch has financed its working capital needs through the sale of its equity securities.  However, iVoice Technology and SpeechSwitch may not be able to successfully maintain the financial, administrative and managerial structure necessary to operate as an independent public company.

In March 2007 iVoice announced its intention to distribute Thomas Pharmaceuticals Class A Common Stock to its stockholders upon the effectiveness of required Securities Exchange Commission filings and final approval by the board of directors of the terms and conditions of the Distribution. The board of directors and management of iVoice believe that the Distribution is in the best interests of iVoice and its stockholders. iVoice believes that the Distribution will enhance value for iVoice stockholders and that the spin-off of Thomas Pharmaceuticals will provide greater access to capital by allowing the financial community to focus solely on Thomas Pharmaceuticals and its business as a stand alone company. In determining the terms of the spin-off and the Distribution, the board considered the ability of iVoice to satisfy its working capital needs as a whole as against the ability of Thomas Pharmaceuticals to satisfy its capital needs as a stand alone company. iVoice’s present plan, which is subject to change, is to become a technology licensing company. In addition, the iVoice board believed that, as a result of each company’s business plan, the Thomas Pharmaceuticals business as a stand-alone company would more easily be able to obtain financing from third parties than iVoice would. The Distribution will also enable Thomas Pharmaceuticals to provide its management and employees incentive compensation in the form of equity ownership in Thomas Pharmaceuticals, enhancing Thomas Pharmaceuticals’ ability to attract, retain and motivate key employees.

Prior to and after the Distribution, members of the Board of Directors and management of iVoice and Thomas Pharmaceuticals have had and will have a variety of conflicts of interests.  Mr. Jerome R. Mahoney, the Chairman of the Board, President and Chief Executive Officer of iVoice, will also serve as the Non-Executive Chairman of the Board of Thomas Pharmaceuticals. Mr. Mahoney is a controlling stockholder of

iVoice, beneficially owning approximately 83% of the outstanding shares of iVoice Class A Common Stock (assuming the conversion of outstanding shares of Class B Common Stock and debt into shares of Class A Common Stock) as of August 1, 2007. Following the Distribution, Mr. Mahoney will own iVoice shares and iVoice will beneficially own approximately 63% of the outstanding shares of Thomas Pharmaceuticals Class A Common Stock (assuming the conversion of outstanding shares of Class B Convertible Preferred Stock and debt into Class A Common Stock at an assumed conversion price of $0.01 per share).   iVoice will have the right to convert $710,000 in principal (plus accrued and unpaid interest) of convertible debentures into an indeterminate number of shares of Thomas Pharmaceuticals Class A Common Stock. The debentures are convertible at the option of iVoice any time up to maturity at a conversion price equal to 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date.  For example, if the assumed conversion price for this indebtedness was $.01 per share, iVoice would beneficially own 71,000,000 shares of Class A Common Stock.  The convertible debentures are secured by the assets of Thomas Pharmaceuticals. In the event the debentures are redeemed, then Thomas Pharmaceuticals will pay $125,000 plus interest for each $100,000 redeemed. There is no limitation on the number of shares of Class A Common Stock that we may be required to issue to iVoice upon the conversion of this indebtedness.

iVoice also owns 550 shares of Series B Convertible Preferred Stock with a stated value of $1,000 per share.  Each share of Series B Convertible Preferred Stock is convertible at the option of iVoice into the number of shares of Thomas Pharmaceuticals’ Class A Common Stock determined by dividing the stated value of Series B Convertible Preferred Stock being converted by 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. For example, if the assumed conversion price for these shares was $.01 per share, iVoice would beneficially own 55,000,000 shares of Class A Common Stock. There is no limit upon the number of shares of Class A Common Stock that we may be required to issue upon conversion of these shares.

iVoice, as a holder of shares of the Series B Convertible Preferred Stock, is entitled on each matter which the Class A Common Stockholders vote on, to cast the number of votes equal to the number of Class A Common Stock that would be issued upon the conversion of the Series B Convertible Preferred Stock held by that holder, had all of the outstanding Series B Convertible Preferred Stock held by that holder been converted on the record date used for such shareholders vote or meeting. For example, if the conversion price for the Series B Convertible Preferred Stock was $.01 per share, iVoice would have voting rights equal to 55,000,000 shares of Class A Common Stock, or 42.4% of the eligible voting rights and could have control over the management and direction of Thomas Pharmaceuticals, including the election of directors, appointment of management and approval of actions requiring the approval of stockholders.  The voting rights of iVoice will also increase upon the conversion of the debentures held by iVoice into shares of Thomas Pharmaceuticals Class A Common Stock.  Jerome R. Mahoney, as the sole officer of iVoice, Inc. has the authority to vote portfolio securities owned by iVoice, such as shares of Thomas Pharmaceuticals owned by iVoice.  Mr. Mahoney votes these portfolio securities as directed by the Board of Directors of iVoice.   Jerome R. Mahoney and Frank V. Esser are directors of iVoice and the approval of both Mr. Mahoney and Mr. Esser is required for any voting decision.  Mr. Esser is also a stockholder of iVoice and a director of Thomas Pharmaceuticals and will participate in the Distribution.

Mr. Mahoney also serves as the Chairman of the Board of Trey Resources, the President, Chief Executive Officer and Secretary of iVoice Technology and Non-Executive Chairman of the Board of SpeechSwitch.  Mr. Mahoney’s roles with Thomas Pharmaceuticals, iVoice, Trey Resources, iVoice Technology and SpeechSwitch could create, or appear to create, potential conflicts of interest when Mr. Mahoney is faced with decisions that could have different implications for Thomas Pharmaceuticals, iVoice, Trey Resources, iVoice Technology and SpeechSwitch.  These relationships could create, or appear to create, potential conflicts of interest when Thomas Pharmaceuticals’ directors and management are faced with decisions that could have different implications for Thomas Pharmaceuticals, iVoice, Trey Resources,

iVoice Technology and SpeechSwitch.  For example, Mr. Mahoney may experience conflicts of interest with respect to the allocation of his time, services and functions among Thomas Pharmaceuticals, iVoice, Trey Resources, iVoice Technology and SpeechSwitch. Other examples include allocating corporate opportunities to any of these five companies including potential business acquisitions.  Additional conflicts may relate to disputes arising out of any agreements between Thomas Pharmaceuticals and iVoice.  Other examples could include activities undertaken by iVoice in the future that could be in direct competition with Thomas Pharmaceuticals. Also, the appearance of conflicts, even if such conflicts do not materialize, might adversely affect the public’s perception of Thomas Pharmaceuticals following the Distribution. Furthermore, Thomas Pharmaceuticals does not have any formal procedure for resolving such conflicts of interest should they arise following the Distribution.

Following the Distribution, Biobridge LLC, an entity not affiliated with iVoice, will beneficially own approximately 21% of the outstanding shares of Thomas Pharmaceuticals Class A Common Stock (assuming the conversion of debt into Class A Common Stock at an assumed conversion price of $0.01 per share).  Biobridge LLC holds a debenture in the principal amount of $103,200 convertible into Class A Common Stock of Thomas Pharmaceuticals and a debenture issued by Thomas Acquisition in the principal amount of $96,800 convertible into Series B Convertible Preferred Stock of Thomas Pharmaceuticals. The $103,200 of the convertible debentures provide that, at the holder’s option, principal and interest due on the debentures can be converted into the number of shares of Thomas Pharmaceuticals Class A Common Stock determined by dividing the amount of the debenture being converted by a 20% discount to the lowest closing bid price of the Thomas Pharmaceuticals Class A Common Stock for the five trading days before the conversion date. $96,800 of the convertible debentures provide that, at the holder’s option, principal and interest due on the debentures can be converted into the Thomas Pharmaceuticals Series B Convertible Preferred Stock having a stated value of $1,000 per share. The Thomas Pharmaceuticals Series B Convertible Preferred Stock is convertible at the holder’s option into the number of shares of Thomas Pharmaceuticals Class A Common Stock determined by dividing the stated value of the shares of Thomas Pharmaceuticals Series B Convertible Preferred Stock being converted by a 20% discount to the lowest closing bid price of the Thomas Pharmaceuticals Class A Common Stock for the five trading days before the conversion date. There is no limit upon the number of shares that Thomas Pharmaceuticals may be required to issue upon conversion of any of these obligations. The $103,200 convertible debenture was secured with the assets of Thomas Pharmaceuticals, subordinate to the security interest previously granted to iVoice. The net proceeds of $160,000 from the convertible debentures were loaned to Thomas Pharmaceuticals in the form of a Promissory Note. The Promissory Note bears interest at the rate of ten percent per annum and has a term of seven years.

Plan of Operation

As described above, based on the operational developments described above and the lack of financing, management is currently evaluating the business of the Company.  Thomas Pharmaceuticals will not be able to continue in the business of selling Acid+All®  or engage in any other related or unrelated business unless it obtains financing or enters into a merger, consolidation, reorganization, joint venture, license, purchase or sale of assets, purchase or sale of stock, or other similar transaction.  Any such merger, acquisition or other transaction may be with a company which has a business outside the current field of operations of Thomas Pharmaceuticals.  Management of Thomas Pharmaceuticals is actively seeking a potential merger or acquisition candidate.  There can be no assurance that any acquisition plan will be successfully implemented. Thomas Pharmaceuticals may not be able to identify, successfully integrate or profitably manage any such businesses or operations.  Currently, Thomas Pharmaceuticals has no plans, proposals or arrangements, either orally or in writing, regarding any specific proposed acquisition or merger.

Thomas Pharmaceuticals does not intend to restrict its search to any particular business, industry, or geographical location. In evaluating a transaction, Thomas Pharmaceuticals will analyze all available factors and make a determination based on a composite of available facts, without reliance on any single factor.  It is impossible to predict the nature of a transaction in which Thomas Pharmaceuticals may participate. Specific business opportunities would be reviewed as well as the respective needs and desires of Thomas Pharmaceuticals and the legal structure or method deemed by management to be suitable would be selected.

As described above, implementing a structure for a particular transaction, Thomas Pharmaceuticals may become a party to a merger, consolidation, reorganization, joint venture, license, purchase and sale of assets, or purchase and sale of stock, or other arrangement the exact nature of which cannot now be predicted.  The operations of Thomas Pharmaceuticals following its consummation of a transaction will be dependent on the nature of the transaction. There may also be various risks inherent in the transaction, the nature and magnitude of which cannot be predicted. In addition, although there are no current plans to do so, Thomas Pharmaceuticals may in the future change its strategy for the development and marketing of its products and the business plan of Thomas Pharmaceuticals might not be implemented as set forth herein.

The Company does not have any new products in development and does not expect to launch any new products in the near future due to its lack of financial resources.  If Thomas Pharmaceuticals obtains financing or enters into a merger, acquisition or other transaction it may seek to expand the operations of Thomas Pharmaceuticals through sales and marketing activity or it may engage in another line of business.  If Thomas Pharmaceuticals is unsuccessful in obtaining financing or entering into a merger, acquisition or other transaction the business of Thomas Pharmaceuticals is unlikely to continue.

As described herein, Thomas Pharmaceuticals currently faces a multitude of problems which have a significant impact on the Company.  These problems each stem from a lack of financing and are interrelated.  As a result of not having adequate financing for sales and marketing activities retailers that previously carried the Acid+All® product stopped ordering such product.   This in turn resulted in the Company’s packager to stop packaging the Acid+All® product.  Without a packager for the product the Company is not able to deliver any products to any retailers that would be willing at this time or in the future to place the Acid+All® product on their shelves.  In addition, if the Company is not able to obtain adequate financing it will not be able to engage in any future sales or marketing activities and it is unlikely that retailers will carry the Acid+All® product in the future, once a packager is in place, unless financial resources are available for such sales and marketing activities.   Accordingly, if the Company is unsuccessful in obtaining financing or entering into a merger, acquisition or other transaction Thomas Pharmaceuticals will be unable to solve the multitude of problems that it current faces as a result of not having adequate financing and it will be unlikely that the business of Thomas Pharmaceuticals will be able to continue.

The Company has a limited operating history on which to base an evaluation of its business and prospects. Its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. The Company will encounter various risks in implementing and executing its business strategy. The Company can provide no assurance that it will be successful in addressing such risks, and the failure to do so could have a material adverse effect on its business.

The Company does not presently intend to make any loans to any merger or acquisition candidate, or to any unaffiliated third parties.

We do not expect to purchase any significant equipment for the foreseeable future, unless we are successful in growing the business and expanding our product lines.

We do not expect any significant changes in the numbers of employees in the next twelve months, unless we are successful in growing the business and expanding our product lines.

Results of Operations

Year ended December 31, 2006

Prior to the merger with Thomas Pharmaceuticals NY in January 2006, the Company had limited activity and management has focused its energies on identifying acquisition and/or merger candidates and with closing this merger. The discussions that follow represents that results of operations since the merger with Thomas Pharmaceuticals NY.

During the year ended December 31, 2006, management has focused its energies on developing distribution channels and marketing its products to the consumers. Revenues during this period are derived from the sales of our Acid+All® product to retailers, such as major drug store chains like Walgreens and Rite Aid. Revenues for the year ended December 31, 2006 were $331,994 before discounts and the provision for product returns of $152,056. The net revenues for the period are $179,938.

Gross loss for the year ended December 31, 2006 was $18,652. Our standard gross profit of 49% on product revenues was substantially eroded by the effect of the discounts, the provision for product returns of $152,056 and the provision for excess and slow-moving inventory of $30,000. The overall effect on gross loss % was to reduce it to (10%).

Operating expenses for the year ended December 31, 2006 were $1,130,053. The largest component of this is selling and marketing expenses of $601,929 reflecting the costs of setting the distribution channels and marketing to the consumers through various forms of advertising. Salaries, payroll taxes and benefits for the executives amounted to $149,738. Legal fees to set up the Company and administer the various agreements were $75,895. Professional fees for consulting on product and packaging were $60,684 and administrative services fees paid to the parent, iVoice, Inc, were $50,000. Depreciation and amortization of intangible assets were $42,644. The balance of the operating expenses were for insurance, rent, utilities, office supplies and travel and entertainment.

Total other expense for the year ended December 31, 2006 was $293,724. This amount includes $62,559 for interest expense on convertible debentures to our parent, iVoice, Inc. The balance of the interest expense was on a promissory note to an unrelated party. Other expense also include amortization of discount on beneficial conversion of $88,214 related to the convertible debentures and a loss on the revaluation of derivative liabilities of $141,920.

Net loss before preferred dividends for the year ending December 31, 2006 was $1,442,429.

Preferred dividends of $47,165 are accrued pursuant to the provisions of the Series B Convertible Preferred Stock.

Six months ended June 30, 2007 compared to six months ended June 30, 2006

In January 2006, the Company acquired Thomas Pharmaceuticals NY, which was a start-up company with limited operations and its management had focused its energies on identifying acquisition and/or merger candidates and with closing this merger.

Total revenues for the six months ended June 30, 2007 and 2006 were $26,707 and $2,113, respectively. Revenues from the sales of the Company’s Acid-All product account for all the revenues of the Company. Revenues in 2007 were reduced by a charge of approximately $49,000 for a reserve for product returns and payment discounts. The sales in 2006 represent initial product sales of the Hotel Penisula and Walgreens  and were reduced by a charge of approximately $50,000 for a reserve for product returns and payment discounts.

Gross loss for the six months ended June 30, 2007 and 2006 were $34,269 and $25,218, respectively. Our standard gross profit of 49% on product revenues was substantially eroded by the effect of the discounts and the provision for product returns of approximately $49,000 and $50,000, respectively.

Operating expenses for the six months ended June 30, 2007 and 2006 were $453,902 and $580,942, respectively. The costs in 2007 include $123,991 for selling and marketing expenses compared to $101,924 for 2006. The increase of $22,067 over 2006 primarily represents expenses incurred on a sampling event in San Francisco on Valentine’s Day 2007. General and administrative expenses in 2007 decreased by $230,560 when compared to 2006. Of these decreases, advertising expenses decreased by approximately $212,000 when compared to 2006 when the Company paid $234,737 for advertising campaigns initiated to introduce the Acid-All products. Other decreases include reductions in consulting fees primarily for product packaging and web-site design and reductions in product exhibition fees and promotion expenses. General and administrative expenses in 2007 also include a provision for bad debt of $42,031. Depreciation and amortization expenses in 2007 include a $81,453 charge for amortization and impairment of intangible assets and depreciation expense of $6,322 The balance of the operating expenses were for insurance, rent, utilities, office supplies and travel and entertainment.

Total other expense for the six months ended June 30, 2007 was an expense of $152,955. This total was primarily comprised of $60,387 amortization of the discount on debt, $46,860 loss on revaluation of the derivatives and $45,708 of accrued interest expense on the debentures and promissory notes. Total other expense for the six months ended June 30, 2006 was an expense of $224,912.  This total was primarily comprised of $38,482 amortization of the discount on debt, $159,668 loss on revaluation of the derivatives and $26,762 of accrued interest expense on the on the debentures and promissory notes.

Net loss before preferred dividends for the six months ended June 30, 2007 and 2006 were $641,126 and $831,072, respectively. The decrease in net loss before preferred dividends of $189,946 was the result of the factors discussed above.

Preferred dividends for the six months ended June 30, 2007 and 2006 were $27,273 and $19,438, respectively. These dividends are accrued pursuant to the provisions of the Series B Convertible Preferred Stock.

Liquidity and Capital Resources

On January 6, 2006, iVoice purchased from Thomas Pharmaceuticals $325,000 in stated value of Thomas Pharmaceuticals Series B Convertible Preferred Stock (325 shares), a $360,000 10% secured convertible debenture and a $100,000 10% administrative service convertible debenture. The administrative service debenture was issued by Thomas Pharmaceuticals to compensate iVoice for the administrative services that iVoice provided to Thomas Pharmaceuticals under the administrative services agreement. The purchase of the Series B Convertible Preferred Stock and the $360,000 convertible debenture provided working capital to Thomas Pharmaceuticals.  Both debentures are due on January 1, 2013 bearing interest of 10%, compounded quarterly.

On April 27, 2006, iVoice purchased a 10% secured convertible debenture issued by Thomas Pharmaceuticals in the principal amount of $225,000 and a $225,000 in stated value of Series B Convertible Preferred Stock of Thomas Pharmaceuticals (225 shares) to provide additional working capital.  This debentures is due on January 1, 2013 bearing interest of 10%, compounded quarterly.

On February 7, 2007, iVoice purchased a 10% secured convertible debenture issued by Thomas Pharmaceuticals in the principal amount of $25,000 to provide working capital for the preparation of this registration statement.  This debenture is due on February 6, 2014 bearing interest of 10%, compounded quarterly.

iVoice has the right to convert $710,000 in principal (plus accrued and unpaid interest) of convertible debentures into an indeterminate number of shares of Thomas Pharmaceuticals Class A Common Stock. The debentures are convertible at the option of iVoice any time up to maturity at a conversion price equal to 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. In the event the debentures are redeemed, then Thomas Pharmaceuticals will pay $125,000 plus interest for each $100,000 redeemed. There is no limitation on the number of shares of Class A Common Stock that we may be required to issue to iVoice upon the conversion of this indebtedness.

iVoice also has the right to convert each share of Series B Convertible Preferred Stock into the number of shares of Thomas Pharmaceuticals’ Class A Common Stock determined by dividing the number of shares of Series B Convertible Preferred Stock being converted by 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. There is no limit upon the number of shares of Class A Common Stock that we may be required to issue upon conversion of any of these shares.

iVoice executed a Security Agreement with Thomas Pharmaceuticals to secure the obligations of Thomas Pharmaceuticals under the various debentures set forth above.

On August 9, 2006, iVoice entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) by and among Thomas Pharmaceuticals, Thomas Pharmaceutical Acquisition Corp. (“Thomas Acquisition”) and iVoice, whereby Thomas Acquisition, an entity unaffiliated with Thomas Pharmaceuticals or iVoice, agreed to purchase all of the securities of Thomas Pharmaceuticals outstanding as of such date and owned by iVoice (the “Securities”), for the purchase price of $1,235,100 plus twenty-five (25%) percent thereof, plus interest and dividends accrued under the terms of such securities through the closing date. iVoice had the right to terminate the Stock Purchase Agreement in the event the closing did not occur by October 31, 2006.

On January 26, 2007, iVoice entered into an Extension Agreement (the “Extension Agreement”) by and among Thomas Pharmaceuticals, Thomas Acquisition and iVoice. The Extension Agreement amended the Stock Purchase Agreement whereby the expiration date provided for in the Stock Purchase Agreement was extended to and through the date on which the Securities and Exchange Commission declares effective a registration statement for the distribution of Class A Common Stock of Thomas Pharmaceuticals to the shareholders of the iVoice (the “Effective Date”). It was also agreed by the parties that Thomas Acquisition would provide $160,000 to Thomas Pharmaceuticals as bridge financing.  If, as of the Effective Date of the Registration Statement of which this prospectus is a part Thomas Acquisition does not exercise its right to purchase the Securities, the Stock Purchase Agreement will be terminated as of such date.  If the Stock Purchase Agreement is terminated Thomas Acquisition will no longer have the right to purchase the Securities, iVoice will remain the holder of the Securities and iVoice will proceed with the Distribution.  If, on the other hand, Thomas Acquisition does purchase the Securities prior to the Effective Date there will be no spin-off of Thomas Pharmaceuticals and no Distribution.

On January 26, 2007, Thomas Acquisition issued to Biobridge LLC a debenture in the principal amount of $103,200 convertible into Class A Common Stock of Thomas Pharmaceuticals and a debenture in the principal amount of $96,800 convertible into Series B Convertible Preferred Stock of Thomas Pharmaceuticals. The $103,200 of the convertible debentures provide that, at the holder’s option, principal and interest due on the debentures can be converted into the number of shares of Thomas Pharmaceuticals Class A Common Stock determined by dividing the amount of the debenture being converted by a 20% discount to the lowest closing bid price of the Thomas Pharmaceuticals Class A Common Stock for the five trading days before the conversion date. $96,800 of the convertible debentures provide that, at the holder’s option, principal and interest due on the debentures can be converted into the Thomas Pharmaceuticals Series B Convertible Preferred Stock having a stated value of $1,000 per share. The Thomas Pharmaceuticals Series B Convertible Preferred Stock is convertible at the holder’s option into the number of shares of Thomas Pharmaceuticals Class A Common Stock determined by dividing the stated value of the shares of Thomas Pharmaceuticals Series B Convertible Preferred Stock being converted by a 20% discount to the lowest closing bid price of the Thomas Pharmaceuticals Class A Common Stock for the five trading days before the conversion date. There is no limit upon the number of shares that Thomas Pharmaceuticals may be required to issue upon conversion of any of these obligations. The $103,200 convertible debenture was secured with substantially all of the assets of Thomas Pharmaceuticals (including goods, inventory, contract rights, accounts receivable, products and proceeds), subordinate to the security interest previously granted to iVoice. The net proceeds of $160,000 from the convertible debentures were loaned by Thomas Acquisition to Thomas Pharmaceuticals and Thomas Pharmaceuticals executed a Promissory Note for such funds. The Promissory Note bears interest at the rate of ten percent per annum and has a term of seven years.  In exchange for and in consideration of Biobridge LLC purchasing the secured convertible debenture and thereby permitting Thomas Acquisition to loan the net proceeds to Thomas Pharmaceuticals for operations, Thomas Pharmaceuticals agreed to have the convertible debenture secured with assets of Thomas Pharmaceuticals and convertible into shares of Thomas Pharmaceuticals.

To date, the Company has incurred substantial losses, and will require financing for working capital to meet its operating obligations. We anticipate that we will require financing on an ongoing basis for the foreseeable future to fund our working capital needs.

During the year ended December 31, 2006, the Company had a net increase in cash of $11,647. The Company’s principal sources and uses of funds were as follows:

Cash used by operating activities. The Company used $1,204,961 in cash for operating activities in the year ended December 31, 2006. The use of funds is primarily the result of the losses from operations sustained by the Company and increases in accounts receivable, inventory and prepaid expenses, offset by increases in accounts payable and accrued expenses.

Cash used by investing activities. The Company purchased equipment for $5,633 during the year to upgrade the sales office computers and to add equipment to the packing line. In addition the Company incurred $12,795 in legal fees for trademark applications on new products.

Cash provided by financing activities. The Company sold convertible debentures and Series B Convertible Preferred Stock to iVoice, Inc. for the total of $1,235,000 during the current period.

During the six months ended June 30, 2007, the Company had a net increase in cash of $8,199. The Company’s principal sources and uses of funds were as follows:

Cash used by operating activities. The Company used $167,554 in cash for operating activities in the six months ended June 30, 2007. The use of funds is primarily the result of the losses from operations sustained by the Company and increases in accounts receivable, offset by increases in accounts payable and accrued expenses.

Cash used by investing activities. The Company used cash of $3,247 for investing activities in the six months ended June 30, 2007. The Company incurred legal fees for trademark applications on new products.

Cash provided by financing activities. The Company provided $179,000 cash from financing in the six months ended June 30, 2007. This represented the proceeds from the sale of a $160,000 Promissory note to Thomas Pharmaceuticals Acquisition, Inc. pursuant to the terms of the Extension Agreement with Thomas Pharmaceuticals and Thomas Pharmaceuticals Acquisition. During 2007, $6,000 was repaid to Thomas Pharmaceuticals Acquisition. Also included was a $25,000 convertible debenture issued to iVoice, Inc.

Off-Balance Sheet Arrangements

During fiscal year ended December 31, 2006 and the six months ended June 30, 2007, the Company did not engage in any material off-balance sheet activities or have any relationships or arrangements with unconsolidated entities established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities nor do we have any commitment or intent to provide additional funding to any such entities.

Impact of Recent Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 replaces Accounting Principles Board (“APB”) Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. APB No. 20 previously required that most voluntary changes in accounting principle be recognized by including the cumulative effect of changing to the new accounting principle in net income in the period of the change. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 did not have a material impact on the Company’s financial position, results of operations, or cash flows.

 In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets,” and permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006.  The Company recorded a gain on the revaluation of the derivatives as required by SFAS No. 155 and SFAS No. 133.  The revaluation gain has an impact of $47,004 for the six months ended June 30, 2007.

 In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140.” SFAS No. 156 requires an entity to recognize a servicing asset or liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract under a transfer of the servicer’s financial assets that meets the requirements for sale accounting, a transfer of the servicer’s financial assets to a qualified special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale or trading securities in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. Additionally, SFAS No. 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, permits an entity to choose either the use of an amortization or fair value method for subsequent measurements, permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights and requires separate presentation of servicing assets and liabilities subsequently measured at fair value and additional disclosures for all separately recognized servicing assets and liabilities. SFAS No. 156 is effective for transactions entered into after the beginning of the first fiscal year that begins after September 15, 2006. The adoption of FAS 156 did not have a material impact on the Company’s financial position or results of operations.

 In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 establishes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 is not anticipated to have a material impact on the Company’s financial position, results of operations or cash flows.

In September 2006, The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurement” (“SFAS No. 157”). This standard provides guidance for using fair value to measure assets and liabilities. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. Prior to SFAS No. 157, the methods for measuring fair value were diverse and inconsistent, especially for items that are not actively traded. The standard clarifies that for items that are not actively traded, such as certain kinds of derivatives, fair value should reflect the price in a transaction with a market participant, including an adjustment for risk, not just the Company’s mark-to-model value. SFAS No. 157 also requires expanded disclosure of the effect on earnings for items measured using unobservable data. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of this statement on its financial statements and expects to adopt SFAS No. 157 on December 31, 2007.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans -- An Amendment of FASB Statements No. 87, 88, 106, and 132R.” This standard requires an employer to: (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status; (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year (with limited exceptions); and (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes will be reported in comprehensive income. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The adoption of FAS 158 is not anticipated to have a material impact on the Company’s financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities, including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits entities to choose, at specified election dates, to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses shall be reported on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157 “Fair Value Measurements” (“SFAS No. 157”). The Company is currently assessing the impact that SFAS No. 159 will have on its financial statements.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate these estimates, including those related to bad debts, inventory obsolescence, intangible assets, payroll tax obligations, and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of certain assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

We have identified below the accounting policies related to what we believe are most critical to our business operations and are discussed throughout Management’s Discussion and Analysis or Plan of Operation where such policies affect our reported and expected financial results.

Basis of Presentation

The accompanying financial statements of the Company have been derived from the consolidated financial statements and accounting records of iVoice using the historical results of operations and historical basis of assets and liabilities of iVoice’s over the counter non-prescription healthcare products business and are prepared on the accrual basis of accounting in accordance with the accounting principles generally accepted in the United States of America. Management believes the assumptions underlying the financial statements are reasonable and include all costs directly applicable to the Company. These financial statements do not include any allocation of expenses and assets from the parent, iVoice, Inc. However, the financial statements included herein may not necessarily reflect the Company’s results of operations, financial position and cash flows would have had the Company been a stand-alone company during the periods presented.

Start-up Costs

In accordance with the American Institute of Certified Public Accountants Statement of Position 98-5, “Reporting on the Costs of Start-up Activities,” the Company expenses all costs incurred in connection with the start-up and organization of the Company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash or cash equivalents. As of June 30, 2007 and December 31, 2006, the Company has no cash equivalents.

Concentration of Credit Risk

The Company maintains cash and cash equivalents with a financial institution, which is insured by the Federal Deposit Insurance Corporation up to $100,000. At various times throughout the year, the Company had balances on deposits at the financial institutions in excess of federally insured limits. The Company had no uninsured cash balances at June 30, 2007 and December 31, 2006.

The Company conducts business and extends credit pursuant to the individual agreements. Standard terms are 2% 30 net 31 and most of the small customers conform to these terms. Several large customers have provisions in their agreements that delay payments to the Company until there is a steady flow of products being resold. In some cases, the Company also offers an unlimited return policy for slow moving products. Provisions created for product returns also reduce the outstanding balance of accounts receivable. Exposure to losses on receivables is expected to vary by customer due to how the products are being purchased by the end-users.

Revenue and Cost Recognition

Product sales revenue, net of estimated provisions, is recognized when persuasive evidence that an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectibility is reasonably assured. Provisions for sales discounts, and estimates for chargebacks, rebates, and product returns are established as a reduction of product sales revenue at the time revenues are recognized, based on historical experience adjusted to reflect known changes in the factors that impact these reserves.  Cost of revenue includes direct costs to produce and distribute the products.

Product Returns

The Company offers an open return policy for unsold product and the Company had a limited number of product returns. Management determined that in order to provide adequate provision, that the provision for product returns is based on the balance of uncollected receivables from customers who have not made any payments at the end of the period. At June 30, 2007, management has provided a provision for product returns on 100% of the uncollected receivables. The provision for product returns at June 30, 2007 is $178,151.

Accounts Receivables

The Company conducts business and extends credit pursuant to the individual agreements. Standard terms are 2% 30 net 31 and most of the small customers conform to these terms. Several large customers have provisions in their agreements that delay payments to the Company until there is a steady flow of products being resold. In some cases, the Company also offers an unlimited return policy for slow moving products. Provisions created for product returns also reduce the outstanding balance of accounts receivable. Exposure to losses on receivables is expected to vary by customer due to how the products are being purchased by the end-users.

As of June 30, 2007, the accounts receivable, net of allowance of product returns and bad debt, is as follows:

Accounts receivable	$220,182
Less: allowance for product returns	(178,151)
Less: provision for bad debt	(42,031)
Net accounts receivable	$(0)

Provision for Bad Debt

The Company evaluates the credit worthiness of each of its customers and has determined that some accounts will be uncollectible and will have to be written off in the future. Management has determined that a provision for bad debt of $42,031, in addition to the provision for product returns, is sufficient at June 30, 2007.

Advertising Costs

Advertising costs are expensed as incurred and are included in selling and marketing expenses. For the six months ended June 30, 2007 and 2006, the Company incurred $12,895 and $0, respectively.

Inventory

Inventory, consisting primarily of raw materials and finished goods such as antacid tablets, tins, display boxes and completed shipping boxes, and is valued at the lower of cost or market. Cost is determined on a first-in, first-out basis for the materials and includes an allocation of the production labor for the packaging and shipping provided by an unrelated contractor.

Inventory reserves are estimated for excess and slow-moving inventory. These estimates are based on current assessments about future demands, market conditions and related management initiatives. If market conditions and actual demands are less favorable than those projected by management, additional inventory write-downs may be required.

During the six months ended June 30, 2007, the Company was notified by its contract packager that the Company had shipped all available finished goods and that no further packaging would take place. Based on this event, management determined that the remaining inventory of raw materials were of no value and that a 100% reserve was required for all remaining inventory.

As of June 30, 2007, the inventory at cost and reserves for excess and slow-moving inventory is as follows:

Inventory at cost	$56,116
Less: Reserve for excess and slow-moving inventory	(56,116)
Net inventory	$0

Property and Equipment

Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized. Deduction is made for retirements resulting from renewals or betterments.

Intangible Assets

Intangible assets represents the intangible value placed on the customer list acquired from Thomas NY and on costs incurred for trademarks and trademark applications. The intangible value of the customer list is being amortized over three years on a straight-line basis and the trademark costs are amortized over ten years on a straight-line basis. Identified intangible assets are regularly reviewed to determine whether facts and circumstances exist which indicate that the useful life is shorter than originally estimated or the carrying amount of assets may not be recoverable. The Company assesses the recoverability of its identifiable intangible assets by comparing the projected discounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment is based on the excess of the carrying amount over the fair value of those assets.

During the six months ended June 30, 2007, the Company was notified that the two largest retailers have decided to no longer carry the Acid+All® product since the Company did not have the financial resources for necessary sales and marketing activities at that time. The Company was also notified that the contract packager had ceased packaging the Acid+All® product and that the Company had no packaged products in inventory.

Under FAS No. 142, “Goodwill and Other Intangible Assets”, goodwill and other intangible assets are tested for impairment under certain circumstances, and written off when impaired, rather than being amortized as previous standards require.

All capitalized intangibles have been reviewed for impairment at June 30, 2007. Based upon managements’ evaluation of this business, it was determined that the current book value of the intangible assets for the customer list and trademarks of the Company should be fully impaired for the amount of $109,137.

At June 30, 2007, intangible assets are as follows:

Intangible assets at cost	$111,453
Less: Accumulated amortization	(2,316)
Less: Accumulated impairment	(109,137)
Net intangible assets	$0

Income Taxes

The Company was a subsidiary of iVoice, Inc. and as such, its results of operations were reported as part of the consolidated federal income tax returns of iVoice, Inc.

Upon the spin-off from iVoice, Inc, the Company will no longer be included in the consolidated returns of iVoice, Inc and will be required to account for income taxes in accordance with Statements of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income taxes and liabilities are computed annually for differences between the financial statement and the tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Fair Value of Financial Instruments

The carrying amount reported in the balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported for notes payable and convertible debentures approximates fair value because the interest on the underlying instruments are comparable with current market rates.

Share-Based Payment

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) published Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R are effective for small business issuers as of the first interim period that begins after December 15, 2005. Accordingly, the Company has implemented the revised standard in the quarter ending December 31, 2005. The adoption of FAS 123R has not had any effect on the financial statements of the Company.

The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received. Fair value is measured as the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

Basic and Diluted Earnings Per Common Share

Historical net loss per common share is computed using the weighted average number of common shares outstanding. Common stock equivalents were not included in the computation of diluted earnings per share when the Company reported a loss because to do so would be antidilutive for periods presented.

The following is a reconciliation of the computation for basic and diluted EPS:

	December 31,		June 30,
	2006	2005	2007	2006
Net loss applicable to common shares	$(1,489,594)	$0	$(668,399)	$(850,510)

Weighted-average common shares Outstanding	73,360,200	45,850,125	73,360,200	73,360,200

Net loss per share	$(0.02)	$0.00	$(0.01)	$(0.01)

Except for the shares issuable upon conversion of the iVoice Convertible Debenture, the Thomas Acquisition Convertible Debentures, the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock, which are indeterminable at this time, the Company does not have any common stock equivalents available at December 31, 2006 and 2006 and June 30, 2007 and 2006, respectively.

Derivative Liabilities

During April 2003, the Financial Accounting Standards Board issued SFAS 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” The statement requires that contracts with comparable characteristics be accounted for similarly and clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, except in certain circumstances, and for hedging relationships designated after June 30, 2003. The financial statements for the year ended December 31, 2006 and for the six months ended June 30, 2007 include the recognition of the derivative liability on the underlying securities issuable upon conversion of the iVoice Secured Convertible Debentures and the Thomas Acquisition Convertible Debentures.

OUR BUSINESS

Background

Thomas Pharmaceuticals NY was founded in July 2004 on the premise that money can be made by making the “humdrum hip” or by retooling a mundane product to make it new and exciting.  The strategy of Thomas Pharmaceuticals is to capitalize on “old school” or “retro” products, such as antacids, with proven effectiveness and usefulness, but with improved formulation, packaging, marketing and advertising to articulate the brand attributes to a new generation of consumer who demand substance with style. Thomas Pharmaceuticals operates its business from its executive office in Matawan, New Jersey.

Thomas Pharmaceuticals began selling its first product, Acid+All®, a calcium-enriched, sugar free, anti-gas antacid tablet, in January 2006.  During the year ended December 31, 2006 Thomas Pharmaceuticals generated approximately $179,938 in revenues from product sales.  Product sales have decreased substantially during the first six months of 2007.  For the six months ended June 30, 2007, Thomas Pharmaceuticals generated approximately $26,707 in revenues from sales of Acid+All®.  As of March 1, 2007 Thomas Pharmaceuticals was shipping Acid+All® to 40 major national and regional retailers.  During 2006 and the first two quarters of 2007 the product was available through additional retailers who decided to no longer carry the Acid+All® product since Thomas Pharmaceuticals did not have the financial resources for necessary sales and marketing activities at that time.  Thomas Pharmaceuticals needs to raise significant financing in order to fund its ongoing operations.  There can be no assurance as to the receipt or timing of financing.  We anticipate that our operations will require at least $190,000 per quarter.

Thomas Pharmaceuticals is currently not shipping Acid+All® to any retailers.  The only sales of Acid+All®  at this time are sales of remaining products on the shelves of retailers who previously ordered Acid+All®.  Currently, Thomas Pharmaceuticals has no new orders for its product and if it were to receive any order for the Acid+All® product it would be unable to fill such order since its contract packager has ceased packaging the Acid+All® product based on the financial condition of the Company and the Company has no packaged products in inventory.  If Thomas Pharmaceuticals is able to obtain necessary financing it may be able to enter into a new arrangement with a contractor to package Acid+All® and may be able to develop new contracts with retailers.  However, no such assurance can be given that Thomas Pharmaceuticals will be able to obtain financing or enter into any new contracts with retailers or a packager.

Based on the operational developments described above and the lack of financing, management is currently evaluating the business of the Company.  Thomas Pharmaceuticals will not be able to continue in the business of selling Acid+All®  or engage in any other related or unrelated business unless it obtains financing or enters into a merger, consolidation, reorganization, joint venture, license, purchase or sale of assets, purchase or sale of stock, or other similar transaction.  Any such merger, acquisition or other transaction may be with a company which has a business outside the current field of operations of Thomas Pharmaceuticals.  Management of Thomas Pharmaceuticals is actively seeking a potential merger or acquisition candidate.  There can be no assurance that any acquisition plan will be successfully implemented. Thomas Pharmaceuticals may not be able to identify, successfully integrate or profitably manage any such businesses or operations.  Currently, Thomas Pharmaceuticals has no plans, proposals or arrangements, either orally or in writing, regarding any specific proposed acquisition or merger.

As described herein, Thomas Pharmaceuticals currently faces a multitude of problems which have a significant impact on the Company.  These problems each stem from a lack of financing and are interrelated.  As a result of not having adequate financing for sales and marketing activities retailers that previously carried the Acid+All® product stopped ordering such product.   This in turn resulted in the Company’s packager to stop packaging the Acid+All® product.  Without a packager for the product the Company is not able to deliver any products to any retailers that would be willing at this time or in the future to place the Acid+All® product on their shelves.  In addition, if the Company is not able to obtain adequate financing it will not be able to engage in any future sales or marketing activities and it is unlikely that retailers will carry the Acid+All® product in the future, once a packager is in place, unless financial resources are available for such sales and marketing activities.   Accordingly, if the Company is unsuccessful in obtaining financing or entering into a merger, acquisition or other transaction Thomas Pharmaceuticals will be unable to solve the multitude of problems that it current faces as a result of not having adequate financing and it will be unlikely that the business of Thomas Pharmaceuticals will be able to continue.

Thomas Pharmaceuticals, Ltd., a subsidiary of iVoice, Inc. was incorporated on May 19, 2005 as a New Jersey corporation under the name iVoice Acquisition Corp. On January 4, 2006, its name was changed to Thomas Pharmaceuticals, Ltd. Thomas Pharmaceuticals, Ltd., a New York corporation (“Thomas Pharmaceuticals NY”), was formed on July 20, 2004. On January 6, 2006, iVoice entered into an Agreement and Plan of Merger with Thomas Pharmaceuticals, Thomas Pharmaceuticals NY, and the shareholders of Thomas Pharmaceuticals NY.  Thomas Pharmaceuticals NY was founded by Farris M. Thomas, Jr. who served as President of Thomas Pharmaceuticals NY from July 20, 2004 until the merger with Thomas Pharmaceuticals.  Mr. Farris thereafter served as the President of Thomas Pharmaceuticals until his resignation on March 15, 2007.  Thomas Pharmaceuticals NY was in the business of developing and marketing over-the-counter non-prescription healthcare products with a focus on the high-end, branded consumables market.

Under the terms of the Merger Agreement, on January 6, 2006 Thomas Pharmaceuticals NY merged with and into Thomas Pharmaceuticals. The shareholders of Thomas Pharmaceuticals NY exchanged all of their shares of common stock of Thomas Pharmaceuticals NY for 500,000 shares of Thomas Pharmaceuticals Series A Convertible Preferred Stock which shares have been converted into an aggregate of 1,497,147 shares of Class A Common Stock of Thomas Pharmaceuticals immediately prior to the effective date of the registration statement of which this prospectus is a part. The shares of Thomas Pharmaceuticals Class A Common stock held by these stockholders will constitute 2% of the Thomas Pharmaceuticals Class A Common Stock outstanding immediately after the Distribution. These transactions provided Thomas Pharmaceuticals NY and its stockholders the working capital needed for the operations of the Company, administrative services and potential liquidity for their shares.  The following additional documents and/or transactions were completed as part of the Merger Agreement.

On January 6, 2006, iVoice purchased from Thomas Pharmaceuticals $325,000 in stated value of Thomas Pharmaceuticals Series B Convertible Preferred Stock (325 shares), a $360,000 10% secured convertible debenture and a $100,000 10% administrative service convertible debenture. The administrative service debenture was issued by Thomas Pharmaceuticals to compensate iVoice for the administrative services that iVoice provided to Thomas Pharmaceuticals under the administrative services agreement. The purchase of the Series B Convertible Preferred Stock and the $360,000 convertible debenture provided working capital to Thomas Pharmaceuticals.

On January 6, 2006, iVoice also agreed to purchase an additional debenture in the principal amount of at least $225,000 on or before April 30, 2006 and additional $225,000 of Series B Convertible Preferred Stock on or before April 30, 2006. iVoice further agreed that if Thomas Pharmaceuticals generates sales of $1 million in the period beginning on January 1, 2006 and ending on September 30, 2006, then iVoice would purchase from Thomas Pharmaceuticals an additional debenture in the principal amount of at least $200,000 on or before December 31, 2006 and an additional $200,000 of Series B Convertible Preferred Stock on or before December 31, 2006.

On April 3, 2006, iVoice, Thomas Pharmaceuticals and the shareholders of Thomas Pharmaceuticals entered into an Amendment to the Agreement and Plan of Merger pursuant to which the obligations of iVoice to invest further in Thomas Pharmaceuticals was extended until June 15, 2006.

On April 27, 2006, iVoice purchased a 10% secured convertible debenture issued by Thomas Pharmaceuticals in the principal amount of $225,000 and a $225,000 in stated value of Series B Convertible Preferred Stock of Thomas Pharmaceuticals (225 shares). On February 7, 2007, iVoice purchased a 10% secured convertible debenture issued by Thomas Pharmaceuticals in the principal amount of $25,000.

iVoice executed a Security Agreement with Thomas Pharmaceuticals to secure the obligations of Thomas Pharmaceuticals under the various debentures set forth above.

On August 9, 2006, iVoice entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) by and among Thomas Pharmaceuticals, Thomas Pharmaceutical Acquisition Corp. (“Thomas Acquisition”) and iVoice, whereby Thomas Acquisition, agreed to purchase all of the securities of Thomas Pharmaceuticals outstanding as of such date and owned by iVoice (the “Securities”), for the purchase price of $1,235,100 plus twenty-five (25%) percent thereof, plus interest and dividends accrued under the terms of such securities through the closing date. iVoice had the right to terminate the Stock Purchase Agreement in the event the closing did not occur by October 31, 2006.  Thomas Acquisition is a private company unaffiliated with Thomas Pharmaceuticals or iVoice.   Farris M. Thomas, Jr., the former President of Thomas Pharmaceuticals, is the Chief Executive Officer of Thomas Acquisition.   Thomas Acquisition was formed to purchase the Securities held by iVoice.  If such Securities were acquired, the controlling stockholder of Thomas Pharmaceuticals would be Thomas Acquisition.

On January 26, 2007, iVoice entered into an Extension Agreement (the “Extension Agreement”) by and among Thomas Pharmaceuticals, Thomas Acquisition and iVoice. The Extension Agreement amended the Stock Purchase Agreement whereby the expiration date provided for in the Stock Purchase Agreement was extended to and through the date on which the Securities and Exchange Commission declares effective a registration statement for the distribution of Class A Common Stock of Thomas Pharmaceuticals to the shareholders of the iVoice (the “Effective Date”). It was also agreed by the parties that Thomas Acquisition would provide $160,000 to Thomas Pharmaceuticals as bridge financing.  If, as of the Effective Date of the Registration Statement of which this prospectus is a part Thomas Acquisition does not exercise its right to purchase the Securities, the Stock Purchase Agreement will be terminated as of such date.  If the Stock Purchase Agreement is terminated.  Thomas Acquisition will no longer have the right to purchase the Securities, iVoice will remain the holder of the Securities and iVoice will proceed with the Distribution.  If, on the other hand, Thomas Acquisition does purchase the Securities prior to the Effective Date there will be no spin-off of Thomas Pharmaceuticals and no Distribution.

On January 26, 2007, Thomas Acquisition issued to Biobridge LLC a debenture in the principal amount of $103,200 convertible into Class A Common Stock of Thomas Pharmaceuticals and a debenture in the principal amount of $96,800 convertible into Series B Convertible Preferred Stock of Thomas Pharmaceuticals. The $103,200 convertible debenture was secured with the assets of Thomas Pharmaceuticals, subordinate to the security interest previously granted to iVoice. The net proceeds of $160,000 from the convertible debentures were loaned to Thomas Pharmaceuticals in the form of a Promissory Note. The Promissory Note bears interest at the rate of ten percent per annum and has a term of seven years.

On March 1, 2007, iVoice and Thomas Pharmaceuticals entered into an administrative services agreement which will become effective at the time of the Distribution and replace the administrative services agreement entered into on January 6, 2006. Under this agreement, iVoice will provide Thomas Pharmaceuticals with physical premises, contract review, sales issuance, invoicing and collection services, financial accounting and reporting, claims administration and reporting, and other areas where Thomas Pharmaceuticals needs transitional assistance and support. Under the administrative services agreement, iVoice is to provide Thomas Pharmaceuticals substantially the same level of service and use substantially the same degree of care as iVoice’s personnel provided and used in providing such services prior to the execution of the agreement. For these services, Thomas Pharmaceuticals will pay iVoice a fee of $4,000 per month. Thomas Pharmaceuticals believes that the terms and conditions of the administrative services agreement are as favorable to Thomas Pharmaceuticals as those available from unrelated parties for a comparable arrangement.

The administrative services agreement will continue on a month to month basis until Thomas Pharmaceuticals has found replacement services.  Upon termination of the agreement, Thomas Pharmaceuticals would be required to obtain such services from a third party or increase its headcount to provide such services. This could be more expensive than the fees which Thomas Pharmaceuticals has been required to pay under the administrative services agreement.

The $910,000 in principal of outstanding convertible debentures ($710,000 in principal issued by Thomas Pharmaceuticals and $200,000 in principal issued by Thomas Pharmaceutical Acquisition Corp., and 550 shares of Series B Convertible Preferred Stock of Thomas Pharmaceuticals with a stated value of $1,000 per share, are convertible into our shares. $813,200 of the convertible debentures provide that, at the holder’s option, principal and interest due on the debentures can be converted into the number of shares of Thomas Pharmaceuticals Class A Common Stock determined by dividing the amount of the debenture being converted by a 20% discount to the lowest closing bid price of the Thomas Pharmaceuticals Class A Common Stock for the five trading days before the conversion date. $96,800 of the convertible debentures provide that, at the holder’s option, principal and interest due on the debentures can be converted into the Thomas Pharmaceuticals Series B Convertible Preferred Stock having a stated value of $1,000 per share. The Thomas Pharmaceuticals Series B Convertible Preferred Stock is convertible at the holder’s option into the number of shares of Thomas Pharmaceuticals Class A Common Stock determined by dividing the stated value of the shares of Thomas Pharmaceuticals Series B Convertible Preferred Stock being converted by a 20% discount to the lowest closing bid price of the Thomas Pharmaceuticals Class A Common Stock for the five trading days before the conversion date. There is no limit upon the number of shares that Thomas Pharmaceuticals may be required to issue upon conversion of any of these obligations.

The following description of our business is intended to provide an understanding of our products and the direction of our initial marketing strategy. As Thomas Pharmaceuticals is in its developmental stage, any focus described in the following pages may change and different initiatives may be pursued, at the discretion of management. Thomas Pharmaceuticals may seek to expand its operations through additional sales and marketing activity and the acquisition of additional businesses. Any potential acquired additional businesses may be outside the current field of operations of Thomas Pharmaceuticals. Thomas Pharmaceuticals may not be able to identify, successfully integrate or profitably manage any such businesses or operations. Currently, Thomas Pharmaceuticals has no plans, proposals or arrangements, either orally or in writing, regarding any proposed acquisitions and is not considering any potential acquisitions.  In addition, although there are no current plans to do so, Thomas Pharmaceuticals may change its strategy for the development and marketing of its products in the future and the business plan of Thomas Pharmaceuticals might not be implemented as set forth herein.

Company Strategy

Thomas Pharmaceuticals NY was founded in July 2004 on the premise that money can be made by making the “humdrum hip” or by retooling a mundane product to make it new and exciting. We believe that the traditional consumer healthcare companies have, in many cases, overlooked the distinct needs and requirements of the baby boomer population, which are quite different from previous generations, thus providing an opportunity for the Company. These traditional consumer healthcare companies have in many cases misunderstood and ignored the style and convenience requirements of the baby-boomer niche. Our strategy is to bring style and substance to antacids to create a new upscale product category.

Our marketing strategy is similar to what has been done with great success by Altoids® with breath mints and Starbucks® with coffee: up-scaling a well-accepted product with creative branding and innovative sales promotion techniques. We follow a highly disciplined strategy of picking a product that is a consumer staple representing a large market in the over-the-counter non-prescription healthcare product area but which has had little or no innovation in recent years. We then redesign and upscale the product, making it new, more convenient and exciting to reach a new class of customers.

A component of our strategy is to work in “partnership” with retailers, such as major drug store chains, to increase their sales by bringing in new customers who will buy more than our redesigned products. This partnership approach has enabled us to receive a system-wide order for Acid+All® from Walgreens, the largest drug store chain in the U.S., in three months instead of the average of 18 months for new products. Another key component of our strategy is to utilize a targeted, fully-integrated sales and marketing program tailored to retailers, distributors and consumers.

Products

Acid+All® Product. We launched our first product Acid+All®, a calcium-enriched, sugar free, antacid tablet, in January 2006. Acid+All® was launched on the January 16th cover of Drug Store News, with an accompanying feature story. The debut of Acid+All®  was supported with advertising, sampling, sponsorship, public relations and special events. We selected antacids as our initial product, largely because antacids rank third in over-the-counter sales representing approximately 10% of an outlet’s health and beauty aid sales and have remained virtually unchanged in packaging, composition and marketing in recent years.

Acid+All® is targeted to travelers, executives and baby boomers requiring antacid relief. It is estimated that at least 60 million Americans use antacids monthly - roughly 25% of the U.S. population. The digestive aid category is an example of an over-the-counter category driven by an aging baby boomer population and the unhealthy lifestyle of many Americans.

The composition of Acid+All® includes calcium carbonate, simethicone, glycine and magnesium stearate. Calcium carbonate is used mainly as an antacid and as a protective for patients with hyperacidity, gastritis and peptic ulcer. Its effects are rapid and prolonged with a high neutralizing capacity.  Acid+All® contains simethicone, an anti-gas ingredient, unlike other antacid products. Glycine and magnesium stearate help provide a coating to the tablet which results in good texture and feel and spearmint oil gives it a pleasing flavor. With the increased awareness of women’s health, namely osteoporosis and related conditions, revenues for antacids containing calcium are on the increase.

The Acid+All® tablets are aspirin-sized, palatable and easy to consume. The tablets are packaged in small, unobtrusive metal tins that can fit in a pocket or a small purse and are marked with our highly distinctive Acid+All® logo.

Acid+All® was strategically marketed to independent pharmacies, retail drugstore chains and directly to the consumer, stressing high style, efficacy, convenience, innovation and freshness of the product.

While there are already several antacid tablets on the market manufactured by large companies with substantial sales and marketing resource, we do not intend to compete head on with these companies any more than Starbucks® competes with Maxwell House® or Altoids® with Life Savers®. Rather, we aim to create a new upscale product category.

Initial Orders.  Our first order in February 2006 was from the luxury Peninsula Hotel located in New York City.  Acid+All® was the first over-the-counter product sold in the hotel’s mini-bar and on-target with the Acid+All® strategy to bring “substance with style” to professional and business travelers.

Our first order in April 2006 from chain drug stores was a system-wide order from Walgreens, the largest drug store chain in the U.S., with 5,200 stores.  This order was placed in a record three months from the initial marketing call.  Average time for a new product order from Walgreens initial marketing call to first system order is approximately 18 months.  We believe Walgreens was so quick to order Acid+All® because of the creative re-branding and the partnership strategy we employ with our customers.  Subsequently, through March 1, 2007, we received 17 regional reorders from Walgreens.  Walgreens is not currently carrying our Acid+All® product.

Acid+All® was shipped system-wide to 3,500 Rite Aid stores, 416 Longs Drug Stores, and 250 Duane Reade Stores in September, 2006 and to 700 Brooks Eckerd Pharmacy stores in November, 2006.  In October and November 2006 Thomas Pharmaceuticals shipped system-wide orders to 2,400 Kroger Stores, 900 Albertsons Stores and 875 Publix Stores.  By December 2006 we had completed new vendor applications for 143 major national, regional chain drug stores, food stores and drug wholesalers.

As of March 1, 2007 Thomas Pharmaceuticals was shipping Acid+All® to 40 major national and regional retailers.  During 2006 and the first two quarters of 2007 the product was available through additional retailers who decided to no longer carry the Acid+All® product since Thomas Pharmaceuticals did not have the financial resources for necessary sales and marketing activities at that time. Thomas Pharmaceuticals is currently not shipping Acid+All® to any retailers.  The only sales of Acid+All®  at this time are sales of remaining products on the shelves of retailers who previously ordered Acid+All®.  Currently, Thomas Pharmaceuticals has no new orders for its product and if it were to receive any order for the Acid+All® product it would be unable to fill such order since its contract packager has ceased packaging the Acid+All® product based on the financial condition of the Company and the Company has no packaged products in inventory. If Thomas Pharmaceuticals is able to obtain necessary financing it may be able to enter into a new arrangement with a contractor to package Acid+All® and may be able to develop new contracts with retailers.  However, no such assurance can be given that Thomas Pharmaceuticals will be able to obtain financing or enter into any new contracts with retailers or a packager.

While we received an order for Acid+All® from Walgreens, the largest drug store chain in the U.S., in three months, the average marketing and sales cycle for new products such as ours, is lengthy and can be as long as 18 months. Accordingly, the time lag from initiation of marketing efforts to final sales can be lengthy and there is no guaranty that the expenditure of significant time and resources will result in sales.

Branding and Packaging. We believe that our creative marketing program, distinct packaging and eye-catching point of purchase displays are key elements in the sale of our Acid+All® product.  Acid+All® is packaged in a stylish, convenient, disposable, old-fashioned pillbox with a bold, vibrant, sophisticated label. The box is similar in concept to tin boxes used by Altoids® except that Acid+All® tin boxes are smaller and our boxes hold 32 tablets. The Acid+All® pillboxes are expected to be reused by consumers for a variety of personal and household uses, including as a pillbox.

For Duane Reade, we developed four custom point-of-purchase display boxes featuring the distinctive Acid+All® logo: (1) a 48-count counter box for placement at the cash register; (2) a 12-piece gravity-pull box for placement at the cash register; (3) a 12-piece counter sleeve box for placement on the shelf in the antacid aisle and (4) a six-piece counter box for placement at the cash register.

•	Future Products

Upon receipt of necessary financing, we may introduce product extensions of Acid+All®, flavored and effervescent versions of Acid+All® and an Acid+All® acid reducer.  We do not currently have any of these products in development and do not expect to launch any new products in the near future due to our lack of financial resources.

Marketing and Sales

For the initial sales of Acid+All® we developed a targeted, fully-integrated sales and marketing program tailored to retailers, distributors and consumers. We have a contract with P2B, Inc., an independent, experienced national sales manager who has sales representation relationships with 25 brokers across the U.S. who call on leading national and regional retail accounts.  Pursuant to the agreement, we are required to pay P2B, Inc. a monthly management fee of $6,000 per month or 3% of net sales, whichever is greater, plus expenses.  The agreement will continue unless superseded by a new agreement or terminated on 90 days written notice.  If we obtain financing, we intend to hire additional marketing staff and full-time in-house sales management within the next 12 months. Our products are also marketed through our web site.

For Acid+All® we created a comprehensive, multi-tier, multi-market new product launch that combines substance with style, including:

•	Specifically targeted national, regional and local editorial outreach to consumer magazines, newspapers, television, radio and electronic media;

•	Targeted editorial outreach to national, regional and local trade and business press;

•	Targeted national, regional and locals consumer sampling program designed in partnership with national, regional and local retailers;

•	Targeted internet campaign using the website www.acidall.com and The Acid+All® Wellness Report.

We intend to continue to create and participate in sponsorships and partnerships within the community across a broad spectrum of audiences that strongly support the retailer and the customer. We believe that utilizing the organic, grass roots approach in major markets where our retail customers and consumers reside enhances the development of our brands and increases early sales of our products.

Distribution and Supply Arrangements.  As described above, we currently do not have long-term sale or supply agreements with any of our retail distributors.  Our Acid+All® product has been sold pursuant to short-term sales contracts or purchase orders.  These arrangements with Duane Reade, Cardinal and Brooks Eckerd provide for payment by us within 31 days and a 2% discount provided if payment is made within 30 days.  Our arrangement with Drugstore.com provides for payment by us within 45 days and a 2% discount provided if payment is made within 30 days.  Our arrangement with Kroger provides for payment by us within 61 days and a 2% discount if payment is made within 60 days. These retail distributors are not contractually obligated to carry our products exclusively or for any period of time. Therefore, these retail distributors may purchase products that compete with our products or cease purchasing our products at any time. The loss of one or more of these customers could significantly reduce our net sales and limit our ability to create profit.

As is the case with many suppliers of over-the-counter healthcare products to retailers such as drug store chains, we ship our products to vendors in advance of sale to the consumer and in certain cases will not receive payment from the vendors until after the product is scanned at the cash register and the sale to the consumer is made (known as pay-on-scan). In our short-term sales contracts with our vendors we generally offer a return policy for unsold products. We often have inventory that is outstanding with our vendors that is available for sale but is not yet sold or paid for. In addition, we extend credit and have sales guarantees pursuant to arrangements with certain vendors. Several of our large customers have provisions in their agreements that delay payments to us until there is a steady flow of products being sold. In some cases, we also offer an unlimited return policy for slow moving products. Exposure to losses on receivables and pursuant to sales guarantees is expected to vary by customer due to how the products are being purchased by the customers (end-users). Our cash flow will therefore generally lag behind our inventory shipment and sales and unless we are able to put our products in the hands of a significant number of consumers, our business, results of operations and financial condition may suffer significantly. In addition, we may not have sufficient cash flow to purchase additional inventory when needed for delivery to vendors or for operations. We believe that we may continue to operate at a negative cash flow for certain periods in the future due to these factors. If we are unable to consistently generate sustained positive cash flow from operations, we must rely on debt or equity financing.

Our business model depends greatly on our ability to place our products on retail shelves for availability to consumers. In order to compete effectively, gain market share and generate sufficient net sales, we must expand our existing distribution network. Our targeted retailers are very protective of their limited shelf space. Our business model depends on us being able to convince retailers that they will benefit from adding our products to their inventory. If stores and distributors are unwilling or unable to do so, we may not be able to sell sufficient quantities of products in order to create profits. Our failure to develop, maintain and continually improve our distribution network could give rise to a loss of market share or an inability to attain sufficient market share in order to create profits.

Competition

The over-the-counter non-prescription healthcare product industry is extremely competitive and consists of major domestic and international pharmaceutical, cosmetic, consumer products and other companies, most of which have financial, technical, manufacturing, distribution, marketing, sales and other resources substantially greater than ours and who hold significant market share.  Our Acid+All® tablets compete with over-the-counter antacid products, such as Rolaids® and Tums®.  Our market position for sales of Acid+All® tablets is not significant as of the date of this prospectus.  We believe we will be able to compete by bringing style and substance to traditional categories of over-the-counter non-prescription healthcare products to create new upscale products. Our ability to compete favorably with our competitors with respect to our branded products will depend primarily upon our development of brand recognition across multiple distribution channels, our ability to quickly develop new products with market potential, to successfully advertise, market and promote our products, as well as our product quality and the development of a strong and effective distribution network. Our competitors may introduce more effective or less expensive products or products with greater market recognition or acceptance, including prescription antacids, which could compete with our products and have a significant negative impact on our business and financial condition.

Manufacturing and Contract Packaging

Acid+All® tablets are being manufactured for us by Contract Pharmacal Corporation (“CPC”), an established contract manufacturer headquartered in Hauppauge, New York, which has been approved by the U.S. Food and Drug Administration, or FDA. This manufacturer is responsible for supplying the formula ingredients for Acid+All®. We do not have a contract with this manufacturer. This manufacturer may not continue to maintain its FDA certification or continue to be willing or able to produce our products for us at reasonable prices or at all. If for any reason this company discontinues production of our products at a time when we have a low volume of inventory on hand or are experiencing a high demand for our products, significant delays in production of our products and interruption of our product sales may result as we seek to establish a relationship and commence production with a new manufacturer.

The Acid+All® tablets were packaged by Denison Pharmaceuticals, Inc. (“Denison”) a Pawtucket, Rhode Island-based, FDA-registered pharmaceutical contract packer. Denison is no longer packaging our Acid+All® tablets based on our financial condition.  We are seeking another packager for our Acid+All® tablets.  Until such time as we arrange for another packer for our Acid+All® tablets, we will not be able to fill any orders if we receive them.  We have no packaged products in inventory. If we are able to obtain necessary financing we may be able to enter into a new arrangement with a contractor to package Acid+All® and may be able to develop new contracts with retailers.  However, no such assurance can be given that we will be able to obtain financing or enter into any new contracts with retailers or a packager.

We expect to continue to outsource manufacturing and packaging. There are no plans to bring these functions in- house. We believe outsourcing to be the optimum approach.

Backlog

Our revenues are processed through the system from sales orders generated and issued by our customers. We primarily fulfill the sales orders on a turn-around time of between two to ten days. As such, at any given point in time, we do not experience a backlog of unfilled sales orders. At June 30, 2007, we had no backlog sales orders.

Research and Development

Our recent research and development efforts have been primarily in the over-the-counter antacid area.  We incurred research and development expenses of approximately $60,864 in the fiscal year ended December 31, 2006 and $0 in the six months ended June 30, 2007.

Intellectual Property Rights

We utilize the following federally registered and unregistered trademarks which are material to our business: Acid+All®, Heartburn Happens, Acid+All Helps™, Acid+All Does it All™ and Ask for Acid+All®, We believe that protecting our trademarks is crucial to our business strategy of building strong brand name recognition and that such trademarks will have significant value.

Our policy is to pursue registrations of all the trademarks associated with our key products. We rely on common law trademark rights to protect our unregistered trademarks. Common law trademark rights generally are limited to the geographic area in which the trademark is actually used, while a United States federal registration of a trademark enables the registrant to stop the unauthorized use of the trademark by any third party anywhere in the United States. Furthermore, the protection available, if any, in foreign jurisdictions may not be as extensive as the protection available to us in the United States.

We do not own any patents or licenses. We claim proprietary rights in various unpatented technologies, know-how, trade secrets and trademarks relating to our products and manufacturing processes. We protect our proprietary rights in our product formulas and operations through contractual obligations with our manufacturers, employees, consultants and vendors. These protections may prove inadequate. Further, our competitors may independently develop or patent products that are substantially equivalent or superior to our products.

Although we seek to ensure that we do not infringe on the intellectual property rights of others, there can be no assurance that third parties will not assert intellectual property infringement claims against us. Any infringement claims by third parties against us may have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any such claims could be time consuming and could result in costly litigation or lead us to enter into royalty or licensing agreements rather than disputing the merits of such claims.

Employees

As of August 1, 2007, we had one full-time employee and one part-time employee. We have entered into an employment agreement with our Non-executive Chairman (Mr. Mahoney) and our Chief Executive Officer (Mr. Lucas). Many services that would be provided by employees are currently being provided to us by iVoice under the administrative services agreement. If we obtain financing, we intend to expand our personnel. See “Management’s Discussion and Analysis or Plan of Operation -- Liquidity and Capital Resources.”

Government Regulation

Over-the-counter drugs are subject to FDA regulations. Generally, over-the-counter drugs must either receive premarket approval by FDA or conform to final regulations specifying conditions whereby they are generally recognized as safe and effective, and not misbranded. Over-the-counter drugs must also be labeled according to over-the-counter drug regulations, including the “Drug Facts” labeling. Currently, certain over-the-counter drugs that were marketed before the beginning of the Over-the-Counter Drug Review (May 11, 1972) may be marketed without specific approval pending publication of final regulations under the ongoing Over-the-Counter Drug Review. Once a regulation covering a specific class of over-the-counter drugs is final, those drugs must either:

•	be the subject of an approved New Drug Application (NDA), or

•	comply with the appropriate monograph, or rule, for an over-the-counter drug.

An NDA is the vehicle through which drug sponsors formally propose that the FDA approve a new pharmaceutical for sale and marketing in the U.S. The FDA only approves an NDA after determining that the data are adequate to show the drug’s safety and effectiveness for its proposed use and that its benefits outweigh the risks. The NDA process can be expensive and time consuming for a drug sponsor.

The FDA has published monographs, or rules, for a number of over-the-counter drug categories. These monographs state requirements for categories of non-prescription drugs, such as what ingredients may be used and for what intended use. Among the many non-prescription drug categories covered by over-the-counter monographs are antacids.

Our management has determined that our Acid+All® product is an over-the-counter drug that may be marketed without specific FDA approval as it is covered by over-the-counter monographs. The FDA, however, may disagree with our management’s classification of this product.

The FDA has broad regulatory and enforcement powers. If the FDA determines that we have failed to comply with applicable regulatory requirements, it can impose a variety of enforcement actions from public warning letters, fines, injunctions, consent decrees and civil penalties to suspension or delayed issuance of approvals, seizure or recall of our products, total or partial shutdown of production, withdrawal of approvals or clearances already granted, and criminal prosecution. The FDA can also require us to replace or refund the cost of products that we distributed. If any of these events were to occur, it could materially adversely affect our ability to market our products and our business and financial condition.

Advertising of our products is subject to regulation by the U.S. Federal Trade Commission (“FTC”) under the Federal Trade Commission Act (“FTCA”). The FTCA prohibits unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce. The FTCA provides that the dissemination or the causing to be disseminated of any false advertisement pertaining to drugs or foods, which would include antacids, is an unfair or deceptive act or practice. Under the FTC’s Substantiation Doctrine, an advertiser is required to have a “reasonable basis” for all objective product claims before the claims are made. Failure to adequately substantiate claims may be considered either deceptive or unfair practices. Pursuant to this FTC requirement we are required to have adequate substantiation for all material advertising claims made for our products. If the FTC were to impose limitations on our advertising of products, any such limitations could materially adversely affect our ability to successfully market our products.

The FTC has a variety of processes and remedies available to it for enforcement, both administratively and judicially, including compulsory processes, cease and desist orders, and injunctions. FTC enforcement can result in orders requiring, among other things, limits on advertising, corrective advertising, consumer redress, divestiture of assets, rescission of contracts and such other relief as may be deemed necessary. A violation of such orders could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Advertising, labeling, sales and manufacturing of our products are also regulated by state and local authorities. There can be no assurance that state and local authorities will not commence regulatory action, which could restrict the permissible scope of our product claims or our ability to sell in that state.

Governmental regulations in foreign countries where we may commence or expand sales may prevent or delay entry into the market or prevent or delay the introduction, or require the reformulation, of certain of our products. Compliance with such foreign governmental regulations is generally the responsibility of our distributors for those countries. These distributors are independent contractors over whom we have limited control.

We are also subject to licensing and regulation by a number of authorities in the states and municipalities in which we conduct operations. These may include health, safety, and fire regulations. Our operations are also subject to federal and state minimum wage laws governing such matters as working conditions and overtime.

We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. They could, however, require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not capable of reformulation, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling, and/or scientific substantiation. Any or all of such requirements could have a material adverse effect on our business, financial condition, results of operations and cash flows. If we were to experience product recalls or discontinuances, we could incur substantial expenses and wastage of time, as well as damage to our reputation.

Legal Proceedings

We are not party to any material legal proceedings, nor to our knowledge, is any such proceeding threatened against us.

Properties

We do not own any real property. Our executive offices are located in the same space as iVoice and we are subleasing from iVoice some of the office space located at 750 Highway 34, Matawan, New Jersey. The rent payment for the sublease is currently included in the administrative services agreement.

Following the Distribution, we intend to continue subleasing executive office space from iVoice pursuant to the administrative services agreement and we anticipate no relocation of our offices in the foreseeable future.

THOMAS PHARMACEUTICALS’ MANAGEMENT

We initially intend to have a board of directors that will consist of three directors. Listed below is certain information concerning individuals who are expected to serve as directors and executive officers of Thomas Pharmaceuticals following the Distribution. Each of Mr. Mahoney and Mr. Esser is currently a director of iVoice, Inc. and we anticipate that Mr. Mahoney and Mr. Esser will remain a director of both iVoice, Inc. and Thomas Pharmaceuticals following the Distribution.

Name	Age	Position with Thomas Pharmaceuticals, Ltd.
Jerome R. Mahoney	47	Non-Executive Chairman of the Board
John E. Lucas	75	President and Chief Executive Officer
Frank V. Esser	68	Director

Jerome R. Mahoney. Mr. Mahoney is the Non-Executive Chairman of the Board of Thomas Pharmaceuticals. He has been a director of Thomas Pharmaceuticals since May 2005. Mr. Mahoney has been the President and Chief Executive Officer and a director of iVoice, Inc. since May 21, 1999. Mr. Mahoney started at Executone Information Systems, a telephone systems manufacturer, and was Director of National Accounts from 1988 to 1989. In 1989, Mr. Mahoney founded Voice Express, Inc. a New York company that sold voicemail systems and telephone system service contracts and installed these systems. Mr. Mahoney sold Voice Express Systems in 1993. From 1993 to 1997, Mr. Mahoney was President of IVS Corp., and on December 17, 1997, he established International Voice Technologies, with which iVoice merged on May 21, 1999. Mr. Mahoney is also the Non-Executive Chairman of the Board of Trey Resources, Inc. Livingston, New Jersey, and has been a director of Trey Resources since January 1, 2003. He is also the Non-Executive Chairman of the Board of SpeechSwitch, Inc. Matawan, New Jersey and has held this position since November 10, 2004. He also held the Non-Executive Chairman of the Board of Deep Field Technologies, Inc. Matawan, New Jersey from November 10, 2004 through February 13, 2007. Mr. Mahoney has served as Non-Executive Chairman of the Board of MM2 Group, Inc. Livingston, New Jersey since October 19, 2005. Mr. Mahoney has served as iVoice Technology’s Non-Executive Chairman of the Board  from November 10, 2004 until August 30, 2006 and President, Chief Executive Officer and Secretary since August 30, 2006. Mr. Mahoney received a B.A. in finance and marketing from Fairleigh Dickinson University, Rutherford, N.J. in 1983.

John E. Lucas. Mr. Lucas has been Thomas Pharmaceuticals’ Chief Executive Officer and a director since February 2005 and President since March 2007. Mr. Lucas served as Chairman and Chief Executive Officer of EpiCept Corporation, New Jersey and Munich, Germany from January 1999 to July 2004. Mr. Lucas was also a director and on the audit, compensation and corporate governance committees of Sequenom, Inc. a producer of sophisticated DNA analysis and molecular diagnostics systems from 1998 to 2006. Mr. Lucas began his management career a few years after graduation from Harvard Business School (in 1958) when he was recruited to serve as Chief Executive Officer of Oxford Laboratories, San Mateo, California, a small company producing clinical laboratory devices and related supplies. Under his leadership, that company grew rapidly, completed an initial public offering and subsequently was acquired by G.D. Searle & Co. (now Monsanto). From 1974 to 2004 Mr. Lucas went on to serve as Chief Executive Officer of six additional biomedical startup or early stage turnaround companies, all of which achieved profitable liquidity. Mr. Lucas is a graduate of Western Military Academy and Northwestern University. He served three years sea duty as a line officer in the U.S. Navy.

Frank V. Esser. Mr. Esser has been a director of Thomas Pharmaceuticals since January 2006. He has been a director of iVoice, Inc. since February 24, 2004 and the iVoice Head of The Audit Committee. Mr. Esser, who is a Certified Public Accountant, from 1959 to 1968, functioned as Transfer Agent and Head Bookkeeper in the Treasury Department of Texaco Inc. As a certified public accountant with Ernst & Young from 1968 to 1981, he participated in the audits of major publicly traded companies such as J.P. Stevens & Co., Dynamics Corporation of America, and Phillips - Van Heusen Corporation, along with law firms, banks, manufacturing companies and other organizations. He also participated in the public offerings of equity and debt and the preparation of SEC filings. In 1981, Mr. Esser accepted the position of Corporate Controller with a client, Grow Group, Inc. a Fortune 500 manufacturer of paints, solvents, and household products, ascending to the position of Chief Financial Officer in 1987. In 1998, Mr. Esser accepted the position of Senior Associate at Beacon Consulting Associates, adding the title of Vice President in 1999. Mr. Esser is also a Board member of iVoice Technology, Inc. Matawan, New Jersey, since June 2005. Mr. Esser holds a BBA degree from Baruch College of the City University of New York and is a Certified Public Accountant in New York State.

There are no agreements or understandings for the officer or directors to resign at the request of another person and the above-named officers and director is not acting on behalf of nor will act at the direction of any other person. As of December 31, 2006, we did not have a separate audit committee. Rather, our entire Board of Directors performed all the functions that may be delegated to an audit committee. Based on our small size and limited financial and human resources, we did not believe that creating an audit committee separate and distinct from our full Board of Directors would have been cost-effective.

Director Compensation and Independence

The following table sets forth compensation information for services rendered by our directors during the fiscal year ended December 31, 2006. The following information includes the dollar value of fees earned or paid in cash and certain other compensation, if any, whether paid or deferred. Our directors did not receive any bonus, stock awards, option awards, non-equity incentive plan compensation, or nonqualified deferred compensation earnings during the last completed fiscal year.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total Compensation ($)
Jerome R. Mahoney (1)	0	0	0
John E. Lucas (2)	0	0	0
Frank V. Esser(3)	12,000(4)	0	12,000

(1)
Mr. Mahoney has been serving as the Non-Executive Chairman of the Board since May 2005 and received no compensation for this service in 2005 or 2006. Effective at the time of the Distribution, Mr. Mahoney will receive a salary for his services as Non-Executive Chairman of the Board of $85,000 for the first year with an annual increases based on the Consumer Price Index every year thereafter.

(2)	Mr. Lucas received no compensation for his service as a director. Mr. Lucas’s compensation received in his capacity as Chief Executive Officer is disclosed in the Summary Compensation Table below.

(3)	Mr. Esser has been serving as our outside director since January 2006 at a fee of $12,000 per year.

(4)	The $12,000 represents fees earned. Mr. Esser has been paid an aggregate of $6,000 during this period.

Director Independence

Thomas Pharmaceutical’s board of directors consists of Jerome R. Mahoney, John E. Lucas and Frank V. Esser. Mr. Esser is an “independent director” as such term is defined in Section 4200(a)(15) of the NASDAQ Marketplace Rules.

Compensation of Executive Officers

The following table sets forth the overall compensation earned during the fiscal year ending December 31, 2006 by (1) each person who served as the principal executive officer of the Company during fiscal year 2006; (2) the Company’s two most highly compensated executive officers as of December 31, 2006 with compensation during fiscal year 2006 of $100,000 or more; and (3) those two individuals, if any, who would have otherwise been in included in section (2) above but for the fact that they were not serving as an executive of the Company as of December 31, 2006.

Name and Principal Position	Year	Salary ($)	Total ($)

John E. Lucas, Chief Executive Officer (1)	2006	60,000	60,000

Farris M. Thomas, Jr. President (2)	2006	72,000	72,000

(1)	Mr. Lucas has been serving as the Chief Executive Officer since February 2005 and the President since March 16, 2007.

(2)	Mr. Thomas served as the President from July 2004 to March 15, 2007.

Employment Agreements

Jerome R. Mahoney

Thomas Pharmaceuticals entered into a five-year employment agreement with Mr. Mahoney on March 1, 2007 which will become effective at the time of the Distribution. Pursuant to the agreement, Mr. Mahoney will serve as Thomas Pharmaceuticals’ Non-Executive Chairman of the Board for a term of five years. As consideration, Thomas Pharmaceuticals will pay Mr. Mahoney the sum of $85,000 the first year with an annual increase based on the Consumer Price Index every year thereafter. Thomas Pharmaceuticals also will pay Mr. Mahoney a bonus for each merger or acquisition completed by the Company equal to six percent (6%) of the gross consideration paid or received by Thomas Pharmaceuticals in a merger or acquisition completed by the Company during the term of the agreement. The compensation payable to Mr. Mahoney under the agreement may be paid in the form of cash, debt or shares of Class B Common Stock at the option of Mr. Mahoney.

In the event Mr. Mahoney’s employment agreement is terminated by Thomas Pharmaceuticals due to Mr. Mahoney’s disability or retirement, Thomas Pharmaceuticals will pay him his full base salary for five years from the date of termination at the highest salary level under the agreement. In the event Mr. Mahoney’s employment agreement is terminated due to Mr. Mahoney’s death, Thomas Pharmaceuticals will pay to his estate his full base salary for eight years from the date of termination at the highest salary level under the agreement.

In the event Mr. Mahoney’s employment is terminated by Thomas Pharmaceuticals for cause, Thomas Pharmaceuticals will pay him through the date of termination and all other obligations for payments and benefits to Mr. Mahoney will terminate on such termination date.  Under his agreement, “cause” means (1) the willful and continued failure of Mr. Mahoney to substantially perform his duties to the Company after written demand for such performance is delivered to Mr. Mahoney by the Company’s board of directors, (2) the willful engaging by Mr. Mahoney in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, (3) the conviction of Mr. Mahoney of a felony, or (4) the commission of any act by Mr. Mahoney against the Company that may be construed as embezzlement, larceny, and/or grand larceny.  However, Mr. Mahoney will not be deemed to have been terminated for cause unless the board of directors determines, by a vote of at least 75% of the members of the board of directors, that Mr. Mahoney was guilty of conduct described in items (1), (2) or (4) above. Mr. Mahoney would be required to recuse himself from any discussions or vote regarding any potential termination, and the remaining directors would be required to determine, in accordance with their fiduciary duties as a board member, if Mr. Mahoney should be terminated for cause.

In the event Mr. Mahoney’s employment agreement is terminated by Thomas Pharmaceuticals following a change in control, as defined in the employment agreement for any reason other than cause, death, disability, retirement or good reason Mr. Mahoney will be entitled to receive his base salary through the term of the agreement plus an additional five years following the date of termination at the highest rate in effect on that date.  In the event Mr. Mahoney’s employment agreement is terminated within three years following a change in control, other than for cause, retirement, death or disability, or by Mr. Mahoney for good reason within three years following a change in control, in lieu of the foregoing payment Mr. Mahoney will be entitled to receive a severance payment equal to three hundred percent (300%), less $100, of his gross income for services rendered to Thomas Pharmaceuticals in each of the five prior calendar years (or shorter period during which Mr. Mahoney shall have been employed by Thomas Pharmaceuticals). Under his employment agreement, “good reason” means, among other things, (1) any limitation on Mr. Mahoney’s powers as Non-Executive Chairman of the Board, (2) a reduction in compensation, (3) a relocation of the Company outside New Jersey or (4) the failure of the Company to make any required payments under the agreement. The employment agreement restricts Mr. Mahoney from competing with Thomas Pharmaceuticals during the term of the agreement and for one year after he is no longer employed by the Company; provided that Mr. Mahoney is receiving severance or other compensation from the Company pursuant to the employment agreement for at least one year.

Mr. Mahoney has been serving as a director since May 2005 and received no compensation for his service as a director in 2005 or 2006.

John E. Lucas

Thomas Pharmaceuticals entered into an employment agreement with Mr. Lucas as of January 6, 2006 pursuant to which Mr. Lucas serves as Thomas Pharmaceutical’s Chief Executive Officer. The agreement term continues until December 31, 2008. As consideration, Thomas Pharmaceuticals agreed to pay Mr. Lucas the sum of $60,000 the first year with an annual increase based on the Consumer Price Index every year thereafter. Thomas Pharmaceuticals also agreed to pay Mr. Lucas an annual cash bonus based upon the net sales of the Company, equal to 2.5% of net sales in excess of $1,000,000 in 2006 and 2007, and 4% of net sales over $6 million in 2008. The compensation payable to Mr. Lucas under the agreement may be paid in the form of cash, debt or shares of Class B Common Stock at the option of the Company.

In the event Mr. Lucas’s employment agreement is terminated by Thomas Pharmaceuticals for cause or due to Mr. Lucas’s disability or retirement, Thomas Pharmaceuticals will pay him any unpaid compensation through the date of termination. Under his agreement, “cause” means (1) the willful and continued failure of Mr. Lucas to substantially perform his duties to the Company after written demand for such performance is delivered to Mr. Lucas by the Company’s board of directors, (2) the willful engaging by Mr. Lucas in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, (3) the conviction of Mr. Lucas of a felony, which is limited solely to a crime that relates to the business operations of the Company or that results in his being unable to substantially carry out his duties as set forth in the agreement, or (4) the commission of any act by Mr. Lucas against the Company that may be construed as embezzlement, larceny, and/or grand larceny. However, Mr. Lucas will not be deemed to have been terminated for cause unless the board of directors determines, by a vote of at least two-thirds of the members of the board of directors, that Mr. Lucas was guilty of conduct described in items (1), (2) or (4) above. Mr. Lucas would be required to recuse himself from any discussions or vote regarding any potential termination and the remaining directors would be required to determine, in accordance with their fiduciary duties as a board member, if Mr. Lucas should be terminated for cause.

In the event Mr. Lucas’s employment agreement is terminated due to Mr. Lucas’s death, Thomas Pharmaceuticals will pay to his estate all earned but unpaid compensation through the date of termination. In the event Mr. Lucas’s employment agreement is terminated by Thomas Pharmaceuticals without cause or by Mr. Lucas for good reason, Mr. Lucas will be entitled to receive (1) any unpaid compensation through the date of termination, (2) any unpaid bonus earned with respect to the fiscal year ending on or preceding the date of termination, and (3) a one-time lump sum payment equal to four week’s base salary. Under his employment agreement, “good reason” means, among other things, (1) a material breach of the employment agreement by the Company, (2) the failure by the Company to make any required payments under the agreement, (3) any material reduction or diminution in Mr. Lucas’s titles or primary job responsibilities with the Company, or (4) a change in control of the Company, as defined in the employment agreement. The employment agreement restricts Mr. Lucas from competing with Thomas Pharmaceuticals during the term of the agreement and for two years after he is no longer employed by Thomas Pharmaceuticals.

Farris M. (Tom) Thomas, Jr.

Thomas Pharmaceuticals entered into an employment agreement with Mr. Thomas as of January 6, 2006 pursuant to which Mr. Thomas served as Thomas Pharmaceutical’s President through his resignation on March 15, 2007. The agreement had a term until December 31, 2008. As consideration, Thomas Pharmaceuticals agreed to pay Mr. Thomas the sum of $72,000 the first year with an annual increase based on the Consumer Price Index every year thereafter. Thomas Pharmaceuticals also agreed to pay Mr. Thomas an annual cash bonus based upon the net sales of the Company, equal to 2.5% of net sales in excess of $1,000,000 in 2006 and 2007, and 4% of net sales over $6 million in 2008. Mr. Thomas resigned as President of Thomas Pharmaceuticals on March 15, 2007 and his employment agreement terminated as of such date.

Equity Compensation Plans

There are no existing equity compensation plans and we have no current plans, proposals or arrangements to establish, or provide any awards under, any such equity compensation plans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 6, 2006, iVoice entered into an Agreement and Plan of Merger with Thomas Pharmaceuticals, Thomas Pharmaceuticals NY, and the shareholders of Thomas Pharmaceuticals NY. Under the terms of the Merger Agreement, on January 6, 2006 Thomas Pharmaceuticals NY merged with and into Thomas Pharmaceuticals. The shareholders of Thomas Pharmaceuticals NY exchanged all of their shares of common stock of Thomas Pharmaceuticals NY for 500,000 shares of Thomas Pharmaceuticals Series A Convertible Preferred Stock which shares have been converted into an aggregate of 1,497,147 shares of Class A Common Stock of Thomas Pharmaceuticals immediately prior to the effective date of the registration statement of which this prospectus is a part. The shares of Thomas Pharmaceuticals Class A Common stock held by these stockholders will constitute 2% of the Thomas Pharmaceuticals Class A Common Stock outstanding immediately after the Distribution. The following additional documents and/or transactions were completed as part of the Merger Agreement.

On January 6, 2006, iVoice purchased from Thomas Pharmaceuticals $325,000 in stated value of Thomas Pharmaceuticals Series B Convertible Preferred Stock (325 shares), a $360,000 10% secured convertible debenture and a $100,000 10% administrative service convertible debenture. The administrative service debenture was issued by Thomas Pharmaceuticals to compensate iVoice for the administrative services that iVoice provided to Thomas Pharmaceuticals under the administrative services agreement. The purchase of the Series B Convertible Preferred Stock and the $360,000 convertible debenture provided working capital to Thomas Pharmaceuticals.

On January 6, 2006, iVoice also agreed to purchase an additional debenture in the principal amount of at least $225,000 on or before April 30, 2006 and additional $225,000 of Series B Convertible Preferred Stock on or before April 30, 2006. iVoice further agreed that if Thomas Pharmaceuticals generates sales of $1 million in the period beginning on January 1, 2006 and ending on September 30, 2006, then iVoice would purchase from Thomas Pharmaceuticals an additional debenture in the principal amount of at least $200,000 on or before December 31, 2006 and an additional $200,000 of Series B Convertible Preferred Stock on or before December 31, 2006.

On April 3, 2006, iVoice, Thomas Pharmaceuticals and the shareholders of Thomas Pharmaceuticals entered into an Amendment to the Agreement and Plan of Merger pursuant to which the obligations of iVoice to invest further in Thomas Pharmaceuticals was extended until June 15, 2006.

On April 27, 2006, iVoice purchased a 10% secured convertible debenture issued by Thomas Pharmaceuticals in the principal amount of $225,000 and a $225,000 in stated value of Series B Convertible Preferred Stock of Thomas Pharmaceuticals (225 shares). On February 7, 2007, iVoice purchased a 10% secured convertible debenture issued by Thomas Pharmaceuticals in the principal amount of $25,000.

iVoice has the right to convert $710,000 in principal (plus accrued and unpaid interest) of convertible debentures into an indeterminate number of shares of Thomas Pharmaceuticals Class A Common Stock. The debentures are convertible at the option of iVoice any time up to maturity at a conversion price equal to 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. In the event the debentures are redeemed, then Thomas Pharmaceuticals will pay $125,000 plus interest for each $100,000 redeemed. There is no limitation on the number of shares of Class A Common Stock that we may be required to issue to iVoice upon the conversion of this indebtedness.

iVoice also has the right to convert each share of Series B Convertible Preferred Stock into the number of shares of Thomas Pharmaceuticals’ Class A Common Stock determined by dividing the number of shares of Series B Convertible Preferred Stock being converted by 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. There is no limit upon the number of shares of Class A Common Stock that we may be required to issue upon conversion of any of these shares.

iVoice executed a Security Agreement with Thomas Pharmaceuticals to secure the obligations of Thomas Pharmaceuticals under the various debentures set forth above.

On August 9, 2006, iVoice entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) by and among Thomas Pharmaceuticals, Thomas Pharmaceutical Acquisition Corp. (“Thomas Acquisition”) and iVoice, whereby Thomas Acquisition, an entity unaffiliated with Thomas Pharmaceuticals or iVoice, agreed to purchase all of the securities of Thomas Pharmaceuticals outstanding as of such date and owned by iVoice (the “Securities”), for the purchase price of $1,235,100 plus twenty-five (25%) percent thereof, plus interest and dividends accrued under the terms of such securities through the closing date. iVoice had the right to terminate the Stock Purchase Agreement in the event the closing did not occur by October 31, 2006. Farris M. Thomas, Jr., the former President of Thomas Pharmaceuticals, is the Chief Executive Officer of Thomas Acquisition.   Thomas Acquisition was formed to purchase the Securities held by iVoice.

On January 26, 2007, iVoice entered into an Extension Agreement (the “Extension Agreement”) by and among Thomas Pharmaceuticals, Thomas Acquisition and iVoice. The Extension Agreement amended the Stock Purchase Agreement whereby the expiration date provided for in the Stock Purchase Agreement was extended to and through the date on which the Securities and Exchange Commission declares effective a registration statement for the distribution of Class A Common Stock of Thomas Pharmaceuticals to the shareholders of the iVoice (the “Effective Date”). It was also agreed by the parties that Thomas Acquisition would provide $160,000 to Thomas Pharmaceuticals as bridge financing.  If, as of the Effective Date of the Registration Statement of which this prospectus is a part Thomas Acquisition does not exercise its right to purchase the Securities, the Stock Purchase Agreement will be terminated as of such date.  If the Stock Purchase Agreement is terminated Thomas Acquisition will no longer have the right to purchase the Securities, iVoice will remain the holder of the Securities and iVoice will proceed with the Distribution.  If, on the other hand, Thomas Acquisition does purchase the Securities prior to the Effective Date there will be no spin-off of Thomas Pharmaceuticals and no Distribution.

On January 26, 2007, Thomas Acquisition issued to Biobridge LLC a debenture in the principal amount of $103,200 convertible into Class A Common Stock of Thomas Pharmaceuticals and a debenture in the principal amount of $96,800 convertible into Series B Convertible Preferred Stock of Thomas Pharmaceuticals. The $103,200 of the convertible debentures provide that, at the holder’s option, principal and interest due on the debentures can be converted into the number of shares of Thomas Pharmaceuticals Class A Common Stock determined by dividing the amount of the debenture being converted by a 20% discount to the lowest closing bid price of the Thomas Pharmaceuticals Class A Common Stock for the five trading days before the conversion date. $96,800 of the convertible debentures provide that, at the holder’s option, principal and interest due on the debentures can be converted into the Thomas Pharmaceuticals Series B Convertible Preferred Stock having a stated value of $1,000 per share. The Thomas Pharmaceuticals Series B Convertible Preferred Stock is convertible at the holder’s option into the number of shares of Thomas Pharmaceuticals Class A Common Stock determined by dividing the stated value of the shares of Thomas Pharmaceuticals Series B Convertible Preferred Stock being converted by a 20% discount to the lowest closing bid price of the Thomas Pharmaceuticals Class A Common Stock for the five trading days before the conversion date. There is no limit upon the number of shares that Thomas Pharmaceuticals may be required to issue upon conversion of any of these obligations. The $103,200 convertible debenture was secured with the assets of Thomas Pharmaceuticals, subordinate to the security interest previously granted to iVoice. The net proceeds of $160,000 from the convertible debentures were loaned to Thomas Pharmaceuticals in the form of a Promissory Note. The Promissory Note bears interest at the rate of ten percent per annum and has a term of seven years.

Jerome R. Mahoney has agreed to forego receiving any shares of Thomas Pharmaceuticals’ Class A Common Stock he is or would be entitled to receive in the Distribution by virtue of his ownership of either iVoice Class A Common Stock or iVoice Class B Common Stock.  However, iVoice, Inc. will have the right to convert Class B Convertible Preferred Stock and debt into Thomas Pharmaceuticals Class A Common Stock.  Mr. Mahoney is the Chairman, President and Chief Executive Officer of iVoice, Inc., and a controlling stockholder of iVoice, Inc.  As of August 1, 2007, Mr. Mahoney beneficially owned approximately 83% of the outstanding shares of iVoice Class A Common Stock (assuming the conversion of outstanding shares of Class B Common Stock and debt held by iVoice, Inc. into shares of iVoice, Inc. Class A Common Stock).

After the Distribution iVoice will beneficially own approximately 63% of the outstanding shares of Thomas Pharmaceuticals Class A  Common Stock (assuming the conversion of outstanding shares of Class B Convertible Preferred Stock and debt into Class A Common Stock at an assumed conversion price of $0.01 per share) and iVoice will have control over the management and direction of Thomas Pharmaceuticals, including the election of directors, appointment of management and approval of actions requiring the approval of stockholders.  Jerome R. Mahoney, as the sole officer of iVoice, Inc. has the authority to vote portfolio securities owned by iVoice, Inc. such as shares of Thomas Pharmaceuticals owned by iVoice, Inc.  Mr. Mahoney votes these portfolio securities as directed by the Board of Directors of iVoice, Inc.   Jerome R. Mahoney and Frank V. Esser are directors of iVoice, Inc. and the approval of both Mr. Mahoney and Mr. Esser is required for any voting decision.   Mr. Esser is also a stockholder of iVoice and a director of Thomas Pharmaceuticals and will participate in the Distribution.

In addition, John E. Lucas and Frank V. Esser, both directors of Thomas Pharmaceuticals, will hold approximately 1% of the outstanding Thomas Pharmaceuticals Class A Common Stock following the Distribution.

Thomas Pharmaceuticals entered into an employment agreement with Mr. Mahoney, its Non-Executive Chairman, on March 1, 2007, which will become effective at the time of the Distribution. Mr. Mahoney’s agreement provides for annual compensation of $85,000 per annum with an annual increased based on the Consumer Price Index every year thereafter. Thomas Pharmaceuticals also agreed to pay Mr. Mahoney a bonus for each merger or acquisition completed by the Company equal to six percent (6%) of the gross consideration paid or received by Thomas Pharmaceuticals in a merger or acquisition completed by the Company during the term of the agreement. This bonus would be payable in the form of cash, debt or shares of Class B Common Stock at the option of Mr. Mahoney. Thomas Pharmaceuticals believes that the compensation provided to Mr. Mahoney is commensurate with compensation levels paid by other companies to management having equivalent experiences and capabilities.

Thomas Pharmaceuticals entered into two separate employment agreements with Mr. Lucas, its Chief Executive Officer and Mr. Thomas, its former President, respectively, as of January 6, 2006. Mr. Lucas’s agreement provides for compensation of $60,000 plus additional incentive compensation. Mr. Thomas’s agreement provides for compensation of $72,000 plus additional incentive compensation. The employment agreements with each of Mr. Lucas and Mr. Thomas provide for additional incentive compensation based upon sales by Thomas Pharmaceuticals. Thomas Pharmaceuticals agreed to pay Mr. Lucas and Mr. Thomas an annual cash bonus based upon the net sales of the Company, equal to 2.5% of net sales in excess of $1,000,000 in 2006 and 2007, and 4% of net sales over $6 million in 2008. Mr. Thomas resigned as President of Thomas Pharmaceuticals on March 15, 2007 and his employment agreement terminated as of such date. Thomas Pharmaceuticals believes that the compensation provided to Mr. Lucas and Mr. Thomas is commensurate with compensation levels paid by other companies to management having equivalent experiences and capabilities.

On March 1, 2007 Thomas Pharmaceuticals entered into an administrative services agreement with iVoice which will become effective at the time of the Distribution and replace an administrative services agreement entered into on January 6, 2006. Under this agreement, iVoice will provide Thomas Pharmaceuticals with physical premises, contract review, sales issuance, invoicing and collection services, financial accounting and reporting, claims administration and reporting, and other areas where Thomas Pharmaceuticals needs transitional assistance and support. Under the administrative services agreement, iVoice will provide Thomas Pharmaceuticals substantially the same level of service and use substantially the same degree of care as iVoice’s personnel provided and used in providing such services prior to the execution of the agreement. For these services, Thomas Pharmaceuticals will pay iVoice a fee of $4,000 per month. Thomas Pharmaceuticals believes that the terms and conditions of the administrative services agreement are as favorable to Thomas Pharmaceuticals as those available from unrelated parties for a comparable arrangement.

The administrative services agreement will continue on a month to month basis until Thomas Pharmaceuticals has found replacement services.  Upon termination of the agreement, Thomas Pharmaceuticals would be required to obtain such services from a third party or increase its headcount to provide such services. This could be more expensive than the fees which Thomas Pharmaceuticals has been required to pay under the administrative services agreement.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, information with respect to the beneficial ownership of Thomas Pharmaceuticals Class A Common Stock by (i) persons known by us to beneficially own more than five percent of the outstanding shares, (ii) the directors, (iii) each executive officer and (iv) all directors and executive officers as a group. As of the date of this prospectus, 74,857,347 shares of Thomas Pharmaceuticals Class A Common Stock was outstanding and no shares of Thomas Pharmaceuticals Class B Common Stock were outstanding and no persons have beneficial ownership of any shares of Class B Common Stock.

Name	Class A Common Stock Beneficially Owned Before Distribution		Percentage Ownership		Class A Common Stock Beneficially Owned After Distribution		Percentage Ownership
Jerome R. Mahoney (a) (b)	0		0.00%		0		0.00%
John E. Lucas (a)	313,952		0.42%		313,952		0.42%
Frank V. Esser (a) (b)	0		0.00%		70,892	(1)	0.09	%(1)
iVoice, Inc. (a) (b)	199,360,200	(2)	99.25	%(2)	126,000,000	(3)	62.73	%(3)
Biobridge LLC (c)	20,000,000	(4)	21.08	%(4)	20,000,000	(4)	21.08	%(4)
All directors and executive officers as a group (3 persons)	313,952		0.42%		384,844		0.51%

(a)	The address for these officers and directors is c/o Thomas Pharmaceuticals, Ltd. 750 Highway 34, Matawan, New Jersey 07747.

(b)
Mr. Mahoney is the Chairman, President and Chief Executive Officer of iVoice, Inc., and a controlling stockholder of iVoice, Inc.  As of August 1, 2007, Mr. Mahoney beneficially owned approximately 83% of the outstanding shares of iVoice Class A Common Stock (assuming the conversion of outstanding shares of Class B Common Stock and debt held by iVoice, Inc. into shares of Class A Common Stock).   Mr. Mahoney, as the sole officer of iVoice, Inc. has the authority to vote portfolio securities owned by iVoice, Inc. such as shares of Thomas Pharmaceuticals owned by iVoice, Inc.  Mr. Mahoney votes these portfolio securities as directed by the Board of Directors of iVoice, Inc.   Jerome R. Mahoney and Frank V. Esser are directors of iVoice, Inc. and the approval of both Mr. Mahoney and Mr. Esser is required for any voting decision.   Mr. Mahoney and Mr. Esser each disclaim beneficial ownership of any Thomas Pharmaceuticals securities owned by iVoice, Inc.

(c)	The address of Biobridge LLC is One Kendall Square, Building 700, Cambridge, MA 02139. Linda Wijcik, the partner of Biobridge LLC, has voting control of the security owned by Biobridge LLC.

(1)	Includes the 70,892 shares of Thomas Pharmaceuticals Class A Common Stock issuable upon the spin-off to the iVoice stockholders, of which Mr. Esser is one.

(2)
Includes (i) the 73,360,200 shares of Thomas Pharmaceuticals Class A Common Stock to be spun off to the iVoice stockholders, (ii) 71,000,000 shares of Thomas Pharmaceuticals Class A Common Stock issuable upon the conversion of $710,000 in principal of debentures convertible into shares of Thomas Pharmaceuticals Class A Common Stock at a conversion price equal to 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date and (iii) 55,000,000 shares of Thomas Pharmaceuticals Class A Common Stock issuable upon the conversion of 550 shares of Series B Convertible Preferred Stock ($550,000 in stated value) convertible into the number of shares of Thomas Pharmaceuticals’ Class A Common Stock determined by dividing the stated value of the number of shares of Series B Convertible Preferred Stock being converted by 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. There is no limitation on the number of shares of Class A Common Stock that Thomas Pharmaceuticals may be required to issue to iVoice upon the conversion of the debentures or the Series B Convertible Preferred Stock. For purposes of this table we have assumed the debentures and the Series B Convertible Preferred Stock will be converted into Thomas Pharmaceuticals Class A Common Stock at $.01 per share and we have not included interest or dividends payable in shares in such calculations.

(3)
Includes (i) 71,000,000 shares of Thomas Pharmaceuticals Class A Common Stock issuable upon the conversion of $710,000 in principal of debentures convertible into shares of Thomas Pharmaceuticals Class A Common Stock at a conversion price equal to 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date and (ii) 55,000,000 shares of Thomas Pharmaceuticals Class A Common Stock issuable upon the conversion of 550 shares of Series B Convertible Preferred Stock ($550,000 in stated value) convertible into the number of shares of Thomas Pharmaceuticals’ Class A Common Stock determined by dividing the number of shares of Series B Convertible Preferred Stock being converted by 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. There is no limitation on the number of shares of Class A Common Stock that Thomas Pharmaceuticals may be required to issue to iVoice upon the conversion of the debentures or the Series B Convertible Preferred Stock. For purposes of this table we have assumed the debentures and the Series B Convertible Preferred Stock will be converted into Thomas Pharmaceuticals Class A Common Stock at $.01 per share and we have not included interest or dividends payable in shares in such calculations.

(4)
Includes (i) 10,320,000 shares of Thomas Pharmaceuticals Class A Common Stock issuable upon the conversion of $103,200 in principal of debentures issued by Thomas Pharmaceutical Acquisition Corp., an entity not affiliated with Thomas Pharmaceuticals or iVoice, convertible into shares of Thomas Pharmaceuticals Class A Common Stock at a conversion price equal to 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date and (ii) 9,680,000 shares of Thomas Pharmaceuticals Class A Common Stock issuable upon the conversion of $96,800 in principal of debentures issued by Thomas Pharmaceutical Acquisition Corp. convertible into shares of Thomas Pharmaceuticals Series B Convertible Preferred Stock ($96,800 in stated value) which are in turn convertible into the number of shares of Thomas Pharmaceuticals’ Class A Common Stock determined by dividing the stated value of the number of shares of Series B Convertible Preferred Stock being converted by 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. There is no limitation on the number of shares of Class A Common Stock that Thomas Pharmaceuticals may be required to issue to Biobridge LLC upon the conversion of the debentures or the Series B Convertible Preferred Stock. For purposes of this table we have assumed the debentures and the Series B Convertible Preferred Stock will be converted into Thomas Pharmaceuticals Class A Common Stock at $.01 per share.

DESCRIPTION OF SECURITIES

Pursuant to Thomas Pharmaceuticals’ certificate of incorporation, as amended, we are authorized to issue 10,000,000,000 shares of Class A Common Stock, no par value per share, 50,000,000 shares of Class B Common Stock, no par value, and 1,000,000 shares of Preferred Stock, no par value. Below is a description of Thomas Pharmaceuticals’ outstanding securities, including Class A Common Stock, Class B Common Stock, and Preferred Stock.

Class A Common Stock

Each holder of Thomas Pharmaceuticals Class A Common Stock is entitled to one vote for each share held of record. Holders of Thomas PharmaceuticalsClass A Common Stock have no preemptive, subscription, conversion, or redemption rights. Upon liquidation, dissolution or winding-up, the holders of Class A Common Stock are entitled to receive our net assets pro rata. Each holder of Class A Common Stock is entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. We have not paid any dividends on Thomas Pharmaceuticals Class A Common Stock and do not contemplate doing so in the foreseeable future. We anticipate that any earnings generated from operations will be used to finance our growth. As of August 1, 2007, there was one record holder of Class A Common Stock and Thomas Pharmaceuticals had 100 shares of Class A Common Stock outstanding. Immediately prior to the effective date of the registration statement of which this prospectus is a part, 1,497,147 shares of Class A Common stock were issued upon the conversion of 500,000 shares of our Series A Convertible Preferred Stock and a 733,602-for-one stock split was accomplished by means of a stock dividend effectuated immediately prior to the effective date of the registration statement. Accordingly, as of the date of this prospectus Thomas Pharmaceuticals has 74,857,347 shares of Class A Common Stock outstanding.

Class B Common Stock

Each holder of Class B Common Stock shall have the right to convert each share of Class B Common Stock into the number of Class A Common Stock Shares calculated by dividing the number of shares of Class B Common Stock being converted by 80% of the lowest price that we had previously issued Thomas Pharmaceuticals Class A Common Stock since the Class B Common Stock were issued. Every holder of the outstanding shares of the Class B Common Stock shall be entitled on each matter to cast the number of votes equal to the number of Class A Common Stock that would be issued upon the conversion of the Class B Common Stock held by that holder, had all of the outstanding Class B Common Stock held by that holder been converted on the record date used for purposes of determining which shareholders would vote in such an election. With respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders of the outstanding shares of Class B Common Stock shall vote together with Class A Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law. There shall be no cumulative voting by shareholders. Each share of Class B Common Stock shall receive dividends or other distributions, as declared, equal to the number of Class A Common Stock that would be issued upon the conversion of the Class B Common Stock, had all of the outstanding Class B Common Stock been converted on the record date established for the purposes distributing any dividend or other shareholder distribution. As of the date hereof, there are no shares of Class B Common Stock outstanding.

Preferred Stock

Thomas Pharmaceuticals is authorized to issue 1,000,000 shares of Preferred Stock, no par value. Of such authorized shares of preferred stock, 500,000 shares have been designated as Series A Convertible Preferred Stock, no par value with a stated value of $0.01 per share, and 1,000 shares have been designated as Series B Convertible Preferred Stock, no par value with a stated value of $1,000 per share. As of August 1, 2007, Thomas Pharmaceuticals had issued and outstanding 500,000 shares of Series A Convertible Preferred

Stock and 550 shares of Series B Convertible Preferred Stock. As of the date of this prospectus Thomas Pharmaceuticals has no shares of Series A Convertible Preferred Stock and 550 shares of Series B Preferred Stock outstanding, all of which are held by iVoice.

Our board of directors is authorized (by resolution and by filing an amendment to our certificate of incorporation and subject to limitations prescribed by the New Jersey Business Corporation Act) to issue, from to time, shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

•	the number of shares constituting that series and the distinctive designation of that series;

•
the dividend rate on the shares of that series, whether dividends are cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

•	whether that series has voting rights, in addition to voting rights provided by law, and, if so, the terms of those voting rights;

•
whether that series has conversion privileges, and, if so, the terms and conditions of conversion, including provisions for adjusting the conversion rate in such events as our board of directors determines;

•
whether or not the shares of that series are redeemable, and, if so, the terms and conditions of redemption, including the dates upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

•	whether that series has a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of that sinking fund;

•
the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of Thomas Pharmaceuticals, and the relative rights of priority, if any, of payment of shares of that series; and

•	any other relative powers, preferences and rights of that series, and qualifications, limitations or restrictions on that series.

If we liquidate, dissolve or wind up our affairs, whether voluntarily or involuntarily, the holders of Preferred Stock of each series will be entitled to receive only that amount or those amounts as are fixed by Thomas Pharmaceuticals’ certificate of incorporation or the certificate of designations or by resolution of the board of directors providing for the issuance of that series.

Series B Convertible Preferred Stock

As of the date of this prospectus, the Series B Convertible Preferred Stock have the following terms:

Initial Value. The initial value of each share of Series B Convertible Preferred Stock (the “Series B Initial Value”) is $1,000, subject to adjustment for stock dividends, combinations, splits, recapitalizations and the like with respect to the Series B Convertible Preferred Stock.

Dividends. Dividends are accrued and payable quarterly on the Series B Convertible Preferred Stock on the last day of each calendar quarter commencing March 31, 2006 in an amount equal to 10% per annum of the stated value of the Series B Convertible Preferred Stock. As of the date of this filing, we have not paid any accrued dividends.

Liquidation. In the event of the liquidation of Thomas Pharmaceuticals, the holders of Series B Convertible Preferred Stock will be entitled to receive a liquidation preference before any amounts are paid to holders of any class of Thomas Pharmaceuticals common stock. The liquidation preference is an amount equal to 125% of the stated value of the Series B Convertible Preferred Stock plus any accrued and unpaid dividends on that stock through the liquidation date.

Conversion. The Series B Convertible Preferred Stock is convertible at any time and from time to time at the option of the holder into a number of shares of Class A Common Stock determined by dividing the applicable conversion price into the aggregate stated value of the Series B Convertible Preferred Stock held by that holder. The conversion price will be a price equal to an amount equal to eighty percent (80%) of the lowest closing bid price of the Class A Common Stock for the five trading days immediately preceding the conversion date.

Voting Rights. Every holder of the outstanding shares of the Series B Convertible Preferred Stock shall be entitled on each matter to cast the number of votes equal to the number of Class A Common Stock that would be issued upon the conversion of the Series B Convertible Preferred Stock held by that holder, had all of the outstanding Series B Convertible Preferred Stock held by that holder been converted on the record date used for such shareholders vote or meeting. With respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders of the outstanding shares of Series B Convertible Preferred Stock shall vote together with Class A Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law. There shall be no cumulative voting by shareholders.

Transfer Agent

iVoice and Thomas Pharmaceuticals’ transfer agent is Fidelity Transfer Company. The address is 1800 South West Temple, Suite 301, Salt Lake City, Utah 84115. The telephone number is (801) 484-7222.

Limitation of Liability: Indemnification

Our by-laws include an indemnification provision under which we have agreed to indemnify directors of Thomas Pharmaceuticals to the fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director of Thomas Pharmaceuticals.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Thomas Pharmaceuticals pursuant to the foregoing, or otherwise, Thomas Pharmaceuticals has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

THE DISTRIBUTION

Introduction

In ___________, 2007, iVoice’s board of directors declared a distribution payable to the holders of record of outstanding iVoice common stock at the close of business on ___________, 2007. A record date of ______________, 2007 (the “Record Date”) has been set. iVoice currently anticipates that it will distribute to iVoice stockholders, other than Mr. Mahoney, an aggregate of up to 73,360,200 shares of Thomas Pharmaceuticals Class A Common Stock. Accordingly, the Distribution will consist of one share of Thomas Pharmaceuticals Class A Common Stock for every one share of iVoice common stock outstanding on the Record Date that will participate in the Distribution. We currently anticipate that the Distribution will be effected shortly after the effective date of the registration statement.

Thomas Pharmaceuticals is currently a wholly-owned subsidiary of iVoice. As a result of the Distribution, 98% of the outstanding Thomas Pharmaceuticals Class A Common Stock will be distributed to iVoice stockholders. Immediately following the Distribution, iVoice and its subsidiaries will not own any shares of Thomas Pharmaceuticals Class A Common Stock and Thomas Pharmaceuticals will be a separate public company.  Following the Distribution, approximately 99% of the outstanding Thomas Pharmaceuticals Class A Common Stock will be held by non-affiliates of Thomas Pharmaceuticals or iVoice, Inc. however, iVoice, Inc. will have the right to convert Class B Convertible Preferred Stock and debt into Thomas Pharmaceuticals Class A Common Stock.  In addition, John E. Lucas and Frank V. Esser, both directors of Thomas Pharmaceuticals, will hold approximately 1% of the outstanding Thomas Pharmaceuticals Class A Common Stock following the Distribution.

The affiliates of iVoice, Inc. who will not be receiving shares in the Distribution are Jerome R. Mahoney and his children.  Mr. Mahoney is the Chairman, President and Chief Executive Officer of iVoice, Inc., and a controlling stockholder of iVoice, Inc.  As of August 1, 2007, Mr. Mahoney beneficially owned approximately 83% of the outstanding shares of iVoice Class A Common Stock (assuming the conversion of outstanding shares of Class B Common Stock and debt held by iVoice, Inc. into shares of Class A Common Stock).

After the Distribution iVoice will beneficially own approximately 63% of the outstanding shares of Thomas Pharmaceuticals Class A  Common Stock (assuming the conversion of outstanding shares of Class B Convertible Preferred Stock and debt into Class A Common Stock at an assumed conversion price of $0.01 per share) and iVoice will have control over the management and direction of Thomas Pharmaceuticals, including the election of directors, appointment of management and approval of actions requiring the approval of stockholders.  Jerome R. Mahoney, as the sole officer of iVoice, Inc. has the authority to vote portfolio securities owned by iVoice, Inc. such as shares of Thomas Pharmaceuticals owned by iVoice, Inc.  Mr. Mahoney votes these portfolio securities as directed by the Board of Directors of iVoice, Inc.   Jerome R. Mahoney and Frank V. Esser are directors of iVoice, Inc. and the approval of both Mr. Mahoney and Mr. Esser is required for any voting decision.   Mr. Esser is also a stockholder of iVoice and a director of Thomas Pharmaceuticals and will participate in the Distribution.

iVoice will have the right to convert $710,000 in principal (plus accrued and unpaid interest) of convertible debentures into an indeterminate number of shares of Thomas Pharmaceuticals Class A Common Stock. The debentures are convertible at the option of iVoice any time up to maturity at a conversion price equal to 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date.  For example, if the assumed conversion price for this indebtedness was $.01 per share, iVoice would beneficially own 71,000,000 shares of Class A Common Stock.  The convertible debentures are secured by the assets of Thomas Pharmaceuticals. In the event the debentures are redeemed, then Thomas Pharmaceuticals will pay $125,000 plus interest for each $100,000 redeemed. There is no limitation on the number of shares of Class A Common Stock that we may be required to issue to iVoice upon the conversion of this indebtedness.

iVoice also owns 550 shares of Series B Convertible Preferred Stock with a stated value of $1,000 per share. Each share of Series B Convertible Preferred Stock is convertible at the option of iVoice into the number of shares of Thomas Pharmaceuticals’ Class A Common Stock determined by dividing the stated value of Series B Convertible Preferred Stock being converted by 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date.  For example, if the assumed conversion price for these shares was $.01 per share, iVoice would beneficially own 55,000,000 shares of Class A Common Stock. There is no limit upon the number of shares of Class A Common Stock that we may be required to issue upon conversion of these shares.

The Thomas Pharmaceuticals Class A Common Stock will be distributed by book entry. Instead of stock certificates, each iVoice stockholder that is a record holder of iVoice shares will receive a statement of such stockholder’s book entry account for the Thomas Pharmaceuticals Class A Common Stock distributed to such stockholder. Account statements reflecting ownership of the Thomas Pharmaceuticals Class A Common Stock will be mailed shortly after the Distribution Date. Thomas Pharmaceuticals Class A Common Stock should be credited to accounts with stockbrokers, banks or nominees of iVoice stockholders that are not record holders after the effective date of the Distribution.

Thomas Pharmaceuticals, a New Jersey corporation, was incorporated on May 19, 2005 as a wholly-owned subsidiary of iVoice, Inc. Thomas Pharmaceuticals acquired by merger on January 6, 2006 all of the rights and assets of, and assumed all of the obligations of, Thomas Pharmaceuticals, Ltd., a New York corporation which has been in existence since July 20, 2004. Thomas Pharmaceuticals’ principal executive offices are located at 750 Highway 34, Matawan, New Jersey 07747, and its telephone number is (732) 441-7700.

Following the Distribution, iVoice’s operating assets will consist of its portfolio of patents rights and its future business operations will consist of developing and licensing its proprietary technologies. iVoice will also continue to seek additional operating income opportunities through potential acquisitions or investments. The common stock distributions are part of a broader strategy relating to the transition by iVoice into a company focused on the development and licensing of proprietary technologies. iVoice will also continue to search for potential merger candidates with or without compatible technology and products, in a further attempt to increase shareholder value.  Of the four companies spun-off to date, the market performance of the stock of three of the spun-off companies (Trey Resources, iVoice Technology and SpeechSwitch) has decreased since the time of the spin-off.  Accordingly, the iVoice stockholders have not received an increase in the value of any of the shares of any of the spun-off companies other than Deep Field.   Of the four companies spun-off to date iVoice Technology and SpeechSwitch have not been able to completely put in place the financial, administrative and managerial structures necessary to operate as a separate public company.  These two companies still rely on iVoice for financial, administrative and managerial expertise in conducting each of their operations. iVoice Technology and SpeechSwitch have each developed and maintained its own credit and banking relationships, and performs its own financial and investor relation functions.  In addition, SpeechSwitch has financed its working capital needs through the sale of its equity securities.  However, iVoice Technology and SpeechSwitch may not be able to successfully maintain the financial, administrative and managerial structure necessary to operate as an independent public company.

Reasons for the Distribution

The board of directors and management of iVoice believe that the Distribution is in the best interests of iVoice, Thomas Pharmaceuticals and iVoice stockholders. iVoice believes that the Distribution will enhance value for iVoice stockholders and give Thomas Pharmaceuticals the financial and operational flexibility to take advantage of potential growth opportunities in the over-the-counter non-prescription healthcare product business.

iVoice’s board of directors and management believe that the Distribution will enhance the ability of each of Thomas Pharmaceuticals and iVoice to focus on strategic initiatives and new business opportunities, improve cost structures and operating efficiencies and design equity-based compensation programs targeted to its own performance. In addition, iVoice’s board of directors expects that the transition to an independent company will provide Thomas Pharmaceuticals with greater access to capital by allowing the financial community to focus solely on Thomas Pharmaceuticals and allow the investment community to measure Thomas Pharmaceuticals’ performance relative to its peers.

The over-the-counter non-prescription healthcare product business also has some important traits that make this business distinct from iVoice’s other operations with respect to markets, products, capital needs and plans for growth. The Distribution will give Thomas Pharmaceuticals direct access to the capital markets as a stand alone company.

The board of directors and management of iVoice believe that the Distribution is in the best interests of iVoice and its stockholders. iVoice believes that the Distribution will enhance value for iVoice stockholders and that the spin-off of Thomas Pharmaceuticals will provide greater access to capital by allowing the financial community to focus solely on Thomas Pharmaceuticals and its business as a stand alone company. In determining whether of not to spin-off Thomas Pharmaceuticals and make the Distribution, the board considered the ability of iVoice to satisfy its working capital needs as a whole as against the ability of Thomas Pharmaceuticals to satisfy its capital needs as a stand alone company.

As a separate entity, Thomas Pharmaceuticals will be free of iVoice’s capital structure restrictions and should be in a better position to fund the implementation of its business strategy. The Distribution will also enable Thomas Pharmaceuticals to provide its management and employees incentive compensation in the form of equity ownership in Thomas Pharmaceuticals, enhancing Thomas Pharmaceuticals’ ability to retain and motivate key employees, and, if Thomas Pharmaceuticals seeks to hire additional or replacement personnel, attract such personnel. However, there are no present plans, proposals or arrangements to establish, or provide any awards under, any such incentive compensation plan.

Manner of Effecting the Distribution

The Distribution will be made on the basis of one share of Thomas Pharmaceuticals Class A Common Stock for every one share of iVoice common stock outstanding on the Record Date. Based on approximately 73,478,562 iVoice shares outstanding on the Record Date and approximately 73,360,200 iVoice shares outstanding on the Record Date that will actually participate in the Distribution, we currently anticipate that an aggregate of up to 73,360,200 shares of Thomas Pharmaceuticals Class A Common Stock will be distributed to iVoice stockholders. At the time of the Distribution, the shares of Thomas Pharmaceuticals Class A Common Stock to be distributed will constitute 98% of the outstanding Thomas Pharmaceuticals Class A Common Stock. Immediately following the Distribution, Thomas Pharmaceuticals will be a separate public company and iVoice and its subsidiaries will not own any shares of Thomas Pharmaceuticals Class A Common Stock but will own convertible debentures in the original principal amount of $710,000 and 550 shares of Series B Convertible Preferred Stock which are convertible into an indeterminate number of shares of Class A Common Stock of Thomas Pharmaceuticals.

The shares of Thomas Pharmaceuticals Class A Common Stock being distributed in the Distribution will be fully paid and non-assessable and the holders thereof will not be entitled to preemptive rights. See “Description of Securities” beginning on page 77.

iVoice will use a book entry system to distribute the shares of Thomas Pharmaceuticals Class A Common Stock in the Distribution. Following the Distribution, each record holder of iVoice stock on the Record Date will receive from the Distribution Agent a statement of the shares of Thomas Pharmaceuticals Class A Common Stock credited to the stockholder’s account. If you are not a record holder of iVoice stock because your shares are held on your behalf by your stockbroker or other nominee, your shares of Thomas Pharmaceuticals Class A Common Stock should be credited to your account with your stockbroker or nominee after the effective date of the registration statement. After the Distribution, stockholders may request stock certificates from Thomas Pharmaceuticals’ transfer agent instead of participating in the book entry system.

No iVoice stockholder will be required to pay any cash or other consideration for the shares of Thomas Pharmaceuticals Class A Common Stock received in the Distribution, or to surrender or exchange iVoice shares in order to receive shares of Thomas Pharmaceuticals Class A Common Stock. The Distribution will not affect the number of, or the rights attaching to, outstanding iVoice shares. No vote of iVoice stockholders is required or sought in connection with the Distribution, and iVoice stockholders will have no appraisal rights in connection with the Distribution.

In order to receive shares of Thomas Pharmaceuticals Class A Common Stock in the Distribution, iVoice stockholders must be stockholders at the close of business on the Record Date.

Results of the Distribution

After the Distribution, Thomas Pharmaceuticals will be a separate public company operating the over-the-counter non-prescription healthcare product business. Based on approximately 73,478,562 iVoice shares outstanding on the Record Date and approximately 74,857,347 iVoice shares outstanding on the Record Date that will actually participate in the Distribution, immediately after the Distribution, Thomas Pharmaceuticals expects to have approximately 20,000 holders of record of Thomas Pharmaceuticals Class A Common Stock, and up to 73,360,200 shares of Thomas Pharmaceuticals Class A Common Stock outstanding. The Distribution will not affect the number of outstanding iVoice shares or any rights of iVoice stockholders.

Trading of the Thomas Pharmaceuticals Class A Common Stock

Neither Thomas Pharmaceuticals nor iVoice makes recommendations on the purchase, retention or sale of shares of iVoice common stock or shares of Thomas Pharmaceuticals Class A Common Stock. You should consult with your own financial advisors, such as your stockbroker, bank or tax advisor.

If you do decide to purchase or sell any iVoice or Thomas Pharmaceuticals shares, you should make sure your stockbroker, bank or other nominee understands whether you want to purchase or sell iVoice common stock or Thomas Pharmaceuticals Class A Common Stock, or both. The following information may be helpful in discussions with your stockbroker, bank or other nominee.

There is not currently a public market for the Thomas Pharmaceuticals Class A Common Stock, although a when-issued market may develop prior to completion of the Distribution. When-issued trading refers to a transaction made conditionally because the security has been authorized but is not yet issued or available. Even though when-issued trading may develop, none of these trades would settle prior to the effective date of the Distribution, and if the Distribution does not occur, all when-issued trading will be null and void. On the first trading day following the date of the Distribution, when-issued trading in respect of shares of Thomas Pharmaceuticals Class A Common Stock will end and regular-way trading will begin. Regular-way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of a transaction. We anticipate that the Thomas Pharmaceuticals Class A Common Stock will trade on the Over-the-Counter Bulletin Board under the proposed symbol “___.”

The shares of Thomas Pharmaceuticals Class A Common Stock distributed to iVoice stockholders will be freely transferable, except for (1) shares of Thomas Pharmaceuticals Class A Common Stock received by persons who may be deemed to be affiliates of Thomas Pharmaceuticals under the Securities Act of 1933, as amended (the “Securities Act”), and (2) shares of Thomas Pharmaceuticals Class A Common Stock received by persons who hold restricted shares of iVoice common stock. Persons who may be deemed to be affiliates of Thomas Pharmaceuticals after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with Thomas Pharmaceuticals and may include certain directors, officers and significant stockholders of Thomas Pharmaceuticals. Persons who are affiliates of Thomas Pharmaceuticals will be permitted to sell their shares of Thomas Pharmaceuticals Class A Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act and the provisions of Rule 144 thereunder.

There can be no assurance as to whether the Thomas Pharmaceuticals Class A Common Stock will be actively traded or as to the prices at which the Thomas Pharmaceuticals Class A Common Stock will trade. Some of the iVoice stockholders who receive shares of Thomas Pharmaceuticals Class A Common Stock may decide that they do not want shares in a company consisting of the over-the-counter non-prescription healthcare product business, and may sell their shares of Thomas Pharmaceuticals Class A Common Stock following the Distribution. This may delay the development of an orderly trading market in Thomas Pharmaceuticals Class A Common Stock for a period of time following the Distribution. Until the shares of Thomas Pharmaceuticals Class A Common Stock are fully distributed and an orderly market develops, the prices at which the Thomas Pharmaceuticals Class A Common Stock trades may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue. Prices for Thomas Pharmaceuticals Class A Common Stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, Thomas Pharmaceuticals’ results of operations, what investors think of Thomas Pharmaceuticals and the over-the-counter non-prescription healthcare product industry, the amount of dividends that Thomas Pharmaceuticals pays, changes in economic conditions in the over-the-counter non-prescription healthcare product industry and general economic and market conditions.

Following the Distribution, iVoice expects that its common stock will continue to be traded on the Over-the-Counter Bulletin Board under the symbol “IVOC.” Following the Distribution, iVoice will have no remaining businesses other than the licensing of its intellectual property rights. A trading market may not continue for the shares of iVoice common stock or ever develop for the Thomas Pharmaceuticals Class A Common Stock. As a result of the Distribution, the trading price of iVoice common stock immediately following the Distribution may be substantially lower than the trading price of iVoice common stock immediately prior to the Distribution. The combined trading prices of iVoice common stock and the Thomas Pharmaceuticals Class A Common Stock after the Distribution may be less than the trading price of iVoice common stock immediately prior to the Distribution.

Even though iVoice is currently a publicly held company, there can be no assurance as to whether an active trading market for iVoice common stock will be maintained after the Distribution or as to the prices at which the iVoice common stock will trade. iVoice stockholders may sell their iVoice common stock following the Distribution. These and other factors may delay or hinder the return to an orderly trading market in the iVoice common stock following the Distribution. Whether an active trading market for iVoice common stock will be maintained after the Distribution and the prices for iVoice common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, iVoice’s results of operations, what investors think of iVoice and its industries, changes in economic conditions in its industries and general economic and market conditions.

In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations could have a material adverse impact on the trading price of the Thomas Pharmaceuticals Class A Common Stock and/or iVoice common stock.

FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

The following discussion summarizes the material U.S. federal income tax consequences resulting from the Distribution. This discussion is based upon the U.S. federal income tax laws and regulations now in effect and as currently interpreted by courts or the Internal Revenue Service and does not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively.

The following summary is for general information only and may not be applicable to stockholders who received their shares of iVoice stock pursuant to an employee benefit plan or who are foreign persons or who are otherwise subject to special treatment under U.S. federal income tax laws. Each stockholder’s individual circumstances may affect the tax consequences of the Distribution to such stockholder. In addition, no information is provided with respect to tax consequences under any applicable foreign, state or local laws. Consequently, each iVoice stockholder is advised to consult his own tax advisor as to the specific tax consequences of the Distribution to such stockholder and the effect of possible changes in tax laws.

General

Each iVoice stockholder who receives shares of Thomas Pharmaceuticals Class A Common Stock in the Distribution will generally be treated as receiving a taxable dividend equal to the fair market value on the Distribution date of the shares received to the extent of the current or accumulated earnings and profits of iVoice as of the end of the year in which the Distribution occurs. Any such earnings and profits will be proportionately allocated among the shares received. iVoice does not have any accumulated earnings and profits.

Following the end of the year in which the Distribution occurs, iVoice will provide, or otherwise make available, to its stockholders information setting forth the portion of the Distribution, if any, that is treated as a dividend.

Dividends received by non-corporate taxpayers generally are taxed at the same preferential rates that apply to long-term capital gains. Any portion of the Distribution that exceeds such earnings and profits will be treated as a tax-free return of capital to the extent of the stockholder’s adjusted tax basis in the iVoice shares and thereafter as gain from the sale or exchange of iVoice shares. Stockholders which are corporations may be subject to additional special provisions dealing with taxable distributions, such as the dividends received deduction and the extraordinary dividend rules.

The basis of shares received in the Distribution will be equal to their fair market value on the distribution date, and a stockholder’s holding period with respect to the shares received will begin on the day following the date of the Distribution.

You should consult your own tax advisor as to the particular consequences of the Distribution to you, including the application of state, local and foreign tax laws.

ACCOUNTANTS

On March 13, 2007 Thomas Pharmaceuticals engaged the independent accounting firm of Bagell, Josephs, Levine & Company, L.L.C. as principal accountant to audit Thomas Pharmaceuticals’ financial statements for the fiscal year ended December 31, 2006 and for the period May 19, 2005 (inception) through December 31, 2005.

REASONS FOR FURNISHING THIS DOCUMENT

This document is being furnished solely to provide information to iVoice stockholders who will receive Thomas Pharmaceuticals Class A Common Stock in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of iVoice or Thomas Pharmaceuticals. Neither iVoice nor Thomas Pharmaceuticals will update the information contained in this document except in the normal course of their respective public disclosure practices. However, this document will be amended if there is any material change in the terms of the Distribution.

RELATIONSHIP BETWEEN IVOICE AND THOMAS PHARMACEUTICALS
FOLLOWING THE DISTRIBUTION

iVoice and Thomas Pharmaceuticals have entered into an administrative services agreement. Under this agreement, iVoice is providing Thomas Pharmaceuticals with physical premises, contract review, sales issuance, invoicing and collection services, financial accounting and reporting, claims administration and reporting, and other areas where Thomas Pharmaceuticals needs transitional assistance and support. Under the administrative services agreement, iVoice is providing Thomas Pharmaceuticals substantially the same level of service and use substantially the same degree of care as iVoice’s personnel provided and used in providing such services prior to the execution of the agreement. For these services, Thomas Pharmaceuticals pays iVoice a fee of $4,000 per month. Thomas Pharmaceuticals believes that the terms and conditions of the administrative services agreement are as favorable to Thomas Pharmaceuticals as those available from unrelated parties for a comparable arrangement.

The administrative services agreement will continue on a month to month basis until Thomas Pharmaceuticals has found replacement services. Upon termination of the agreement, Thomas Pharmaceuticals would be required to obtain such services from a third party or increase its headcount to provide such services. This could be more expensive than the fees which Thomas Pharmaceuticals has been required to pay under the administrative services agreement.

As described elsewhere in this prospectus, after the Distribution, Mr. Mahoney, the Non-Executive Chairman of the Board of Thomas Pharmaceuticals, will continue to serve as the Chairman, President and Chief Executive Officer of iVoice. Mr. Mahoney is a controlling stockholder of iVoice beneficially owning approximately 83% of the outstanding shares of iVoice Class A Common Stock (assuming the conversion of outstanding shares of Class B Common Stock and debt into shares of Class A Common Stock) as of August 1, 2007.  Following the Distribution, Mr. Mahoney will own iVoice shares and iVoice will beneficially own approximately 63% of the outstanding shares of Thomas Pharmaceuticals Class A Common Stock (assuming the conversion of outstanding shares of Class B Convertible Preferred Stock and debt into Class A Common Stock at an assumed conversion price of $0.01 per share).  iVoice will have the right to convert $710,000 in principal (plus accrued and unpaid interest) of convertible debentures into an indeterminate number of shares of Thomas Pharmaceuticals Class A Common Stock. The debentures are convertible at the option of iVoice any time up to maturity at a conversion price equal to 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. For example, if the assumed conversion price for this indebtedness was $.01 per share, iVoice would beneficially own 71,000,000 shares of Class A Common Stock.  The convertible debentures are secured by the assets of Thomas Pharmaceuticals. In the event the debentures are redeemed, then Thomas Pharmaceuticals will pay $125,000 plus interest for each $100,000 redeemed. There is no limitation on the number of shares of Class A Common Stock that we may be required to issue to iVoice upon the conversion of this indebtedness.

iVoice also owns 550 shares of Series B Convertible Preferred Stock with a stated value of $1,000 per share.  Each share of Series B Convertible Preferred Stock is convertible at the option of iVoice into the number of shares of Thomas Pharmaceuticals’ Class A Common Stock determined by dividing the stated value of Series B Convertible Preferred Stock being converted by 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. For example, if the assumed conversion price for these shares was $.01 per share, iVoice would beneficially own 55,000,000 shares of Class A Common Stock. There is no limit upon the number of shares of Class A Common Stock that we may be required to issue upon conversion of these shares.

iVoice, as a holder of shares of the Series B Convertible Preferred Stock, is entitled on each matter which the Class A Common Stockholders vote on, to cast the number of votes equal to the number of Class A Common Stock that would be issued upon the conversion of the Series B Convertible Preferred Stock held by that holder, had all of the outstanding Series B Convertible Preferred Stock held by that holder been converted on the record date used for such shareholders vote or meeting. For example, if the conversion price for the Series B Convertible Preferred Stock was $.01 per share, iVoice would have voting rights equal to 55,000,000 shares of Class A Common Stock, or 42.4% of the eligible voting rights and could have control over the management and direction of Thomas Pharmaceuticals, including the election of directors, appointment of management and approval of actions requiring the approval of stockholders.  The voting rights of iVoice will also increase upon the conversion of the debentures held by iVoice into shares of Thomas Pharmaceuticals Class A Common Stock.  Jerome R. Mahoney, as the sole officer of iVoice, Inc. has the authority to vote portfolio securities owned by iVoice, such as shares of Thomas Pharmaceuticals owned by iVoice.  Mr. Mahoney votes these portfolio securities as directed by the Board of Directors of iVoice.   Jerome R. Mahoney and Frank V. Esser are directors of iVoice and the approval of both Mr. Mahoney and Mr. Esser is required for any voting decision. Mr. Esser is also a stockholder of iVoice and a director of Thomas Pharmaceuticals and will participate in the Distribution.

In addition, after the Distribution, we anticipate that two of Thomas Pharmaceuticals’ three directors will also be a director of iVoice. After the Distribution, any arrangements with iVoice that may occur will not be deemed to be on an “arms-length” basis because of the relationships between the boards of directors of Thomas Pharmaceuticals and iVoice, but we will seek to establish terms and conditions at least as favorable as those that could be obtained from an independent third party.

WHERE YOU CAN FIND MORE INFORMATION

Thomas Pharmaceuticals has filed with the Securities and Exchange Commission the registration statement under the Securities Act with respect to the Thomas Pharmaceuticals Class A Common Stock. This document does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this document as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. The registration statement and the exhibits thereto filed by Thomas Pharmaceuticals with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, NE, Washington, D.C. 20549. Copies of such information can be obtained by mail from the Public Reference Branch of the Securities and Exchange Commission at 100 F Street, NE, Washington, D.C. 20549 at prescribed rates. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission’s website is http://www.sec.gov. Upon the effectiveness of the registration statement, Thomas Pharmaceuticals will be required to comply with the reporting requirements of the Securities Exchange Act of 1934 and to file with the Commission reports, proxy statements and other information as required by the Exchange Act. Additionally, Thomas Pharmaceuticals will be required to provide annual reports containing audited financial statements to its stockholders in connection with its annual meetings of stockholders. These reports, proxy statements and other information will be available to be inspected and copied at the public reference facilities of the Commission or obtained by mail or over the Internet from the Commission, as described above.

THOMAS PHARMACEUTICALS
INDEX TO FINANCIAL STATEMENTS

Page(s)

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheets at December 31, 2006 and 2005	F-4

Statements of Operations for the Year Ended December 31, 2006 and for the period May 19, 2005 (Inception) through December 31, 2005	F-5

Statement of Changes in Stockholders’ (Deficit) for the Year Ended December 31, 2006 and for the period May 19, 2005 (Inception) through December 31, 2005	F-6

Statements of Cash Flows for the Year Ended December 31, 2006 and for the period May 19, 2005 (Inception) through December 31, 2005	F-7

Notes to Financial Statements	F-9 – F-20

Unaudited Pro Forma Financial Information for the year ended December 31, 2005	F-41

F–1

BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants
High Ridge Commons
200 Haddonfield Berlin Road
Suites 400-403
Gibbsboro, New Jersey 08026
(856) 346-2828  Fax (856) 346-2882

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders’ of Thomas Pharmaceuticals, Ltd.
Matawan, NJ

We have audited the accompanying balance sheets of Thomas Pharmaceuticals, Ltd. (the “Company”) as of December 31, 2006 and 2005 and the related statements of operations, changes in stockholders’ (deficit), and cash flows for the year ended December 31, 2006 and for the period May 19, 2005 (inception) through December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Thomas Pharmaceuticals, Ltd. as of December 31, 2006 and 2005, and the results of its operations, changes in stockholders’ (deficit), and cash flows for the year ended December 31, 2006 and for the period May 19, 2005 (inception) through December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements for the year ended December 31, 2006 and for the period May 19, 2005 (inception) through December 31, 2005, have been prepared assuming that the Company will continue as a going concern.   As discussed in Note 10 to the financial statements, the Company has sustained operating losses and capital deficits that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 10.  The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

F–2

BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants
High Ridge Commons
200 Haddonfield Berlin Road
Suites 400-403
Gibbsboro, New Jersey 08026
(856) 346-2828  Fax (856) 346-2882

As stated in Note 12, the Company had amended its previously issued financial statements for the year ended December 31, 2006. The Company had amended these statements to reflect the increase in derivative liabilities and debt discounts associated with the iVoice convertible debentures issued January 6, 2006 and April 27, 2006. The amended statements show a net increase in the loss on revaluation of derivatives and amortization of discount on beneficial conversion in the amount of $203,841 resulting in an increase in the previously reported loss of $1,285,753 to an amended loss of $1,489,594. The changes also increased the accumulated deficit to $1,489,594.

As also stated in Note 12, the Company had amended its previously amended issued financial statements for the year ended December 31, 2006 and for the period May 19, 2005 (inception) through December 31, 2005. The Company had amended these statements to reflect the retroactive restatement for the proposed 733,602-for-one stock split which was accomplished by means of a stock dividend effectuated immediately prior to the effective date of the registration statement. The amended statements show an increase in weighted average number of common shares outstanding to 73,360,200 and 45,850,125 for year ended December 31, 2006 and for the period May 19, 2005 (inception) through December 31, 2005, respectively. The amended statements also show a decrease in net loss per basic and diluted shares to $(0.02) for year ended December 31, 2006. This change has no effect on the previously reported loss of $1,489,594 for the year ended December 31, 2006 or the accumulated deficit to $1,489,594 as of December 31, 2006.  Other than the change in weighted average number of common shares outstanding for the period May 19, 2005 (inception) through December 31, 2005, there are no other changes made to the reported financials at December 31, 2005 or for the period May 19, 2005 (inception) through December 31, 2005.

BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants
Gibbsboro, New Jersey

April 9, 2007, except for notes 4 and 5 as to which the date is June 11, 2007, and except for notes 2 and 8 as to which the dates are July 24, 2007 and September 5, 2007.

MEMBER OF:
AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS (AICPA)
CENTER FOR PUBLIC COMPANY AUDIT FIRMS (CPCAF)
NEW JERSEY SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS
PENNSYLVANIA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
FLORIDA STATE BOARD OF ACCOUNTANCY

F–3

THOMAS PHARMACEUTICALS, LTD
BALANCE SHEETS

	December 31,
	2006	2005
	(restated)
ASSETS
Current Assets:
Cash and cash equivalents	$11,747	$100
Accounts receivable, net of provision for product returns of $136,858	55,675	—
Inventory, net	34,757	—
Prepaid and other current assets	58,901	—
Total Current Assets	161,080	100

Property and equipment, net of accumulated depreciation of $12,644	108,164	—

Other Asset:
Intangibles assets, net	78,206	—
Security deposits	1,975	—
Total Other Assets	80,181	—

TOTAL ASSETS	$349,425	$100

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)
LIABILITIES
Current Liabilities:
Accounts payable and accrued expenses	$301,587	$—
Dividends payable	47,165	—
Derivative liability	826,920	—
Convertible debentures payable, net of discount of $596,786	88,214	—
Payroll taxes due	33	—
Total Current Liabilities	1,263,919	—

Long Term Liabilities:
Notes payable	20,000	—
Total Long Term Liabilities	20,000	—

Total Liabilities	1,283,919	—

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ (DEFICIT)
Series A Convertible Preferred stock, no par value, 500,000 shares
authorized; 500,000 and 0 shares issued and outstanding, respectively	5,000	—
Series B Convertible Preferred stock, no par value, 1,000 shares
authorized; 550 and 0 shares issued and outstanding, respectively	550,000	—
Common stock:
Class A, no par value, 10,000,000,000 shares authorized;
73,360,200 shares issued and outstanding (see Note 8)	100	100
Class B, no par value, 50,000,000 shares authorized;
no shares issued and outstanding	—	—
Accumulated deficit	(1,489,594)	—

Total Stockholders’ (Deficit)	(934,494)	100

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT)	$349,425	$100

The accompanying notes are an integral part of these financial statements.
F–4

THOMAS PHARMACEUTICALS, LTD
STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006 AND FOR THE PERIOD MAY 19, 2005 (INCEPTION) THROUGH DECEMBER 31, 2005

	2006	2005
	(restated)	(restated)

REVENUES, net of provision for product returns and credits of $152,056 and $0, respective	$179,938	$—

COST OF GOODS SOLD	198,590	—

GROSS LOSS	(18,652)	—

OPERATING EXPENSES
Selling and marketing expenses	601,929	—
General and administrative expenses	485,480	—
Depreciation and amortization expenses	42,644	—
Total selling, general and administrative expenses	1,130,053	—

LOSS BEFORE OTHER EXPENSE	(1,148,705)	—

OTHER EXPENSE
Amortization of discount on beneficial conversion	88,214	—
Loss on revaluation of derivatives	141,920	—
Interest expense	63,590	—

Total Other Expense	293,724	—

LOSS BEFORE PROVISION FOR INCOME TAXES	(1,442,429)	—

Provision for income taxes	—	—

LOSS BEFORE PREFERRED DIVIDENDS	(1,442,429)	—

Preferred dividends	47,165	—

NET LOSS APPLICABLE TO COMMON SHARES	$(1,489,594)	$—

NET LOSS PER BASIC AND DILUTED SHARES	$(0.02)	$—

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING	73,360,200	45,850,125

The accompanying notes are an integral part of these financial statements.

F–5

THOMAS PHARMACEUTICALS, LTD
STATEMENT OF CHANGES IN STOCKHOLDERS’ (DEFICIT)
FOR THE YEAR ENDED DECEMBER 31, 2006 AND FOR THE PERIOD MAY 19, 2005 (INCEPTION) THROUGH DECEMBER 31, 2005

	Series A Convertible Preferred		Series B Convertible Preferred		Class A Common Stock		Class B Common Stock		Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Deficit	Deficit
					(restated)				(restated)	(restated)
Balance, December 31, 2004	—	$—	—	$—	—	$—	—	$—	$—	$—

Formation of company - May 19, 2005					100	100				100

Retroactive restatement of stock split (733,602:1)					73,360,100

Net loss for the period May 19, 2005 through December 31, 2005	—	—	—	—	—	—	—	—	—	—

Balance, December 31, 2005	—	—	—	—	73,360,200	100	—	—	—	100

Merger with Thomas Pharmaceuticals, Ltd (NY)	500,000	5,000				—			—	5,000

Investment by iVoice, Inc.			550	550,000						550,000

Beneficial conversion option										—

Preferred stock dividends accrued and unpaid									(47,165)	(47,165)

Net loss for the year ended December 31, 2006	—	—	—	—	—	—	—	—	(1,442,429)	(1,442,429)

Balance, December 31, 2006	500,000	$5,000	550	$550,000	73,360,200	$100	—	$—	$(1,489,594)	$(934,494)

The accompanying notes are an integral part of these financial statements.

F–6

THOMAS PHARMACEUTICALS, LTD
STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2006 AND FOR THE PERIOD MAY 19, 2005 (INCEPTION) THROUGH DECEMBER 31, 2005

	2006	2005
	(restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) before preferred dividends	$(1,442,429)	$—
Adjustments to reconcile net (loss) to net cash (used in) operating activities:
Depreciation expense	12,644	—
Amortization of intangible assets	30,000	—
Amortization of debt discount on beneficial conversion	88,214	—
Loss on revaluation of derivatives	141,920
Provision for product returns	136,858	—
Changes in assets and liabilities
(Increase) in accounts receivable	(192,533)	—
(Increase) in inventory	(34,757)	—
(Increase) in prepaid and other assets	(58,976)	—
Increase in accounts payable and accrued expenses	114,065	—
Increase is payroll taxes due	33	—

Net cash (used in) operating activities	(1,204,961)	—

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(5,633)	—
Purchase of intangibles	(12,795)	—
Cash acquired in merger with Thomas Pharmaceuticals (NY)	36	—

Net cash (used in) investing activities	(18,392)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Gross proceeds from debt financing	685,000	—
Gross proceeds from sales of equity securities	550,000	100

Net cash provided by financing activities	1,235,000	100

NET INCREASE IN CASH AND CASH EQUIVALENTS	11,647	100

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	100	—

CASH AND CASH EQUIVALENTS - END OF YEAR	$11,747	$100

CASH PAID DURING THE YEAR FOR:
Interest expense	$—	$—
Income taxes	$—	$—

The accompanying notes are an integral part of these financial statements.
F–7

THOMAS PHARMACEUTICALS, LTD
STATEMENTS OF CASH FLOWS (Continued)
FOR THE YEAR ENDED DECEMBER 31, 2006 AND FOR THE PERIOD MAY 19, 2005 (INCEPTION) THROUGH DECEMBER 31, 2005

SUPPLEMENTAL CASH FLOW INFORMATION

For the year ended December 31, 2006:

a)
On January 6, 2006, the Company concluded the merger of Thomas Pharmaceuticals, Ltd, a New York corporation (“Thomas NY”). Pursuant to terms of the Agreement and Plan of Merger, the Company issued 500,000 shares of Series A Convertible Preferred Stock valued at $5,000 to the previous shareholders of Thomas NY. The net cash effect on cash flows is as follows:

Cash	$36
Property and equipment	115,175
Intangible assets	1,878
Security deposits	1,900
Accounts payable and accrued expenses	(187,522)
Notes payable	(20,000)
Series A Convertible Preferred Stock	(5,000)
Total intangible value of customer lists	$(93,533)

b)
On January 6, 2006, the Company issued 325 shares of Series B Convertible Preferred Stock valued at $325,000 to its parent, iVoice, Inc., pursuant to the terms of the Agreement and Plan of Merger, with Thomas NY.

c)	On January 6, 2006, the Company issued a 10% Secured Convertible Debenture valued at $360,000 to its parent, iVoice, Inc., pursuant to the terms of the Agreement and Plan of Merger, with Thomas NY.

d)
On January 6, 2006, the Company issued an Administrative Service Convertible Debenture valued at $100,000 to its parent, iVoice, Inc., pursuant to the terms of the Agreement and Plan of Merger, with Thomas NY.

e)
On April 27, 2006, the Company issued 225 shares of Series B Convertible Preferred Stock valued at $225,000 to its parent, iVoice, Inc., pursuant to the terms of the Agreement and Plan of Merger, with Thomas NY.

f)	On April 27, 2006, the Company issued a 10% Secured Convertible Debenture valued at $225,000 to its parent, iVoice, Inc., pursuant to the terms of the Agreement and Plan of Merger, with Thomas NY.

g)	During the year ended December 31, 2006, the Company accrued $47,165 of preferred stock dividends. This amount remained unpaid as of December 31, 2006.

The accompanying notes are an integral part of these financial statements.

F–8

THOMAS PHARMACEUTICALS, LTD.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

Thomas Pharmaceuticals, Ltd. (the “Company”) is a wholly owned subsidiary of iVoice, Inc. by virtue of iVoice, Inc.’s ownership of all of the shares of Class A Common Stock. The Company also has some minority investors who own the Series A Preferred Stock and who are also officers of the Company.  The Company was incorporated as iVoice Acquisitions Corp. in New Jersey on May 19, 2005.  On January 6, 2006, iVoice Acquisitions Corp. completed the merger with Thomas Pharmaceuticals Ltd., a New York Corporation (“Thomas NY”). Pursuant to the terms of the Agreement and Plan of Merger with Thomas NY, iVoice Acquisition Corp’s name was changed to Thomas Pharmaceuticals, Ltd. The Company develops and markets over the counter non-prescription healthcare products. The company focuses on high-end, branded consumables. Its first product, Acid + All™, is a calcium-enriched, sugar free, anti-gas antacid.  The Company operates its business from the home office of iVoice, Inc. in Matawan, NJ and distributes the products from its vendors packaging operation in Pawtucket, R.I.

Basis of Presentation

The accompanying financial statements of the Company have been derived from the consolidated financial statements and accounting records of iVoice using the historical results of operations and historical basis of assets and liabilities of iVoice’s over the counter non-prescription healthcare products business and are prepared on the accrual basis of accounting in accordance with the accounting principles generally accepted in the United States of America. Management believes the assumptions underlying the financial statements are reasonable and include all costs directly applicable to the Company. These financial statements do not include any allocation of expenses and assets from the parent, iVoice, Inc. However, the financial statements included herein may not necessarily reflect what the Company’s results of operations, financial position and cash flows would have been had the Company been a stand-alone company during the periods presented.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Start-up Costs

In accordance with the American Institute of Certified Public Accountants Statement of Position 98-5, “Reporting on the Costs of Start-up Activities,” the Company expenses all costs incurred in connection with the start-up and organization of the Company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash or cash equivalents. As of December 31, 2006, the Company has no cash equivalents.

The Company maintains cash and cash equivalents with a financial institution, which is insured by the Federal Deposit Insurance Corporation up to $100,000. At various times throughout the year, the company

F–9

THOMAS PHARMACEUTICALS, LTD.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

had balances on deposits at the financial institutions in excess of federally insured limits. The Company had no uninsured cash balances at December 31, 2006 and 2005.

Revenue and Cost Recognition

Product sales revenue, net of estimated provisions, is recognized when persuasive evidence that an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectibility is reasonably assured. Provisions for sales discounts, and estimates for chargebacks, rebates, and product returns are established as a reduction of product sales revenue at the time revenues are recognized, based on historical experience adjusted to reflect known changes in the factors that impact these reserves.  Cost of revenue includes direct costs to produce and distribute the products.

Product Returns

The Company offers an open return policy for unsold product and the Company had a limited number of product returns during the year ended December 31, 2006.  Management determined that in order to provide adequate provision, that the provision for product returns is based on the balance of uncollected receivables from customers who have not made any payments at the end of the period.

Accounts Receivable

The Company conducts business and extends credit pursuant to the individual agreements. Standard terms are 2% 30 net 31 and most of the small customers conform to these terms. Several large customers have provisions in their agreements that delay payments to the Company until there is a steady flow of products being resold. In some cases, the Company also offers an return policy for slow moving products. Provisions created for product returns also reduce the outstanding balance of accounts receivable. Exposure to losses on receivables is expected to vary by customer due to how the products are being purchased by the end-users.

Provision for Bad Debt

The company evaluated the credit worthiness of each of its customers and has determined that that the Company does not need to provide a separate provision for bad debt. The Company feels that the provision for product returns is sufficient to protect itself against these losses.

Inventory

Inventory, consisting primarily of raw materials and finished goods such as antacid tablets, tins, display boxes and completed shipping boxes, and is valued at the lower of cost or market.  Cost is determined on a first-in, first-out basis for the materials and includes an allocation of the production labor for the packaging and shipping provided by an unrelated contractor.

Inventory reserves are estimated for excess and slow-moving inventory. These estimates are based on current assessments about future demands, market conditions and related management initiatives.  If market conditions and actual demands are less favorable than those projected by management, additional inventory write-downs may be required.

F–10

THOMAS PHARMACEUTICALS, LTD.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

As of December 31, 2006, the inventory at cost and reserves for excess and slow-moving inventory is as follows:

Inventory at cost	$64,757
Less: Reserve for excess and slow-moving inventory	(30,000)
Net inventory	$34,757

Intangible Assets

Intangible assets represents the intangible value placed on the customer list acquired from Thomas NY and on costs incurred for trademarks and trademark applications. The intangible value of the customer list is being amortized over three years on a straight-line basis and the trademark costs are amortized over ten years on a straight-line basis. Identified intangible assets are regularly reviewed to determine whether facts and circumstances exist which indicate that the useful life is shorter than originally estimated or the carrying amount of assets may not be recoverable. The Company assesses the recoverability of its identifiable intangible assets by comparing the projected discounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment is based on the excess of the carrying amount over the fair value of those assets. Also see Note 3.

Advertising Costs

Advertising costs are expensed as incurred and are included in selling and marketing expenses.  For the year ended December 31, 2006 and 2005, the Company incurred $366,282 and $0, respectively, in advertising costs.

Derivative Liabilities

During April 2003, the Financial Accounting Standards Board issued SFAS 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.”  SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” The statement requires that contracts with comparable characteristics be accounted for similarly and clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows.  SFAS 149 is effective for contracts entered into or modified after June 30, 2003, except in certain circumstances, and for hedging relationships designated after June 30, 2003. The financial statements for the year ended December 31, 2006 include the recognition of the derivative liability on the underlying securities issuable upon conversion of the iVoice Secured Convertible Debentures.

Income Taxes

The Company is currently a subsidiary of iVoice, Inc. and as such, its results of operations are reported as part of the consolidated federal income tax returns of iVoice, Inc. Upon the spin-off from iVoice, Inc, the Company will no longer be included in the consolidated returns of iVoice, Inc and will be required to account for income taxes in accordance with Statements of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income taxes and liabilities are computed annually for differences between the financial statement and the tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

F–11

THOMAS PHARMACEUTICALS, LTD.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Fair Value of Financial Instruments

The carrying amount reported in the balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported for notes payable and convertible debentures approximates fair value because the interest on the underlying instruments are comparable with current market rates.

Fixed Assets

Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized. Deduction is made for retirements resulting from renewals or betterments.

As of December 31, 2006, the costs and accumulated depreciation for the property and equipment is as follows:

Property and equipment at cost	$120,808
Less: Accumulated depreciation	(12,644)
Net property and equipment	$108,164

Loss Per Share of Common Stock

Historical net loss per common share is computed using the weighted average number of common shares outstanding. Common stock equivalents were not included in the computation of diluted earnings per share when the Company reported a loss because to do so would be antidilutive for periods presented.

The following is a reconciliation of the computation for basic and diluted EPS:

	December 31		December 31,
	2006	2005	2006 (restated)	2005 (restated)
Net loss applicable to common shares	$(1,489,594)	$—	$(1,489,594)	$—
Weighted-average common shares Outstanding	100	63	73,370,200	45,850,125
Net loss per share	$(14,895.94)	$—	$(.02)	$—

Except for the shares issuable upon conversion of the iVoice Convertible Debenture, the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock, which are indeterminable at this time, the Company does not have any common stock equivalents available at December 31, 2006 and 2005, respectively.

F–12

THOMAS PHARMACEUTICALS, LTD.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets,” and permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. The Company is currently evaluating the effect the adoption of SFAS No. 155 will have on its financial position, results of operations, and cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140.” SFAS No. 156 requires an entity to recognize a servicing asset or liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract under a transfer of the servicer’s financial assets that meets the requirements for sale accounting, a transfer of the servicer’s financial assets to a qualified special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale or trading securities in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. Additionally, SFAS No. 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, permits an entity to choose either the use of an amortization or fair value method for subsequent measurements, permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights and requires separate presentation of servicing assets and liabilities subsequently measured at fair value and additional disclosures for all separately recognized servicing assets and liabilities. SFAS No. 156 is effective for transactions entered into after the beginning of the first fiscal year that begins after September 15, 2006. The Company is currently evaluating the effect the adoption of SFAS No. 156 will have on its financial position, results of operations, and cash flows.

In September 2006, The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurement” (“SFAS No. 157”). This standard provides guidance for using fair value to measure assets and liabilities. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. Prior to SFAS No. 157, the methods for measuring fair value were diverse and inconsistent, especially for items that are not actively traded. The standard clarifies that for items that are not actively traded, such as certain kinds of derivatives, fair value should reflect the price in a transaction with a market participant, including an adjustment for risk, not just the company’s mark-to-model value. SFAS No. 157 also requires expanded disclosure of the effect on earnings for items measured using unobservable data. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of this statement on its financial statements and expects to adopt SFAS No. 157 on December 31, 2007.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans -- An Amendment of FASB Statements No. 87, 88, 106, and 132R.” This standard requires an employer to: (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status; (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year (with limited exceptions); and (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the

F–13

THOMAS PHARMACEUTICALS, LTD.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

changes occur. Those changes will be reported in comprehensive income. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The adoption of FAS 158 is not anticipated to have a material impact on the Company’s financial position or results of operations.

NOTE 3 – INTANGIBLE ASSETS

On January 6, 2006, the Company completed the merger with Thomas NY. As a result of the merger, the shareholders of Thomas NY exchanged all of their common stock shares of Thomas NY for 500,000 shares of the Company’s Series A Convertible Preferred Stock.  In addition, the Company assumed the assets and liabilities of Thomas NY with an aggregate value of ($93,533), which was recorded as the intangible value of the customer list.

During the year ended December 31, 2006, the Company recorded an additional $12,795 of costs related to registering of trademarks of the Company.

Under FAS No. 142, “Goodwill and Other Intangible Assets”, goodwill and other intangible assets are tested for impairment under certain circumstances, and written off when impaired, rather than being amortized as previous standards require.

All capitalized intangibles have been reviewed for impairment at December 31, 2006. In doing so, management has determined that no further impairment of the intangible assets is required at this time.

At December 31, 2006, intangible assets are as follows:

Intangible assets at cost	$108,206
Less: Accumulated amortization and impairment	(30,000)
Net intangible assets	$78,206

NOTE 4 – NOTES PAYABLE/CONVERTIBLE DEBENTURES

As part of the merger with Thomas NY, the Company assumed a $20,000 promissory note due to Jana M. Wesley which bears interest at the rate of 5% per annum, compounded annually.  The promissory note matures on January 19, 2009 with a lump sum payment due of any remaining principal and interest. As of December 31, 2006, the unpaid balance on the promissory note is $20,000 plus accrued interest of $1,995.

On January 6, 2006 the Company issued to iVoice, Inc. a $360,000 secured convertible debenture due on January 1, 2013 bearing interest of 10%, compounded quarterly. As of December 31, 2006 the remaining principal balance of the convertible debenture was $360,000 plus $36,728 of accrued interest.

On January 6, 2006 the Company issued to iVoice, Inc. a $100,000 administrative service convertible debenture due on January 1, 2013 bearing interest of 10%, compounded quarterly. This debenture is issued in lieu of payments on the Administrative Services Agreement of the same date. As of December 31, 2006 the remaining principal balance of the convertible debenture was $100,000 plus $10,202 of accrued interest.

On April 27, 2006 the Company issued to iVoice, Inc. a $225,000 secured convertible debenture due on January 1, 2013 bearing interest of 10%, compounded quarterly. As of December 31, 2006 the remaining principal balance of the convertible debenture was $225,000 plus $15,629 of accrued interest.

F–14

THOMAS PHARMACEUTICALS, LTD.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

The Company can redeem a portion or all amounts outstanding under the iVoice Convertible Debentures at any time upon thirty (30) business days advanced written notice.  The redemption price shall be equal to one hundred twenty-five percent (125%) multiplied by the portion of the principal sum being redeemed, plus any accrued and unpaid interest.

iVoice, Inc. may, at its discretion, convert the outstanding principal and accrued interest, in whole or in part, into a number of shares of Thomas Pharmaceuticals Class A Common Stock  at the price per share equal to eighty percent (80%) of the lowest closing bid price of the Common Stock for the five (5) trading days immediately preceding the conversion date. The Company determined that the beneficial conversion feature of the iVoice Debentures met the criteria of EITF No. 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, and therefore the conversion feature needed to be accounted for as a derivative. The fair value of the derivative was estimated at the date of issuance using the Black-Scholes model with the following assumptions: risk free interest rate: 5.47%; expected dividend yield: 0%: expected life: 7 years; and volatility: 169.22%. The aggregate fair value of the beneficial conversion feature was greater that the proceeds of the debentures and as such, $158,119 was charged to loss on revaluation of derivatives and the balance is recorded as a discount on debt conversion.

The aggregate principal value of these three debentures is  $685,000 at December 31, 2006. This amount is shown net of the unamortized portion of the discount on debt conversion of $596,786. This discount on debt conversion is being amortized over the life of the debenture and is being recorded as a charge to amortization of discount on beneficial conversion on the statement of operations.

NOTE 5 - DERIVATIVE LIABILITY

In accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the beneficial conversion feature associated with the iVoice Convertible Debentures represents embedded derivatives in that the conversion price is variable, the numbers of shares to be issued are indeterminable and the control of whether shares are issued does not reside with the Company. As such, the Company had recognized embedded derivatives in the amount of $843,119 as a derivative liability in the accompanying balance sheet, and it is now measured at its estimated fair value of $826,920.

The estimated fair value of the embedded derivative has been calculated based on a Black-Scholes pricing model using the following assumptions:

	At Issue	At 12/31/06
Fair market value of stock	$0.010	$0.010
Exercise price	$0.080	$0.008
Dividend yield	0.00%	0.00%
Risk free interest rate	5.47%	5.47%
Expected volatility*	169.22%	163.42%
Expected life	6.67-7 years	6 Years

* It was determined that the historical stock prices of iVoice, Inc. provided the closest comparable for determining the expected volatility of the Thomas common stock.

Changes in the fair value of the embedded derivatives are calculated at each reporting period and recorded in gain on revaluation of derivatives in the consolidated statements of operations. As of December 31, 2006, there was a change in the fair value of the embedded derivatives, which resulted in a gain of $16,199.

F–15

In accordance with SFAS 133, SFAS 150, “Accounting for Certain Financials Instruments With Characteristics of Both Liabilities and Equity” and EITF 00-19, the fair market value of the derivatives are recorded as a debt discount.  The debt discount on the iVoice and Thomas Acquisition debentures of $685,000 is being amortized over the life of the convertible debentures. Amortization expense on the debt discount for the year ended December 31, 2006 was $88,214.

NOTE 6 - OPERATING LEASE

The Company leased a 300 square foot office space in New York City under a lease that was extended on March 7, 2006. The term of the lease extension is one year commencing April 1, 2006. Monthly lease payments under the extended lease are $2,075 per month. The Company was required to pay utilities, insurance and other costs relating to the leased space. The New York City office was closed on March 28, 2007 following the resignation of the President of the Company. As such, there are no future obligations for this office.

The Company leases storage space in New York City on a month-to-month basis at $290 per month.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

On January 6, 2006 the Company entered into an Administrative Services Agreement with  iVoice, Inc. The term of this agreement commenced on January 6, 2006 and shall continue until the second anniversary thereof, unless earlier terminated or extended in accordance with the provisions of this Section 2 of the agreement. In consideration for the services, the Company issued to iVoice, Inc. an Administrative Service Convertible Debenture in the amount of $100,000. As of December 31, 2006 the Company recorded $50,000 of service fees and the remaining balance of $50,000 is recorded as prepaid expenses.

On January 2, 2006 the Company entered into an Employment Agreement with John E. Lucas to serve as its Chief Executive Officer through December 31, 2008 at an annual salary of $60,000 with annual cost of living increases.  Additionally, Mr. Lucas will receive incentive compensation equal to 2.5% of net sales in excess of $1 million in fiscal 2006 and 2007 and 4% of net sales over $6 million in fiscal 2008.

On January 2, 2006 the Company entered into an Employment Agreement with Farris M. Thomas, Jr. to serve as its President through December 31, 2008 at an annual salary of $72,000 with annual cost of living increases.  Additionally, Mr. Thomas will receive incentive compensation equal to 2.5% of net sales in excess of $1 million in fiscal 2006 and 2007 and 4% of net sales over $6 million in fiscal 2008. Subsequent to December 31, 2006, Mr. Thomas resigned his position with the Company and his employment contract has been terminated.

NOTE 8 - STOCKHOLDERS’ (DEFICIT)

Pursuant to the Company’s amended certificate of incorporation, the Company is authorized to issue 1,000,000 shares of preferred stock, no par value, 10,000,000,000 shares of Class A common stock, no par value, and 50,000,000 shares of Class B common stock, no par value. Of the 1,000,000 authorized shares of Preferred Stock, 500,000 shares are designated as “Series A Convertible Preferred Stock, no par value” and 1,000 shares are designated as “Series B Convertible Preferred Stock, no par value”.

F–16

THOMAS PHARMACEUTICALS, LTD.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

a)	Preferred Stock

Preferred Stock consists of 1,000,000 shares of authorized preferred stock with no par value.  As of December 31, 2006, 550,550 shares were issued and outstanding in the following designations:

Series A Convertible Preferred Stock

Series A Convertible Preferred Stock consists of 500,000 shares with no par value. The initial value of each share is $.01 and is subject to adjustment for stock dividends, combinations, splits, recapitalizations and the like. The holders of these shares are not entitled to receive dividends at any time. Upon liquidation, the holders of these shares will receive up to 100% of the initial value of the shares, but following the distribution to any senior debt or senior equities. The holders of these shares may request that iVoice, Inc. to spin-off the Company from iVoice, Inc. and for iVoice, Inc. to use its commercially reasonable efforts to file and cause to become effective a registration statement under the Securities Act of 1933, as amended. The holders of these shares will receive a prorated portion of the Net Enterprise Value as provided for in the amended certificate of incorporation.

The holders of these shares shall have no voting rights, except as required by law or as explicitly set forth in the amended certificate of incorporation. The holders of these shares shall have the right to elect one director of the Corporation.

As of December 31, 2006, there are 550,000 shares issued and outstanding.

Series B Convertible Preferred Stock

Series B Convertible Preferred Stock consists of 1,000 shares with no par value. The initial value of each share is $1,000 and is subject to adjustment for stock dividends, combinations, splits, recapitalizations and the like. The holders of these shares are entitled to receive dividends at a rate of 10% per annum based on the initial value of the shares outstanding. Upon liquidation, the holders of these shares will receive up to 125% of the initial value of the shares plus accumulated and unpaid dividends, but following the distribution to any senior debt or senior equities. Upon the SEC declaring the effectiveness of a registration statement of the Company, the holders of these shares may convert their shares into Class A Common Stock at the price per share equal to eighty percent (80%) of the lowest closing bid price of the Common Stock for the five (5) trading days immediately preceding the conversion date.   The holders of these shares shall have one vote for each shares of Class A Common Stock into which each shares of Series B Preferred Shares could be converted, assuming a conversion price of eighty percent (80%) of the lowest closing bid price of the Common Stock for the five (5) trading days immediately preceding the record date, and of equal voting rights and powers of the holders of the Class A Common Stock and is entitled to vote together with respect to any question upon which the holders of Class A Common Stock have the right to vote. The Corporation must also get a majority approval from the holders of the Series B Preferred Stock to make any changes to the structure of the Company or to authorize or issue any equity or debt security that has a preference or priority over the Series B Preferred Stock as to liquidation preferences, dividend rights, voting rights, or otherwise.

As of December 31, 2006, there are 550 shares issued and outstanding.

b)	Class A Common Stock

Class A Common Stock consists of 10,000,000,000 shares of authorized preferred stock with no par value.  Prior to the effectiveness of the registration statement, there were 100 shares issued and outstanding. Immediately prior to the effective date of the registration statement, the Company will declare a 733,602-for-one stock split. Following the stock split, the Company will have 73,360,200 shares issued and outstanding. For presentation purposes, the proposed stock split is retroactively applied to each reporting period. The effect of the proposed stock split would be to decrease the net loss per share from $14,895.94 to $.02 for the year ended December 31, 2006. There is no effect for the period May 19, 2005 (inception) through December 31, 2005.

F–17

THOMAS PHARMACEUTICALS, LTD.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

c)	Class B Common Stock

Class B Common Stock consists of 50,000,000 shares of authorized preferred stock with no par value.  As of December 31, 2006 and 2005, there are no shares issued and outstanding.

Upon the consummation of a Spin-off Transaction and the commencement of public trading of the Class A Common Stock of the Corporation, each holder of Class B Common Stock shall have the right to convert each share of Class B Common Stock into the number of Class A Common Stock Shares calculated by dividing the number of Class B Common Stock Shares being converted by eighty percent (80%) of the lowest price that the Company had previously issued its Class A Common Stock since the Class B Common Stock Shares were issued.

Each holder of Class B common stock is entitled to one vote for each share of Class B common stock held.  Each holder has full voting rights and powers equal to the voting rights and powers of the holders of Class A Common Stock and is entitled to vote, together with holders of Class A Common Stock and not as a separate class (except as required by law), with respect to any question upon which holders of Class A Common Stock have the right to vote. Upon the consummation of a Spin-off Transaction and the commencement of public trading of the Class A common stock, then every holder of the outstanding shares of the Class B Common Stock shall be entitled on each matter to cast the number of votes equal to the number of Class A Common Stock Shares that would be issued upon the conversion of the Class B Common Stock Shares held by that holder, had all of the outstanding Class B Common Stock Shares held by that holder been converted on the record date used for purposes of determining which shareholders would vote in such an election.  With respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders of the outstanding shares of Class B Common Stock Shares shall vote together with Class A Common Stock Shares without regard to class, except as to those matters on which separate class voting is required by applicable law.

Each share of Class B Common Stock shall receive dividends or other distributions, as declared, equal to the number of Class A Common Stock Shares that would be issued upon the conversion of the Class B Common Stock Shares, had all of the outstanding Class B Common Stock Shares been converted on the record date established for the purposes distributing any dividend or other shareholder distribution.

d)	Dividends

Pursuant to the Company’s amended certificate of incorporation, the Company is required to accrue dividends at the rate of 10% per annum of the Series B Initial Value of each share of Series B Convertible Preferred Stock outstanding on each Dividend Payment Date, being March 31, June 30, September 30 and December 31. Dividends on the Series B Preferred Stock shall be cumulative from the date of issue. Accrued and unpaid dividends for any past Dividend Period, being the quarterly period commencing on and including the day after the preceding Dividend Payment Date, may be declared and paid at any time as may be fixed by the Board of Directors. The Company has not paid any dividends on its Series B Convertible Preferred Stock or its common stock and management does not contemplate doing so in the foreseeable future. The Company anticipates that any earnings generated from operations will be used to finance growth.

F–18

THOMAS PHARMACEUTICALS, LTD.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 9 – ACQUISITIONS & MERGERS

On January 6, 2006, the Company completed the merger with Thomas NY. As a result of the merger, the Shareholders of Thomas NY exchanged all of their common stock shares of Thomas NY for 500,000 shares of Series A Convertible Preferred Stock  In addition, the Company assumed the assets and liabilities of Thomas NY.  The merger has been accounted for under the purchase method of accounting and the Company is considered the acquiring entity by virtue that they are the issuer of the stock and that they have continuing control of the Company’s voting stock. The aggregate book value of Thomas NY was determined to be ($93,533), which was recorded as intangible assets.

The book value ($93,533) of Thomas NY at the time of the merger consisted of:

Cash	$36
Property and equipment	115,175
Intangible assets	1,878
Security deposits	1,900
Accounts payable & accrued expenses	(187,522)
Notes payable	(20,000)
Series A Convertible Preferred Stock	(5,000)
Total intangible value of customer list	$(93,533)

On August 9, 2006, iVoice, Inc. entered into a Stock Purchase Agreement by and among iVoice, Inc., Thomas Pharmaceutical Acquisition Corp (“TPA”), a Delaware corporation and the Company, whereby TPA agreed to purchase all the Company’s securities held by iVoice, Inc. These securities include the Class A common stock, Series B Convertible Preferred Stock, Secured Convertible Debentures and Administrative Service Convertible Debenture for $1,235,100, plus a 25% premium and accrued interest and interest and dividends accrued under the terms of such securities through the Closing Date.  The closing will occur when TPA secures financing to consummate the transaction.  In addition, iVoice, Inc. may terminate this Stock Purchase Agreement since this transaction was not completed by October 31, 2006. Also see Note 11 - Subsequent Events.

NOTE 10 - GOING CONCERN

As shown in the accompanying financial statements, the Company has sustained net operating losses for the year ending December 31, 2006. There is no guarantee that the Company will be able to raise enough capital or generate revenues to sustain its operations. This raises substantial doubt about the Company’s ability to continue as a going concern.

The Company’s future success is dependent upon its ability to achieve profitable operations and generate cash from operating activities, and upon additional financing. There is no guarantee that the Company will be able to raise enough capital or generate revenues to sustain its operations. Management believes they can raise the appropriate funds needed to support their business plan and to grow the Company so that it can maintain a positive cash flow.

The financial statements do not include any adjustments relating to the recoverability or classification of recorded assets and liabilities that might result should the Company be unable to continue as a going concern.

NOTE 11 - SUBSEQUENT EVENTS

On January 25, 2007, iVoice, Inc. entered into an Extension Agreement by and among iVoice, Inc, TPA and the Company (the “Parties”), whereby the Parties have agreed to extend the termination date provided in the Stock

F–19

THOMAS PHARMACEUTICALS, LTD.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Purchase Agreement until such time as SEC declares effective a registration statement for the distribution of the Company’s Class A Common Stock.  It was also agreed by the parties that TPA would provide $160,000 to the Company as bridge financing until TPA can arrange their own financing to consummate the original Stock Purchase Agreement.

On January 26, 2007, the Company received the proceeds of the bridge financing, as discussed above, and issued a Promissory Note to TPA for $160,000.  The terms of the note provide for a 10% annual interest rate and a due date of January 8, 2014.

On February 7, 2007, the Company received the proceeds from a 10% secured convertible debenture issued to iVoice, Inc. in the principal amount of $25,000.

On March 15, 2007, the Company received notice from the President, Farris Thomas, of his resignation from his employment at the Company, pursuant to the terms of his employment agreement. In the interim, the Chief Executive Officer, John E Lucas, has assumed the role of President until a satisfactory replacement can be found.

The Company has been notified by one of our retailers that they will be returning unsold product and that they will be paying us for the products that were sold. The Company has provided a provision for product returns for the entire amount of the open receivable of this retailer. As of the date of this filing, the Company has not received the returned goods or received the promised payments.

A proposed 733,602-for-one stock split was accomplished by means of a stock dividend effectuated immediately prior to the effective date of the registration statement. The 73,360,200 shares of Thomas Pharmaceuticals Class A Common Stock will be distributed to the iVoice shareholders as soon as practical following the registration of the Thomas Pharmaceuticals Class A Common Stock with the SEC.

NOTE 12 - RESTATEMENT

The Company has amended its previously issued financial statements for the year ended December 31, 2006. The Company amended these statements to reflect an increase in the expected volatility of the stock price, to resemble the experience of the parent, and the resulting increases in the derivative liabilities and the debt discounts associated with the iVoice convertible debentures issued January 6, 2006 and April 27, 2006. The amended statements show a net increase in the loss on revaluation of derivatives of $165,153 and an increase in the amortization of discount on beneficial conversion in the amount of $38,688, resulting in an increase of $203,841 in the previously reported loss of $1,285,753 to an amended loss of $1,489,594. The changes also increased the accumulated deficit to $1,489,594.

The Company had amended its previously issued financial statements for the year ended December 31, 2006 and for the period May 19, 2005 (inception) through December 31, 2005.  The Company had amended these statements to reflect the retroactive restatement for the proposed 733,602-for-one stock split which was accomplished by means of a stock dividend effectuated immediately prior to the effective date of the registration statement. The amended statements show an increase in weighted average number of common shares outstanding to 73,360,200 and 45,850,125 for year ended December 31, 2006 and for the period May 19, 2005 (inception) through December 31, 2005, respectively. The amended statements also show a decrease in net loss per basic and diluted shares to $0.02 for year ended December 31, 2006. This change has no effect on the previously reported loss of $1,489,594 for the year ended December 31, 2006 or the accumulated deficit to $1,489,594 as of December 31, 2006.  Other than the change in weighted average number of common shares outstanding for the period May 19, 2005 (inception) through December 31, 2005, there are no other changes made to reported financials at December 31, 2005 or for the period May 19, 2005 (inception) through December 31, 2005.

F–20

BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants
High Ridge Commons
200 Haddonfield Berlin Road
Suites 400-403
Gibbsboro, New Jersey 08026
(856) 346-2828  Fax (856) 346-2882

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders’ of Thomas Pharmaceuticals, Ltd.
Matawan, NJ

We have reviewed the accompanying balance sheets of Thomas Pharmaceuticals, Ltd. (the “Company”) as of June 30, 2007 and 2006 and the related statements of operations, changes in stockholders’ deficit, and cash flows for the six months ended June 30, 2007 and 2006. These interim financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists primarily of inquiries of Company personnel and analytical procedures applied to financial data.  It is substantially less in scope than an audit in accordance with standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the financial statements referred to above in order for them to be in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements for the six months ended June 30, 2007 and 2006, have been prepared assuming that the Company will continue as a going concern.   As discussed in Note 11 to the financial statements, the Company has sustained operating losses and capital deficits that raise doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 11.  The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants
Gibbsboro, New Jersey

September 5, 2007

MEMBER OF:
AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS (AICPA)
CENTER FOR PUBLIC COMPANY AUDIT FIRMS (CPCAF)
NEW JERSEY SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS
PENNSYLVANIA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
FLORIDA STATE BOARD OF ACCOUNTANCY

F–21

THOMAS PHARMACEUTICALS, LTD
BALANCE SHEETS
JUNE 30, 2007 AND 2006
(UNAUDITED)

	2007	2006
ASSETS

Current Assets:
Cash and cash equivalents	$19,946	$306,680
Accounts receivable, net of provision for product returns of $178,151 and $49,804, and bad debt allowance of $42,031 and $-0-, respectively	—	—
Inventory, net of reserves for excess inventory of $56,116 and $0, respectively	—	104,333
Prepaid expenses and other current assets	42,087	117,769
Total Current Assets	62,033	528,782

Property and equipment, net of accumulated depreciation of $18,966 and $6,322, respectively	101,842	114,486

Other Asset:
Intangibles assets, net of impairment and amortization of $111,453 and $0, respectively	—	101,146
Security deposits	—	1,976
Total Other Assets	—	103,122

TOTAL ASSETS	$163,875	$746,390

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES
Current Liabilities:
Accounts payable and accrued expenses	$470,913	$119,194
Dividends payable	74,438	19,438
Derivative liability	1,052,780	844,668
Convertible debentures payable, net of discount of $570,566 and $646,518, respectively	139,434	38,482
Payroll taxes due	36	18
Total Current Liabilities	1,737,601	1,021,800

Long Term Liabilities:
Notes payable, net of discount of $144,833 and $0, respectively	29,167	20,000
Total Long Term Liabilities	29,167	20,000

Total Liabilities	1,766,768	1,041,800

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT
Series A Convertible Preferred stock, no par value, 500,000 shares
authorized; 500,000 shares issued and outstanding	5,000	5,000
Series B Convertible Preferred stock, no par value, 1,000 shares
authorized; 550 shares issued and outstanding	550,000	550,000
Common stock:
Class A, no par value, 10,000,000,000 shares authorized;
73,360,200 shares issued and outstanding (see Note 9)	100	100
Class B, no par value, 50,000,000 shares authorized;
no shares issued and outstanding	—	—
Accumulated deficit	(2,157,993)	(850,510)

Total Stockholders' Deficit	(1,602,893)	(295,410)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$163,875	$746,390

The accompanying notes are an integral part of these financial statements.

F–22

THOMAS PHARMACEUTICALS, LTD
STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006
(UNAUDITED)

	2007	2006

REVENUES, net of provision for product returns and credits of $48,850 and $49,821, respectively	$26,707	$2,113

COST OF GOODS SOLD	60,976	27,331

GROSS LOSS	(34,269)	(25,218)

OPERATING EXPENSES
Selling and marketing expenses	123,991	101,924
General and administrative expenses	242,136	472,696
Depreciation and amortization expenses	87,775	6,322
Total operating expenses	453,902	580,942

NET (LOSS) BEFORE OTHER EXPENSES	(488,171)	(606,160)

OTHER EXPENSES
Amortization of discount on beneficial conversion	60,387	38,482
Loss on revaluation of derivatives	46,860	159,668
Interest expense	45,708	26,762

Total Other Expenses	152,955	224,912

NET (LOSS) BEFORE PROVISION FOR INCOME TAXES	(641,126)	(831,072)

Provision for income taxes	—	—

NET (LOSS) BEFORE PREFERRED DIVIDENDS	(641,126)	(831,072)

Preferred dividends	27,273	19,438

NET (LOSS) APPLICABLE TO COMMON SHARES	$(668,399)	$(850,510)

NET (LOSS) PER BASIC AND DILUTED SHARES	$(0.01)	$(0.01)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING	73,360,200	73,360,200

The accompanying notes are an integral part of these financial statements.

F–23

THOMAS PHARMACEUTICALS, LTD
STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT)
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006
(UNAUDITED)

	Series A Convertible Preferred		Series B Convertible Preferred		Class A Common Stock		Class B Common Stock		Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Deficit	Deficit

Balance, January 1, 2006	—	$—	—	$—	73,360,200	$100	—	$—	$—	$100

Merger with Thomas Pharmaceuticals, Ltd (NY)	500,000	5,000				—			—	5,000

Investment by iVoice, Inc.			550	550,000						550,000

Preferred stock dividends accrued and unpaid									(19,438)	(19,438)

Net loss for the six months ended June 30, 2006	—	—	—	—	—	—	—	—	(831,072)	(831,072)

Balance, June 30, 2006	500,000	$5,000	550	$550,000	73,360,200	$100	—	$—	$(850,510)	$(295,410)

Balance, January 1, 2007	500,000	$5,000	550	$550,000	73,360,200	$100	—	$—	$(1,489,594)	$(934,494)

Preferred stock dividends accrued and unpaid									(27,273)	(27,273)

Net loss for the six months ended June 30, 2007	—	—	—	—	—	—	—	—	(641,126)	(641,126)

Balance, June 30, 2007	500,000	$5,000	550	$550,000	73,360,200	$100	—	$—	$(2,157,993)	$(1,602,893)

The accompanying notes are an integral part of these financial statements.

F–24

THOMAS PHARMACEUTICALS, LTD
STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006
(UNAUDITED)

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) before preferred dividends	$(641,126)	$(831,072)
Adjustments to reconcile net (loss) to net cash (used in) operating activities:
Depreciation expense	6,322	6,322
Amortization of intangible assets	2,316	—
Impairment of intangible assets	79,137	—
Amortization of debt discount on beneficial conversion	60,387	38,482
Loss on revaluation of derivatives	46,860	159,668
Provision for product returns and bad debt	90,881	49,821
Provision for excess and obsolete inventory	26,117	—
Changes in assets and liabilities
(Increase) in accounts receivable	(35,206)	(49,821)
(Increase) decrease in inventory	8,640	(104,333)
(Increase) decrease in prepaid and other assets	18,789	(117,845)
Increase (decrease) in accounts payable and accrued expenses	169,326	(68,328)
Increase is payroll taxes due	3	18

Net cash (used in) operating activities	(167,554)	(917,088)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	—	(5,633)
Purchase of intangibles	(3,247)	(5,735)
Cash acquired in merger with Thomas Pharmaceuticals (NY)	—	36

Net cash (used in) investing activities	(3,247)	(11,332)

CASH FLOWS FROM FINANCING ACTIVITIES
Gross proceeds from debt financing	185,000	685,000
Repayment of debt financing	(6,000)	—
Gross proceeds from sales of equity securities	—	550,000

Net cash provided by financing activities	179,000	1,235,000

NET INCREASE IN CASH AND CASH EQUIVALENTS	8,199	306,580

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	11,747	100

CASH AND CASH EQUIVALENTS - END OF PERIOD	$19,946	$306,680

CASH PAID DURING THE PERIOD FOR:
Interest expense	$—	$—
Income taxes	$—	$—

The accompanying notes are an integral part of these financial statements.

F–25

THOMAS PHARMACEUTICALS, LTD
STATEMENTS OF CASH FLOWS (Continued)
FOR THE THREE MONTHS ENDED JUNE 30, 2007 AND 2006
(UNAUDITED)

SUPPLEMENTAL CASH FLOW INFORMATION

For the six months ended June 30, 2007:

a)
The Company issued a 10% Promissory Note valued at $160,000 to Thomas Pharmaceutical Acquisition Corp. pursuant to the terms of the Extension Agreement with iVoice, Inc., Thomas Pharmaceutical Acquisition Corp. and Thomas Pharmaceuticals.

b)	The Company issued a 10% Secured Convertible Debenture valued at $25,000 to iVoice, Inc., a related part

c)	The Company accrued $27,273 of preferred stock dividends. This amount remains unpaid.

For the six months ended June 30, 2006:

a)
On January 6, 2006, the Company concluded the merger of Thomas Pharmaceuticals, Ltd, a New York corporation ("Thomas NY"). Pursuant to terms of the Agreement and Plan of Merger, the Company issued 500,000 shares of Series A Convertible Preferred Stock valued at $5,000 to the previous shareholders of Thomas NY. The net cash effect on cash flows is as follows:

Cash	$36
Property and equipment	115,175
Intangible assets	1,878
Security deposits	1,900
Accounts payable and accrued expenses	(187,522)
Notes payable	(20,000)
Series A Convertible Preferred Stock	(5,000)
Total intangible value of customer lists	$(93,533)

b)	The Company issued 550 shares of Series B Convertible Preferred Stock valued at $550,000 to iVoice, Inc., pursuant to the terms of the Agreement and Plan of Merger, with Thomas NY.

c)	The Company issued 10% Secured Convertible Debentures valued at $585,000 to iVoice, Inc., pursuant to the terms of the Agreement and Plan of Merger, with Thomas NY.

d)	The Company issued an Administrative Service Convertible Debenture valued at $100,000 to iVoice, Inc., pursuant to the terms of the Agreement and Plan of Merger, with Thomas NY.

e)	The Company accrued $19,438 of preferred stock dividends. This amount remains unpaid.

The accompanying notes are an integral part of these financial statements.

F–26

THOMAS PHARMACEUTICALS, LTD.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2007 AND 2006

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

Thomas Pharmaceuticals, Ltd. (the “Company”) is a wholly owned subsidiary of iVoice, Inc. by virtue of iVoice, Inc.’s ownership of all of the shares of Class A Common Stock. The Company also has some minority investors who own the Series A Preferred Stock and who are also officers of the Company.  The Company was incorporated as iVoice Acquisitions Corp. in New Jersey on May 19, 2005.  On January 6, 2006, iVoice Acquisitions Corp. completed the merger with Thomas Pharmaceuticals, Ltd., a New York Corporation (“Thomas NY”). Pursuant to the terms of the Agreement and Plan of Merger with Thomas NY, iVoice Acquisition Corp’s name was changed to Thomas Pharmaceuticals, Ltd. The Company develops and markets over the counter non-prescription healthcare products. The company focuses on high-end, branded consumables. Its first product, Acid + All™, is a calcium-enriched, sugar free, anti-gas antacid.  The Company operates its business from the home office of iVoice, Inc. in Matawan, NJ and distributes the products from its vendors packaging operation in Pawtucket, R.I.

Basis of Presentation

The accompanying financial statements of the Company have been derived from the consolidated financial statements and accounting records of iVoice using the historical results of operations and historical basis of assets and liabilities of iVoice’s over the counter non-prescription healthcare products business and are prepared on the accrual basis of accounting in accordance with the accounting principles generally accepted in the United States of America. Management believes the assumptions underlying the financial statements are reasonable and include all costs directly applicable to the Company. These financial statements do not include any allocation of expenses and assets from the parent, iVoice, Inc. However, the financial statements included herein may not necessarily reflect the Company’s results of operations, financial position and cash flows would have had the Company been a stand-alone company during the periods presented.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Start-up Costs

In accordance with the American Institute of Certified Public Accountants Statement of Position 98-5, “Reporting on the Costs of Start-up Activities,” the Company expenses all costs incurred in connection with the start-up and organization of the Company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash or cash equivalents. As of June 30, 2007, the Company has no cash equivalents.

The Company maintains cash and cash equivalents with a financial institution, which is insured by the Federal Deposit Insurance Corporation up to $100,000. At various times throughout the year, the company had balances on deposits at the financial institutions in excess of federally insured limits. The Company had no uninsured cash balances at June 30, 2007. The Company had uninsured cash balances of $209,157 at June 30, 2006.

F–27

THOMAS PHARMACEUTICALS, LTD.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2007 AND 2006

Revenue and Cost Recognition

Product sales revenue, net of estimated provisions, is recognized when persuasive evidence that an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectibility is reasonably assured. Provisions for sales discounts, and estimates for chargebacks, rebates, and product returns are established as a reduction of product sales revenue at the time revenues are recognized, based on historical experience adjusted to reflect known changes in the factors that impact these reserves.  Cost of revenue includes direct costs to produce and distribute the products.

Product Returns

The Company offers an open return policy for unsold product and the Company had a limited number of product returns.  Management determined that in order to provide adequate provision, that the provision for product returns is based on the balance of uncollected receivables from customers who have not made any payments at the end of the period.  At June 30, 2007, management has provided a provision for product returns on 100% of the uncollected receivables. The provision for product returns at June 30, 2007 is $178,151.

Accounts Receivable

The Company conducts business and extends credit pursuant to the individual agreements. Standard terms are 2% 30 net 31 and most of the small customers conform to these terms. Several large customers have provisions in their agreements that delay payments to the Company until there is a steady flow of products being resold. In some cases, the Company also offers an unlimited return policy for slow moving products. Provisions created for product returns also reduce the outstanding balance of accounts receivable. Exposure to losses on receivables is expected to vary by customer due to how the products are being purchased by the end-users.

As of June 30, 2007 and 2006, the accounts receivable, net of allowance of product returns and bad debt, is as follows:

	June 30
	2006	2007
Accounts receivable	$220,182	$49,804
Less: allowance for product returns	(178,151)	(49,804)
Less: provision for bad debt	(42,031)	(0)
Net accounts receivable	$(0)	$(0)

Provision for Bad Debt

The Company evaluates the credit worthiness of each of its customers and has determined that some accounts will be uncollectible and will have to be written off in the future. Management has determined that a provision for bad debt of $42,031, in addition to the provision for product returns, is sufficient at June 30, 2007.

F–28

THOMAS PHARMACEUTICALS, LTD.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2007 AND 2006

Inventory

Inventory, consisting primarily of raw materials and finished goods such as antacid tablets, tins, display boxes and completed shipping boxes, and is valued at the lower of cost or market.  Cost is determined on a first-in, first-out basis for the materials and includes an allocation of the production labor for the packaging and shipping provided by an unrelated contractor.

Inventory reserves are estimated for excess and slow-moving inventory. These estimates are based on current assessments about future demands, market conditions and related management initiatives.  If market conditions and actual demands are less favorable than those projected by management, additional inventory write-downs may be required.

During the six months ended June 30, 2007, the Company was notified by its contract packager that the Company had shipped all available finished goods and that no further packaging would take place. Based on this event, management determined that the remaining inventory of raw materials were of no value and that a 100% reserve was required for all remaining inventory.

As of June 30, 2007 and 2006, the inventory at cost and reserves for excess and slow-moving inventory is as follows:

	June 30
	2006	2007
Inventory at cost	$56,116	$104,333
Less: Reserve for excess and slow-moving inventory	(56,116)	(0)
Net inventory	$0	$104,333

Intangible Assets

Intangible assets represents the intangible value placed on the customer list acquired from Thomas NY and on costs incurred for trademarks and trademark applications. The intangible value of the customer list is being amortized over three years on a straight-line basis and the trademark costs are amortized over ten years on a straight-line basis. Identified intangible assets are regularly reviewed to determine whether facts and circumstances exist which indicate that the useful life is shorter than originally estimated or the carrying amount of assets may not be recoverable. The Company assesses the recoverability of its identifiable intangible assets by comparing the projected discounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment is based on the excess of the carrying amount over the fair value of those assets. Also see Note 3.

Advertising Costs

Advertising costs are expensed as incurred and are included in selling and marketing expenses.  For the six months ended June 30, 2007 and 2006, the Company incurred $12,895 and $0, respectively, in advertising costs.

Derivative Liabilities

During April 2003, the Financial Accounting Standards Board issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities."  SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." The statement

F–29

THOMAS PHARMACEUTICALS, LTD.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2007 AND 2006

requires that contracts with comparable characteristics be accounted for similarly and clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows.  SFAS 149 is effective for contracts entered into or modified after June 30, 2003, except in certain circumstances, and for hedging relationships designated after June 30, 2003. The financial statements for the six months ended June 30, 2007 include the recognition of the derivative liability on the underlying securities issuable upon conversion of the iVoice Secured Convertible Debentures and Thomas Pharmaceuticals Acquisition Corp. (“Thomas Acquisition”) Promissory Notes.

Income Taxes

The Company is currently a subsidiary of iVoice, Inc. and as such, its results of operations are reported as part of the consolidated federal income tax returns of iVoice, Inc. Upon the spin-off from iVoice, Inc, the Company will no longer be included in the consolidated returns of iVoice, Inc and will be required to account for income taxes in accordance with Statements of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income taxes and liabilities are computed annually for differences between the financial statement and the tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Fair Value of Financial Instruments

The carrying amount reported in the balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported for notes payable and convertible debentures approximates fair value because the interest on the underlying instruments are comparable with current market rates.

Fixed Assets

Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized. Deduction is made for retirements resulting from renewals or betterments.

As of June 30, 2007 and 2006, the costs and accumulated depreciation for the property and equipment is as follows:
	June 30,
	2007	2006
Property and equipment at cost	$120,808	$120,808
Less: Accumulated depreciation	(18,966)	(6,322)
Net property and equipment	$101,842	$114,486

F–30

THOMAS PHARMACEUTICALS, LTD.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2007 AND 2006

Loss Per Share of Common Stock

Historical net loss per common share is computed using the weighted average number of common shares outstanding. Common stock equivalents were not included in the computation of diluted earnings per share when the Company reported a loss because to do so would be antidilutive for periods presented.

The following is a reconciliation of the computation for basic and diluted EPS:

	June 30,
	2007	2006

Net (loss) applicable to common shares	$(668,399)	$(850,510)

Weighted-average common shares outstanding	73,360,200	73,360,200

Net (loss) per share	$(0.01)	$(0.01)

Except for the shares issuable upon conversion of the iVoice Convertible Debenture, the Thomas Acquisition Convertible Debentures, the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock, which are indeterminable at this time, the Company does not have any common stock equivalents available at June 30, 2007 and 2006, respectively.

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets,” and permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than anotherderivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. The Company recorded a gain on the revaluation of the derivatives as required by SFAS 155 and SFAS 133.  The revaluation gain has an impact of $47,004 for the six months ending June 30, 2007.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 establishes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 is not anticipated to have a material impact on the Company’s financial position, results of operations or cash flows.

F–31

THOMAS PHARMACEUTICALS, LTD.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2007 AND 2006

In September 2006, The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 157, "Fair Value Measurement" ("SFAS No. 157"). This standard provides guidance for using fair value to measure assets and liabilities. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. Prior to SFAS No. 157, the methods for measuring fair value were diverse and inconsistent, especially for items that are not actively traded. The standard clarifies that for items that are not actively traded, such as certain kinds of derivatives, fair value should reflect the price in a transaction with a market participant, including an adjustment for risk, not just the company's mark-to-model value. SFAS No. 157 also requires expanded disclosure of the effect on earnings for items measured using unobservable data. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of this statement on its financial statements and expects to adopt SFAS No.157 on December 31, 2007.

In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans -- An Amendment of FASB Statements No. 87, 88, 106, and 132R." This standard requires an employer to: (a) recognize in its statement of financial position an asset for a plan's overfunded status or a liability for a plan's underfunded status; (b) measure a plan's assets and its obligations that determine its funded status as of the end of the employer's fiscal year (with limited exceptions); and (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes will be reported in comprehensive income. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The adoption of FAS 158 is not anticipated to have a material impact on the Company’s financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities, including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits entities to choose, at specified election dates, to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses shall be reported on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157 “Fair Value Measurements” (“SFAS No. 157”). The Company is currently assessing the impact that SFAS No. 159 will have on its financial statements.

NOTE 3 –INTANGIBLES ASSETS

On January 6, 2006, the Company completed the merger with Thomas NY. As a result of the merger, the shareholders of Thomas NY exchanged all of their common stock shares of Thomas NY for 500,000 shares of the Company’s Series A Convertible Preferred Stock.  In addition, the Company assumed the assets and liabilities of Thomas NY with an aggregate value of ($93,533), which was recorded as the intangible value of the customer list.

During the year ended December 31, 2006, and the six months ended June 30, 2007, the Company recorded an additional $12,795 and $3,247, respectively, of costs related to registering of trademarks of the Company.

F–32

THOMAS PHARMACEUTICALS, LTD.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2007 AND 2006

During the six months ended June 30, 2007, the Company was notified that the two largest retailers have decided to no longer carry the Acid+All® product since the Company did not have the financial resources for necessary sales and marketing activities at that time. The Company was also notified that the contract packager had ceased packaging the Acid+All® product and that the Company had no packaged products in inventory.

Under FAS No. 142, “Goodwill and Other Intangible Assets”, goodwill and other intangible assets are tested for impairment under certain circumstances, and written off when impaired, rather than being amortized as previous standards require.

All capitalized intangibles have been reviewed for impairment at June 30, 2007. Based upon managements’ evaluation of this business, it was determined that the current book value of the intangible assets for the customer list and trademarks of the Company should be fully impaired for the amount of $109,137.

At June 30, 2007, intangible assets are as follows:
	June 30
	2006	2007
Intangible assets at cost	$111,453		$101,146
Less: Accumulated amortization	(2,316)		(0)
Less: Accumulated impairment	(109,137)		(0)
Net intangible assets	$0	$	( 101,146

NOTE 4 – CONVERTIBLE DEBENTURES

On January 6, 2006 the Company issued to iVoice, Inc. a $360,000 secured convertible debenture due on January 1, 2013 bearing interest of 10%, compounded quarterly. As of June 30, 2007 the remaining principal balance of the convertible debenture was $360,000 plus $56,639 of accrued interest.

On January 6, 2006 the Company issued to iVoice, Inc. a $100,000 administrative service convertible debenture due on January 1, 2013 bearing interest of 10%, compounded quarterly. This debenture is issued in lieu of payments on the Administrative Services Agreement of the same date. As of June 30, 2007 the remaining principal balance of the convertible debenture was $100,000 plus $15,733 of accrued interest.

On April 27, 2006 the Company issued to iVoice, Inc. a $225,000 secured convertible debenture due on January 1, 2013 bearing interest of 10%, compounded quarterly. As of June 30, 2007 the remaining principal balance of the convertible debenture was $225,000 plus $27,707 of accrued interest.

On February 7, 2007, the Company issued to iVoice, Inc. a $25,000 secured convertible debenture due on February 6, 2014 bearing interest of 10%, compounded quarterly. As of June 30, 2007 the remaining principal balance of the convertible debenture was $25,000 plus $985 of accrued interest.

The Company can redeem a portion or all amounts outstanding under the iVoice Convertible Debentures at any time upon thirty (30) business days advanced written notice.  The redemption price shall be equal to one hundred twenty-five percent (125%) multiplied by the portion of the principal sum being redeemed, plus any accrued and unpaid interest.

iVoice, Inc. may, at its discretion, convert the outstanding principal and accrued interest, in whole or in part, into a number of shares of Thomas Pharmaceuticals Class A Common Stock  at the price per share equal to eighty percent (80%) of the lowest closing bid price of the Common Stock for the five (5) trading days immediately

F–33

THOMAS PHARMACEUTICALS, LTD.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2007 AND 2006

preceding the conversion date. The Company determined that the beneficial conversion feature of the iVoice Debentures met the criteria of EITF No. 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, and therefore the conversion feature needed to be accounted for as a derivative. The fair value of the derivative was estimated at the date of issuance using the Black-Scholes model with the following assumptions: risk free interest rate: 5.47%; expected dividend yield: 0%: expected life: 7 years; and volatility: 169.22% and 194.86%. The aggregate fair value of the beneficial conversion feature was greater that the proceeds of the debentures and as such, an aggregate cumulative amount of $163,437 has been charged to loss on revaluation of derivatives, and the balance has been recorded as a discount on debt conversion.

The aggregate principal value of the iVoice debentures at June 30, 2007 and 2006 is $710,000 and $685,000, respectively. These amounts are shown net of the unamortized portion of the discount on conversion of $570,566 and $646,518, respectively. This discount is being amortized over the life of the debenture and is being recorded as a charge to amortization of discount on beneficial conversion on the statement of operations.

NOTE 5 – NOTES PAYABLE

As part of the merger with Thomas NY, the Company assumed a $20,000 promissory note due to Jana M. Wesley which bears interest at the rate of 5% per annum, compounded annually.  The promissory note matures on January 19, 2009 with a lump sum payment due of any remaining principal and interest. As of June 30, 2007, the unpaid balance on the promissory note is $20,000 plus accrued interest of $2,539.

On January 26, 2007, Thomas Acquisition issued to an investor a debenture in the principal amount of $103,200 convertible into Class A Common Stock of Thomas Pharmaceuticals and a debenture in the principal amount of $96,800 convertible into Series B Convertible Preferred Stock of the Company. The $103,200 of the convertible debentures provide that, at the holder’s option, principal and interest due on the debentures can be converted into the number of shares of the Company’s Class A Common Stock determined by dividing the amount of the debenture being converted by a 20% discount to the lowest closing bid price of the Company’s Class A Common Stock for the five trading days before the conversion date.  The $96,800 of the convertible debentures provide that, at the holder’s option, principal and interest due on the debentures can be converted into the Company’s Series B Convertible Preferred Stock having a stated value of $1,000 per share. The $103,200 convertible debenture was secured with the assets of the Company, subordinate to the security interest previously granted to iVoice. The net proceeds of $160,000 from the convertible debentures were loaned to the Company in the form of a Promissory Note. The Promissory Note bears interest at the rate of ten percent per annum and has a term of seven years. On February 12, 2007, the Company repaid $6,000 that was applied to the principal balance of the promissory note. As of June 30, 2007, the unpaid balance on the promissory note is $154,000 plus accrued interest of $6,659.

The Company determined that the beneficial conversion feature of the Thomas Acquisition Debentures met the criteria of an EITF No. 98-5 and therefore the conversion feature needed to be accounted for as a derivative. The fair value of the derivative was estimated at the date of issuance using the Black-Scholes model with the following assumptions: risk free interest rate: 5.47%; expected dividend yield: 0%: expected life: 7 years; and volatility: 154.79%. The aggregate fair value of the beneficial conversion feature was greater that the proceeds of the promissory note and as such, an aggregate of $88,546 was charged to loss on revaluation of derivatives and the balance was recorded as a discount on debt conversion at the time of issuance.

The aggregate principal value of the two promissory notes at June 30, 20097 and 2006 is  $174,000 and $20,000, respectively. The aggregate accumulated interest of the two promissory notes at June 30, 2007 and 2006 is $9,198 and $1,466, respectively.  The aggregate principal amounts are  shown net of the unamortized portion of the discount on conversion of the Thomas Acquisition debentures of $144,833 and $0, respectively. This discount is being amortized over the life of the Thomas Acquisition debenture and is being recorded as a charge to amortization of discount on beneficial conversion on the statement of operations.

F–34

THOMAS PHARMACEUTICALS, LTD.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2007 AND 2006

NOTE 6 - DERIVATIVE LIABILITY

In accordance with SFAS 133, " Accounting for Derivative Instruments and Hedging Activities" and EITF 00-19, " Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock", the beneficial conversion feature associated with the iVoice and Thomas Acquisition Convertible Debentures represents embedded derivatives in that the conversion price is variable, the numbers of shares to be issued are indeterminable and the control of whether shares are issued does not reside with the Company. As such, the Company had recognized embedded derivatives on the iVoice debentures in the amount of $873,437 through June 30, 2007 and $843,119 through June 30, 2006, as a derivative liability in the accompanying balance sheet, and as of June 30, 2007 and 2006, they had an estimated fair value of $816,922 and $844,668, respectively. The Company has also recognized embedded derivatives during 2007 on the Thomas Acquisition debentures in the amount of $242,546 as a derivative liability in the accompanying balance sheet, and as of June 30, 2007 it was measured at its estimated fair value of $235,858.

The estimated fair value of the embedded derivatives have been calculated based on a Black-Scholes pricing model using the following assumptions:

	6/30/07	6/30/06
Fair market value of stock	$0.010	$0.010
Exercise price	$0.008	$0.008
Dividend yield	0.00%	0.00%
Risk free interest rate	5.47%	5.47%
Expected volatility*	138.19%	185.37%
Expected life	5.50 to 6.58 Years	6.50 Years

* It was determined that the historical stock prices of iVoice, Inc. provided the closest comparable for determining the expected volatility of the Thomas common stock.

Changes in the fair value of the embedded derivatives are calculated at each reporting period and recorded in gain on revaluation of derivatives in the consolidated statements of operations. For the six months ended June 30, 2007, there was a change in the fair value of the embedded derivatives, which resulted in a gain of $47,004.  This gain was offset by the losses recognized on the issuance of additional derivatives during the quarter in the amount of $93,864, resulting in a net loss of $46,860.  For the six months ending June 30, 2006, there was a change in the fair value of the embedded derivatives, which resulted in a loss of $1,549.  This loss was in addition to the immediate recognition of loss on revaluation of derivatives issued during the same period in the amount of $159,119, resulting in a net loss of $159,668.

In accordance with SFAS 133, SFAS 150, “Accounting for Certain Financials Instruments With Characteristics of Both Liabilities and Equity” and EITF 00-19, the fair market value of the derivatives are recorded as a debt discount.  The debt discount on the iVoice and Thomas Acquisition debentures of $710,000 and $154,000, respectively, is being amortized over the life of the convertible debentures. Amortization expense on the debt discount for the six months ended June 30, 2007 and 2006 was $60,387 and $38,482, respectively.

F–35

THOMAS PHARMACEUTICALS, LTD.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2007 AND 2006

NOTE 7 - OPERATING LEASE

The Company leased a 300 square foot office space in New York City under a lease that expired on June 30, 2007. The term of the lease was one year commencing April 1, 2006. Monthly lease payments under the extended lease are $2,075 per month. The Company paid utilities, insurance and other costs relating to the leased space. The New York City office was closed on March 28, 2007 following the resignation of the President of the Company.

On January 6, 2006 the Company entered into an Administrative Services Agreement with  iVoice, Inc. The term of this agreement commenced on January 6, 2006 and shall continue until the second anniversary thereof, unless earlier terminated or extended in accordance with the provisions of this Section 2 of the agreement. In consideration for the services, the Company issued to iVoice, Inc. an Administrative Service Convertible Debenture in the amount of $100,000. For the six months June 30, 2007 and 2006 the Company recorded $25,000 of service fees.  As of June 30, 2007, the remaining balance of $25,000 is recorded as prepaid expenses.

On January 2, 2006 the Company entered into an Employment Agreement with John E. Lucas to serve as its Chief Executive Officer through December 31, 2008 at an annual salary of $60,000 with annual cost of living increases.  Additionally, Mr. Lucas will receive incentive compensation equal to 2.5% of net sales in excess of $1 million in fiscal 2006 and 2007 and 4% of net sales over $6 million in fiscal 2008.

On January 2, 2006 the Company entered into an Employment Agreement with Farris M. Thomas, Jr. to serve as its President through December 31, 2008 at an annual salary of $72,000 with annual cost of living increases.  On March 15, 2007, Mr. Thomas resigned his position with the Company and his employment contract has been terminated.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

On January 6, 2006 the Company entered into an Administrative Services Agreement with  iVoice, Inc. The term of this agreement commenced on January 6, 2006 and shall continue until the second anniversary thereof, unless earlier terminated or extended in accordance with the provisions of this Section 2 of the agreement. In consideration for the services, the Company issued to iVoice, Inc. an Administrative Service Convertible Debenture in the amount of $100,000. For the six months June 30, 2007 and 2006 the Company recorded $25,000 of service fees.  As of June 30, 2007, the remaining balance of $25,000 is recorded as prepaid expenses.

On January 2, 2006 the Company entered into an Employment Agreement with John E. Lucas to serve as its Chief Executive Officer through December 31, 2008 at an annual salary of $60,000 with annual cost of living increases.  Additionally, Mr. Lucas will receive incentive compensation equal to 2.5% of net sales in excess of $1 million in fiscal 2006 and 2007 and 4% of net sales over $6 million in fiscal 2008.

On January 2, 2006 the Company entered into an Employment Agreement with Farris M. Thomas, Jr. to serve as its President through December 31, 2008 at an annual salary of $72,000 with annual cost of living increases.  On March 15, 2007, Mr. Thomas resigned his position with the Company and his employment contract has been terminated.

NOTE 9 - STOCKHOLDERS’ DEFICIT

Pursuant to the Company’s amended certificate of incorporation, the Company is authorized to issue 1,000,000 shares of preferred stock, no par value, 10,000,000,000 shares of Class A common stock, no par value, and 50,000,000 shares of Class B common stock, no par value. Of the 1,000,000 authorized shares of Preferred Stock, 500,000 shares are designated as “Series A Convertible Preferred Stock, no par value” and 1,000 shares are designated as “Series B Convertible Preferred Stock, no par value”.

F–36

THOMAS PHARMACEUTICALS, LTD.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2007 AND 2006

a)	Preferred Stock

Preferred Stock consists of 1,000,000 shares of authorized preferred stock with no par value.  As of June 30, 2007, 500,550 shares were issued and outstanding in the following designations:

Series A Convertible Preferred Stock

Series A Convertible Preferred Stock consists of 500,000 shares with no par value. The initial value of each share is $.01 and is subject to adjustment for stock dividends, combinations, splits, recapitalizations and the like. The holders of these shares are not entitled to receive dividends at any time. Upon liquidation, the holders of these shares will receive up to 100% of the initial value of the shares, but following the distribution to any senior debt or senior equities. The holders of these shares may request that iVoice, Inc. to spin-off the Company from iVoice, Inc. and for iVoice, Inc. to use its commercially reasonable efforts to file and cause to become effective a registration statement under the Securities Act of 1933, as amended. The holders of these shares will receive a prorated portion of the Net Enterprise Value as provided for in the amended certificate of incorporation.

The holders of these shares shall have no voting rights, except as required by law or as explicitly set forth in the amended certificate of incorporation. The holders of these shares shall have the right to elect one director of the Corporation.

As of June 30, 2007 and 2006, there are 500,000 shares issued and outstanding.

Series B Convertible Preferred Stock

Series B Convertible Preferred Stock consists of 1,000 shares with no par value. The initial value of each share is $1,000 and is subject to adjustment for stock dividends, combinations, splits, recapitalizations and the like. The holders of these shares are entitled to receive dividends at a rate of 10% per annum based on the initial value of the shares outstanding. Upon liquidation, the holders of these shares will receive up to 125% of the initial value of the shares plus accumulated and unpaid dividends, but following the distribution to any senior debt or senior equities. Upon the SEC declaring the effectiveness of a registration statement of the Company, the holders of these shares may convert their shares into Class A Common Stock at the price per share equal to eighty percent (80%) of the lowest closing bid price of the Common Stock for the five (5) trading days immediately preceding the conversion date.   The holders of these shares shall have one vote for each shares of Class A Common Stock into which each shares of Series B Preferred Shares could be converted, assuming a conversion price of eighty percent (80%) of the lowest closing bid price of the Common Stock for the five (5) trading days immediately preceding the record date, and of equal voting rights and powers of the holders of the Class A Common Stock and is entitled to vote together with respect to any question upon which the holders of Class A Common Stock have the right to vote. The Corporation must also get a majority approval from the holders of the Series B Preferred Stock to make any changes to the structure of the Company or to authorize or issue any equity or debt security that has a preference or priority over the Series B Preferred Stock as to liquidation preferences, dividend rights, voting rights, or otherwise.

As of June 30, 2007 and 2006, there are 550 shares issued and outstanding.

b)	Class A Common Stock

Class A Common Stock consists of 10,000,000,000 shares of authorized Class A common stock with no par value.  Prior to the effectiveness of the registration statement, there were 100 shares issued and outstanding. Immediately prior to the effective date of the registration statement, the Company will declare a 733,602-for-one stock split. Following the proposed stock split, the Company will have 73,360,200 shares issued and outstanding. For presentation purposes, the stock split is retroactively applied to each reporting period.  The effect of the proposed stock split would be to decrease the net loss per share from $6,683.99 to $.01 for the six months ended June 30, 2007 and from $8,505.10 to $.01 for the six months ended June 30, 2006.

Each holder of Class A common stock is entitled to one vote for each share held of record.  Holders of Thomas Pharmaceuticals Class A common stock have no preemptive, subscription, conversion, or redemption rights.  Upon liquidation, dissolution or winding-up, the holders of Class A common stock are entitled to receive net assets pro rata.  Each holder of Class A common stock is entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends.

F–37

THOMAS PHARMACEUTICALS, LTD.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2007 AND 2006

c)	Class B Common Stock

Class B Common Stock consists of 50,000,000 shares of authorized Class B common stock with no par value.  As of June 30, 2007 and 2006, there are no shares issued and outstanding.

Upon the consummation of a Spin-off Transaction and the commencement of public trading of the Class A Common Stock of the Corporation, each holder of Class B Common Stock shall have the right to convert each share of Class B Common Stock into the number of Class A Common Stock Shares calculated by dividing the number of Class B Common Stock Shares being converted by eighty percent (80%) of the lowest price that the Company had previously issued its Class A Common Stock since the Class B Common Stock Shares were issued.

Each holder of Class B common stock is entitled to one vote for each share of Class B common stock held.  Each holder has full voting rights and powers equal to the voting rights and powers of the holders of Class A Common Stock and is entitled to vote, together with holders of Class A Common Stock and not as a separate class (except as required by law), with respect to any question upon which holders of Class A Common Stock have the right to vote. Upon the consummation of a Spin-off Transaction and the commencement of public trading of the Class A common stock, then every holder of the outstanding shares of the Class B Common Stock shall be entitled on each matter to cast the number of votes equal to the number of Class A Common Stock Shares that would be issued upon the conversion of the Class B Common Stock Shares held by that holder, had all of the outstanding Class B Common Stock Shares held by that holder been converted on the record date used for purposes of determining which shareholders would vote in such an election.  With respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders of the outstanding shares of Class B Common Stock Shares shall vote together with Class A Common Stock Shares without regard to class, except as to those matters on which separate class voting is required by applicable law.

Each share of Class B Common Stock shall receive dividends or other distributions, as declared, equal to the number of Class A Common Stock Shares that would be issued upon the conversion of the Class B Common Stock Shares, had all of the outstanding Class B Common Stock Shares been converted on the record date established for the purposes distributing any dividend or other shareholder distribution.

d)	Dividends

Pursuant to the Company’s amended certificate of incorporation, the Company is required to accrue dividends at the rate of 10% per annum of the Series B Initial Value of each share of Series B Convertible Preferred Stock outstanding on each Dividend Payment Date, being March 31, June 30, September 30 and December 31. Dividends on the Series B Preferred Stock shall be cumulative from the date of issue. Accrued and unpaid dividends for any past Dividend Period, being the quarterly period commencing on and including the day after the preceding Dividend Payment Date, may be declared and paid at any time as may be fixed by the Board of Directors. The Company has not paid any dividends on its Series B Convertible Preferred Stock or its common stock and management does not contemplate doing so in the foreseeable future. The Company anticipates that any earnings generated from operations will be used to finance growth.

F–38

THOMAS PHARMACEUTICALS, LTD.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2007 AND 2006

NOTE 10 – ACQUISITIONS & MERGERS

On January 6, 2006, the Company completed the merger with Thomas NY. As a result of the merger, the Shareholders of Thomas NY exchanged all of their common stock shares of Thomas NY for 500,000 shares of Series A Convertible Preferred Stock  In addition, the Company assumed the assets and liabilities of Thomas NY.  The merger has been accounted for under the purchase method of accounting and the Company is considered the acquiring entity by virtue that they are the issuer of the stock and that they have continuing control of the Company’s voting stock. The aggregate book value of Thomas NY was determined to be ($93,533), which was recorded as intangible assets.

The book value ($93,533) of Thomas NY at the time of the merger consisted of:

Cash	$36
Property and equipment	115,175
Intangible assets	1,878
Security deposits	1,900
Accounts payable & accrued expenses	(187,522)
Notes payable	(20,000)
Series A Convertible Preferred Stock	(5,000)
Total intangible value of customer list	$(93,533)

On August 9, 2006, iVoice, Inc. entered into a Stock Purchase Agreement by and among iVoice, Inc., Thomas Pharmaceutical Acquisition Corp (“Thomas Acquisition”), a Delaware corporation and the Company, whereby Thomas Acquisition agreed to purchase all the Company’s securities held by iVoice, Inc. These securities include the Class A common stock, Series B Convertible Preferred Stock, Secured Convertible Debentures and Administrative Service Convertible Debenture for $1,235,100, plus a 25% premium and accrued interest and interest and dividends accrued under the terms of such securities through the Closing Date.  The closing will occur when Thomas Acquisition secures financing to consummate the transaction.  In addition, iVoice, Inc. may terminate this Stock Purchase Agreement since this transaction was not completed by October 31, 2006.

On January 25, 2007, iVoice, Inc. entered into an Extension Agreement by and among iVoice, Inc, Thomas Acquisition and the Company (the “Parties”), whereby the Parties have agreed to extend the termination date provided in the Stock Purchase Agreement until such time as SEC declares effective a registration statement for the distribution of the Company’s Class A Common Stock.  It was also agreed by the parties that Thomas Acquisition would provide $160,000 to the Company as bridge financing until Thomas Acquisition can arrange their own financing to consummate the original Stock Purchase Agreement.

F–39

THOMAS PHARMACEUTICALS, LTD.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2007 AND 2006

NOTE 11 - GOING CONCERN

As shown in the accompanying financial statements, the Company has sustained net operating losses for the six months ending June 30, 2007 and 2006. There is no guarantee that the Company will be able to raise enough capital or generate revenues to sustain its operations. This raises doubt about the Company’s ability to continue as a going concern.

The Company’s future success is dependent upon its ability to achieve profitable operations and generate cash from operating activities, and upon additional financing. There is no guarantee that the Company will be able to raise enough capital or generate revenues to sustain its operations. Management believes they can raise the appropriate funds needed to support their business plan and to grow the Company so that it can maintain a positive cash flow.

The financial statements do not include any adjustments relating to the recoverability or classification of recorded assets and liabilities that might result should the Company be unable to continue as a going concern.

NOTE 12 - SUBSEQUENT EVENTS

The Company has been notified by one of our retailers that they will be returning unsold product and that they will be paying us for the products that were sold. The Company has provided a provision for product returns for the entire amount of the open receivable of this retailer. As of the date of this filing, the Company has not received the returned goods or received the promised payments.

F–40

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The Unaudited Pro Forma Financial Information reflects financial information, which gives effect to the execution of the Agreement and Plan of Merger with Thomas Pharmaceuticals, Ltd. (f/k/a iVoice Acquisition Corp.), a New Jersey corporation (“Thomas NJ”), a wholly owned subsidiary of iVoice, Inc., Thomas Pharmaceuticals Ltd., a New York corporation (“Thomas NY”), Farris M. Thomas, Jr., an individual (“Thomas”), John E. Lucas, an individual (“Lucas”) Richard C. Brogle, (“Brogle”), Nina Schwalbe, an individual, (“Schwalbe”), John H. Kirkwood, an individual (“Kirkwood”), and Maureen Gillespie, an individual (“Gillespie”) (Brogle, Schwalbe, Kirkwood, Gillespie, Thomas and Lucas are collectively as the “Shareholders”). Under the terms of the Agreement, Thomas NY merged into Thomas NJ. The Shareholders of Thomas NY exchanged all of their common stock shares of Thomas NY for 500,000 Series A Convertible Preferred Stock (“Series A Preferred Stock”) shares of Thomas NJ. The acquisition has been structured as an asset purchase by Thomas NJ. The Pro Forma Condensed Consolidated Financial Statements included herein reflect the use of the purchase method of accounting for the above transaction. Such financial information has been prepared from, and should be read in conjunction with, the audited financial statements of Thomas NJ included this filing.

The following pro forma condensed consolidated financial statements are presented to illustrate the effects of the Agreement and Plan of Merger on the historical financial position and operating results of Thomas NJ and Thomas NY. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2005 gives effect to the Agreement and Plan of Merger as if it had occurred on that date, and combines the respective balance sheets, as adjusted, at that date. The unaudited pro forma condensed consolidated statements of operations for the 12 months ended December 31, 2005 give effect to the Agreement and Plan of Merger as if it occurred at the beginning of the period presented and combines the respective statements of operations of Thomas NJ and Thomas NY for the respective period.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Agreement and Plan of Merger had been consummated on the indicated dates, nor is it necessarily indicative of future operating results. The pro forma adjustments are based on information available at the time of this filing.

F–41

THOMAS PHARMACEUTICALS, LTD.
Pro Forma Condensed Consolidated Balance Sheets
(Unaudited)

	As of December 31, 2005
	Thomas NJ	Thomas NY	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash	$100	$36	$1,235,000	a	$1,235,136

Fixed assets	—	115,175	—		115,175

Intangible assets	—	—	93,533	b	93,533
Deposits & Other assets	—	3,778	—		3,778
Total Other Assets	—	3,778	93,533		97,311

Total Assets	$100	$118,989	$1,328,533		$1,447,622

LIABILITIES
Accounts payable & accrued liabilities	$0	$187,522	$0		$187,522
Convertible debentures	—	—	685,000	c	685,000
Notes payable	—	20,000	—		20,000
Total Liabilities	—	207,522	685,000		892,522

STOCKHOLDERS’ DEFICIT
Series A Convertible Preferred	—	—	5,000	d	5,000
Series B Convertible Preferred	—	—	550,000	e	550,000
Capital stock - Class A Common	100	2,134	(2,134)	f	100
Additional Paid in Capital	—	224,924	(224,924)	f	—
Accumulated Deficit	—	(315,591)	315,591	f	—
Total Stockholders’ Deficit	100	(88,533)	643,533		555,100

Total Liabilities & Stockholders’ Deficit	$100	$118,989	$1,328,533		$1,447,622

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

F–42

THOMAS PHARMACEUTICALS, LTD.
Pro Forma Condensed Consolidated Statement of Operations
(Unaudited)

	For the 12 months ended December 31, 2005
	Thomas NJ	Thomas NY	Pro Forma Adjustments		Pro Forma Combined

Sales, net	$0	$0	$0		$0

Cost of Sales	—	—	—		—

Gross Profit	—	—	—		—

General and Administrative Expenses
General and administrative expenses	—	222,435	146,520	g	368,955

Income (Loss) from Operations	—	(222,435)	(146,520)		(368,955)

Other Expense
Interest expense (net)	—	—	68,500	h	68,500

(Loss) before Income Taxes	—	(222,435)	(215,020)		(437,455)

Provision for Income Taxes	—	—	—	i	—

Net (Loss)	$0	$(222,435)	$(215,020)		$(437,455)

Net loss per share - basic & diluted					$(0.01)
Shares used in computing loss per share - basic					73,360,200

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

F–43

THOMAS PHARMACEUTICALS, LTD.
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - GENERAL

The Company has recorded total consideration of $5,000 for the Thomas NY acquisition. This consideration has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed according to their respective fair values, with the excess purchase consideration being allocated to goodwill at the closing of the transaction. The acquisition was completed on January 6, 2006. The following table shows the components of total consideration:

Series A Convertible Preferred Stock	$5,000
Total consideration	$5,000

In accordance with SFAS 141, Business Combinations, the total purchase consideration of $5,000 has been allocated to the assets acquired and liabilities assumed, including identifiable intangible assets, based on their respective fair values at the date of acquisition. Such allocation resulted in an intangible asset of approximately $93,533. Amortization of intangible assets are not expected to be deductible for income tax purposes.

The purchase price allocation is as follows:

Cash	$36
Fixed Assets	115,175
Deposits and other assets	3,778
Total assets acquired	118,989
Less: liabilities assumed	(207,522)
Fair value of assets acquired	(88,533)
Intangible value of customer list	93,533
Total consideration	$5,000

Pursuant to the terms of the Agreement and Plan of Merger, the parties also agreed that:

At or prior to the Closing, iVoice, Inc. shall purchase from the Thomas NJ (i) 325 shares of Series B Preferred Stock for an aggregate of $325,000 and (ii) a debenture in a principal amount of $360,000 at par, which shall automatically convert into an obligation of the Thomas Pharmaceuticals.

iVoice, Inc. agrees with and covenants to the Shareholders that, following the merger date, it will purchase from the Thomas Pharmaceuticals, (i) an additional debenture in the principal amount of at least $225,000 on or before April 30, 2006, and (ii) an additional 225 shares of Series B Preferred Stock at a cost of $225,000 on or before April 30, 2006.

NOTE 2 - SUMMARY OF PRO FORMA ADJUSTMENTS

The pro forma adjustments included in the pro forma condensed consolidated balance sheet as of December 31, 2005 are as follow:

a)	Total Cash investment by iVoice, Inc. in Series B Preferred Stock and Convertible Debentures;
b)	Intangible value of customer list;
c)	Total investment by iVoice, Inc. in Convertible Debentures;
d)	Issuance of 500,000 shares of Series A Convertible Preferred Stock to Thomas NY shareholders, at initial value per the Agreement and Plan of Merger of $5,000;

F–44

 THOMAS PHARMACEUTICALS, LTD.
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

e)	Total investment by iVoice, Inc. in Series B Preferred Stock; and
f)	Eliminate the Thomas NY equity accounts on the share exchange.

The pro forma adjustments included in the pro forma condensed consolidated statement of operations for the 12 months ended December 31, 2005 are as follow:

g)	Annual salaries for Thomas NY executives, plus payroll taxes;
h)	Accrued interest on the iVoice Convertible Debentures at 10%;
i)	No tax benefit in acquisition.

NOTE 3 - PRO FORMA DILUTIVE EARNINGS PER SHARE

As a result of the net loss reported for the periods presented on a pro forma condensed consolidated basis, common share equivalents were not considered in the diluted earnings per share calculation because their effect would have been anti-dilutive.

F–45

All dealers that effect transactions in these securities, whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscription. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus Summary
Summary of the Distribution
Summary Condensed Financial
Information
Potential Dilution Due to Conversion
at Below Market Value
Risk Factors
Cautionary Statement Regarding Forward-
Looking Statements
Use of Proceeds
Management’s Discussion and Analysis
or Plan of Operation
Our Business
Thomas Pharmaceuticals’ Management
Certain Relationships and Related
Transactions
Principal Stockholders
Description of Securities
The Distribution
Federal Income Tax Consequences of
the Distribution
Accountants
Reasons for Furnishing this Document
Relationship between iVoice and Thomas
Pharmaceuticals following the
Distribution
Where You Can Find More Information
Index to Financial Statements
1 13 19 20 21 38 38 38 56 67 72 75 77 80 85 86 86 86 87 F-1	Thomas Pharmaceuticals, Ltd. 73,360,200 Shares of Class A Common Stock ____________________ [LOGO] ____________________ Date: ______________, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the New Jersey Business Corporations Act, any corporation in the State of New Jersey has the power to indemnify a corporate agent, including an officer and director, against his expenses and liabilities in connection with any proceeding involving the corporate agent if; (a) such corporate agent acted in good faith and in manner reasonably believed to be in the best interests of the corporation, and (b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or plea of nolo contendre or its equivalent, shall not itself create a presumption that such corporate agent did not meet the applicable standards of conduct.

Our bylaws provide that we will indemnify a person who was or is a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of iVoice, Inc.) by reason of the fact that such person is or was our director or an officer against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if that person acted in good faith and in a manner that that person reasonably believed to be in the best interests of iVoice and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of that person was unlawful. Our bylaws also provide that we will indemnify a person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of iVoice to procure a judgment in its favor by reason of the fact that said person is or was our director or an officer against expenses actually and reasonably incurred in connection with the defense or settlement of that action if that person acted in good faith, in a manner that that person reasonably believed to be in the best interests of iVoice and with such care, including reasonable inquiry, that such action would not be deemed grossly negligent on the part of such person.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by us. All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$10.73
Printing and engraving expenses	25,000.00
Legal fees and expenses	50,000.00
Accounting fees and expenses	15,000.00
Miscellaneous	9,989.27
Total expenses	$100,000.00

RECENT SALES OF UNREGISTERED SECURITIES

Sales of Unregistered Securities.

During the past 3 years, we issued the following unregistered securities pursuant to various exemptions from registration under the Securities Act of 1933, as amended:

On December 19, 2005, Thomas Pharmaceuticals issued 100 shares of Class A Common Stock to iVoice, Inc. in connection with the formation of Thomas Pharmaceuticals as a wholly-owned subsidiary of iVoice.

On January 6, 2006, iVoice entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Thomas Pharmaceuticals, Thomas Pharmaceuticals NY, and the shareholders of Thomas Pharmaceuticals NY. Under the terms of the Merger Agreement, on January 6, 2006 Thomas Pharmaceuticals NY merged with and into Thomas Pharmaceuticals. The shareholders of Thomas Pharmaceuticals NY exchanged all of their shares of common stock of Thomas Pharmaceuticals NY for 500,000 shares of Thomas Pharmaceuticals Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock is convertible into shares of Thomas Pharmaceuticals Class A Common Stock pursuant to a formula set forth therein.

On January 6, 2006, iVoice purchased from Thomas Pharmaceuticals $325,000 in stated value of Thomas Pharmaceuticals Series B Convertible Preferred Stock (325 shares), a $360,000 10% secured convertible debenture and a $100,000 10% administrative service convertible debenture. The administrative service debenture was issued by Thomas Pharmaceuticals to compensate iVoice for the administrative services that iVoice provided to Thomas Pharmaceuticals under the administrative services agreement. The purchase of the Series B Convertible Preferred Stock and the $360,000 convertible debenture provided working capital to Thomas Pharmaceuticals.

On April 27, 2006, iVoice purchased a 10% secured convertible debenture issued by Thomas Pharmaceuticals in the principal amount of $225,000 and a $225,000 in stated value of Series B Convertible Preferred Stock of Thomas Pharmaceuticals (225 shares).

On February 7, 2007, iVoice purchased a 10% secured convertible debenture issued by Thomas Pharmaceuticals in the principal amount of $25,000.

The above described convertible debentures and shares of Series B Convertible Preferred Stock of Thomas Pharmaceuticals, are convertible into shares of Thomas Pharmaceuticals. The above described convertible debentures provide that, at the holder’s option, principal and interest due on the debentures can be converted into the number of shares of Thomas Pharmaceuticals Class A Common Stock determined by dividing the amount of the debenture being converted by a 20% discount to the lowest closing bid price of the Thomas Pharmaceuticals Class A Common Stock for the five trading days before the conversion date.

Each share of Series B Convertible Preferred Stock is convertible at the holder’s option into the number of shares of Thomas Pharmaceuticals’ Class A Common Stock determined by dividing the number of shares of Series B Convertible Preferred Stock being converted by 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date.

We relied upon the exemption provided in Section 4(2) of the Securities Act and/or Rule 506 thereunder, which covers “transactions by an issuer not involving any public offering,” to issue securities discussed above without registration under the Securities Act of 1933. Thomas Pharmaceuticals made a determination in each case that the person to whom the securities were issued did not need the protections that registration would afford. The certificates representing the securities issued displayed a restrictive legend to prevent transfer except in compliance with applicable laws, and our transfer agent was instructed not to permit transfers unless directed to do so by our company, after approval by our legal counsel. Thomas

Pharmaceuticals believes that the investors to whom securities were issued had such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment.

EXHIBITS

Exhibit	Description

3.1	Certificate of Incorporation of Thomas Pharmaceuticals, Ltd., a New Jersey corporation, filed May 19, 2005. (1)

3.2	Amendment to Certificate of Incorporation of Thomas Pharmaceuticals, Ltd., a New Jersey corporation, filed January 4, 2006. (1)

3.3	Amendment to Certificate of Incorporation of Thomas Pharmaceuticals, Ltd., a New Jersey corporation, filed January 27, 2006. (1)

3.4	Amendment to Certificate of Incorporation of Thomas Pharmaceuticals, Ltd., a New Jersey corporation, filed April, 2007. (1)

4.1	By-laws of Thomas Pharmaceuticals, Ltd., a New Jersey corporation. (1)

5.1	Opinion of Meritz & Muenz, LLP. (2)

10.1
Agreement and Plan of Merger dated January 6, 2006 by and among iVoice, Inc. Thomas Pharmaceuticals, Ltd., a New Jersey corporation, Thomas Pharmaceuticals Ltd., a New York corporation, Farris M. Thomas, Jr., an individual, John E. Lucas, an individual, Richard C. Brogle, Nina Schwalbe, an individual, John H. Kirkwood, an individual, and Maureen Gillespie, an individual. (1)

10.2	Secured Convertible Debenture dated January 6, 2006 issued by Thomas Pharmaceuticals, Ltd. a New Jersey corporation. for the sum of $360,000. (1)

10.3	Administrative Services Agreement dated January 6, 2006 between Thomas Pharmaceuticals, Ltd., a New Jersey corporation and iVoice, Inc. (1)

10.4	Amended and Restated Security Agreement dated June 14, 2007 by and between iVoice, Inc. and Thomas Pharmaceuticals, Ltd., a New Jersey corporation, as amended.(2)

10.5
Shareholders Agreement dated January 6, 2006 by and among iVoice, Inc. Thomas Pharmaceuticals, Ltd., a New Jersey corporation, Thomas Pharmaceuticals Ltd., a New York corporation, Farris M. Thomas, Jr., an individual, John E. Lucas, an individual, Richard C. Brogle, Nina Schwalbe, an individual, John H. Kirkwood, an individual, and Maureen Gillespie, an individual. (1)

10.6	Investor Registration Rights Agreement dated January 6, 2006 by and between iVoice, Inc. and Thomas Pharmaceuticals, Ltd., a New Jersey corporation. (1)

10.7	Escrow Agreement dated January 6, 2006 by and among iVoice, Inc. Thomas Pharmaceuticals, Ltd., a New Jersey corporation, and Meritz & Muenz LLP. (1)

10.8	Administrative Services Convertible Debenture dated January 6, 2006 issued by Thomas Pharmaceuticals, Ltd., a New Jersey corporation, for the sum of $100,000. (1)

10.9	Employment Agreement dated January 6, 2006 by and between Thomas Pharmaceuticals, Ltd. a New Jersey corporation, and John E. Lucas. (1)

10.10	Employment Agreement dated January 6, 2006 by and between Thomas Pharmaceuticals, Ltd. a New Jersey corporation, and Farris M. Thomas, Jr. (1)

10.11
Amendment No. 1 to Agreement and Plan of Merger dated April 13, 2006 by and among iVoice, Inc. Thomas Pharmaceuticals, Ltd., a New Jersey corporation, Thomas Pharmaceuticals Ltd., a New York corporation, Farris M. Thomas, Jr., an individual, John E. Lucas, an individual, Richard C. Brogle, Nina Schwalbe, an individual, John H. Kirkwood, an individual, and Maureen Gillespie, an individual. (1)

10.12	Secured Convertible Debenture dated April 26, 2006, issued by Thomas Pharmaceuticals, Ltd. a New Jersey corporation, for the sum of $225,000. (1)

10.13	Stock Purchase Agreement dated August 7, 2006 by and among Thomas Pharmaceuticals Ltd., Thomas Pharmaceutical Acquisition Corp. and iVoice, Inc. (1)

10.14	Extension Agreement by and among Thomas Pharmaceuticals Ltd., Thomas Pharmaceutical Acquisition Corp. and iVoice, Inc. dated January 26, 2007. (1)

10.15	Secured Convertible Debenture dated January 26, 2007, for the sum of $103,200 issued by Thomas Pharmaceutical Acquisition Corp., a Delaware corporation. (1)

10.16	Convertible Debenture dated January 26, 2007, for the sum of $96,800 issued by Thomas Pharmaceutical Acquisition Corp., a Delaware corporation. (1)

10.17	Promissory Note dated January 26, 2007, for the sum of $160,000 issued by Thomas Pharmaceuticals, Ltd., a New Jersey corporation. (1)

10.18	Amended and Restated Security Agreement dated June 14, 2007, issued by Thomas Pharmaceutical Acquisition Corp., a Delaware corporation, as amended. (3)

10.19	Secured Convertible Debenture dated February 7, 2007, issued by Thomas Pharmaceuticals, Ltd. a New Jersey corporation, for the sum of $25,000. (1)

10.20	Employment Agreement dated March 1, 2007 by and between Thomas Pharmaceuticals, Ltd. a New Jersey corporation, and Jerome R. Mahoney. (2)

10.21	Administrative Services Agreement dated March 1, 2007 between Thomas Pharmaceuticals, Ltd. a New Jersey corporation, and iVoice, Inc. (2)

10.22	Professional Services Agreement dated January 3, 2006 by and between P2B, Inc. and Thomas Pharmaceuticals, Ltd. (2)

10.23	Amendment to Employment Agreement dated June 11, 2007 by and between Thomas Pharmaceuticals, Ltd. a New Jersey corporation, and John E. Lucas (2)

21	List of Subsidiaries: None

23.1	Consent of Bagell, Josephs, Levine & Company, LLC +

23.2	Consent of Meritz & Muenz, LLP (included in Exhibit 5.1)

_________

(1)	Filed as an exhibit to the Registration Statement on Form SB-2, filed with the Commission on April 13, 2007 and incorporated herein by reference.

(2)	Filed as an exhibit to Amendment No. 1 to the Registration Statement on Form SB-2, filed with the Commission on June 18, 2007 and incorporated herein by reference.

(3)	Filed as an exhibit to Amendment No. 2 to the Registration Statement on Form SB-2, filed with the Commission on July 27, 2007 and incorporated herein by reference.

+	Filed herewith.

UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1) (i), (1) (ii) and (1) (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this registration statement.

(2)
That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	Not applicable.

(5)	That for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned on September 11, 2007.

THOMAS PHARMACEUTICALS, LTD.

By:	/s/ John E. Lucas
John E. Lucas
Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John E. Lucas John E. Lucas	Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Director	September 11, 2007
/s/ Frank V. Esser Frank V. Esser	Director	September 11, 2007
/s/ Jerome R. Mahoney Jerome R. Mahoney	Director	September 11, 2007

EXHIBIT INDEX

Exhibit	Description

3.1	Certificate of Incorporation of Thomas Pharmaceuticals, Ltd. (f/k/a iVoice Acquisition Corp.), a New Jersey corporation, filed May 19, 2005. (1)

3.2	Amendment to Certificate of Incorporation of Thomas Pharmaceuticals, Ltd. (f/k/a iVoice Acquisition Corp.), a New Jersey corporation, filed January 4, 2006. (1)

3.3	Amendment to Certificate of Incorporation of Thomas Pharmaceuticals, Ltd., a New Jersey corporation, filed January 27, 2006. (1)

3.4	Amendment to Certificate of Incorporation of Thomas Pharmaceuticals, Ltd., a New Jersey corporation, filed April, 2007. (1)

4.1	By-laws of Thomas Pharmaceuticals, Ltd., a New Jersey corporation. (1)

5.1	Opinion of Meritz & Muenz, LLP. (2)

10.1
Agreement and Plan of Merger dated January 6, 2006 by and among iVoice, Inc. Thomas Pharmaceuticals, Ltd. (f/k/a iVoice Acquisition Corp.), a New Jersey corporation, Thomas Pharmaceuticals Ltd., a New York corporation, Farris M. Thomas, Jr., an individual, John E. Lucas, an individual, Richard C. Brogle, Nina Schwalbe, an individual, John H. Kirkwood, an individual, and Maureen Gillespie, an individual. (1)

10.2	Secured Convertible Debenture dated January 6, 2006 issued by Thomas Pharmaceuticals, Ltd. a New Jersey corporation. for the sum of $360,000. (1)

10.3	Administrative Services Agreement dated January 6, 2006 between Thomas Pharmaceuticals, Ltd., a New Jersey corporation and iVoice, Inc. (1)

10.4	Amended and Restated Security Agreement dated June 14, 2007 by and between iVoice, Inc. and Thomas Pharmaceuticals, Ltd., a New Jersey corporation, as amended. (2)

10.5
Shareholders Agreement dated January 6, 2006 by and among iVoice, Inc. Thomas Pharmaceuticals, Ltd., a New Jersey corporation, Thomas Pharmaceuticals Ltd., a New York corporation, Farris M. Thomas, Jr., an individual, John E. Lucas, an individual, Richard C. Brogle, Nina Schwalbe, an individual, John H. Kirkwood, an individual, and Maureen Gillespie, an individual. (1)

10.6	Investor Registration Rights Agreement dated January 6, 2006 by and between iVoice, Inc. and Thomas Pharmaceuticals, Ltd., a New Jersey corporation. (1)

10.7	Escrow Agreement dated January 6, 2006 by and among iVoice, Inc. Thomas Pharmaceuticals, Ltd., a New Jersey corporation, and Meritz & Muenz LLP. (1)

10.8	Administrative Services Convertible Debenture dated January 6, 2006 issued by Thomas Pharmaceuticals, Ltd., a New Jersey corporation, for the sum of $100,000. (1)

10.9	Employment Agreement dated January 6, 2006 by and between Thomas Pharmaceuticals, Ltd. a New Jersey corporation, and John E. Lucas. (1)

10.10	Employment Agreement dated January 6, 2006 by and between Thomas Pharmaceuticals, Ltd. a New Jersey corporation, and Farris M. Thomas, Jr. (1)

10.11
Amendment No. 1 to Agreement and Plan of Merger dated April 13, 2006 by and among iVoice, Inc. Thomas Pharmaceuticals, Ltd. (f/k/a iVoice Acquisition Corp.), a New Jersey corporation, Thomas Pharmaceuticals Ltd., a New York corporation, Farris M. Thomas, Jr., an individual, John E. Lucas, an individual, Richard C. Brogle, Nina Schwalbe, an individual, John H. Kirkwood, an individual, and Maureen Gillespie, an individual. (1)

10.12	Secured Convertible Debenture dated April 27, 2006, issued by Thomas Pharmaceuticals, Ltd. a New Jersey corporation, for the sum of $225,000. (1)

10.13	Stock Purchase Agreement dated August 7, 2006 by and among Thomas Pharmaceuticals Ltd., Thomas Pharmaceutical Acquisition Corp. and iVoice, Inc. (1)

10.14	Extension Agreement by and among Thomas Pharmaceuticals Ltd., Thomas Pharmaceutical Acquisition Corp. and iVoice, Inc. dated January 26, 2007. (1)

10.15	Secured Convertible Debenture dated January 26, 2007, for the sum of $103,200 issued by Thomas Pharmaceutical Acquisition Corp., a Delaware corporation. (1)

10.16	Convertible Debenture dated January 26, 2007, for the sum of $96,800 issued by Thomas Pharmaceutical Acquisition Corp., a Delaware corporation. (1)

10.17	Promissory Note dated January 26, 2007, for the sum of $160,000 issued by Thomas Pharmaceuticals, Ltd., a New Jersey corporation. (1)

10.18	Amended and Restated Security Agreement dated June 14, 2007, issued by Thomas Pharmaceutical Acquisition Corp., a Delaware corporation, as amended. (3)

10.19	Secured Convertible Debenture dated February 7, 2007, issued by Thomas Pharmaceuticals, Ltd. a New Jersey corporation, for the sum of $25,000. (1)

10.20	Employment Agreement dated March 1, 2007 by and between Thomas Pharmaceuticals, Ltd. a New Jersey corporation, and Jerome R. Mahoney. (2)

10.21	Administrative Services Agreement dated March 1, 2007 between Thomas Pharmaceuticals, Ltd. a New Jersey corporation, and iVoice, Inc. (2)

10.22	Professional Services Agreement dated January 3, 2006 by and between P2B, Inc. and Thomas Pharmaceuticals, Ltd. (2)

10.23	Amendment to Employment Agreement dated June 11, 2007 by and between Thomas Pharmaceuticals, Ltd. a New Jersey corporation, and John E. Lucas (2)

21	List of Subsidiaries: None
23.1	Consent of Bagell, Josephs, Levine and Company, LLC +

23.2	Consent of Meritz & Muenz, LLP (included in Exhibit 5.1)
_________

(1)	Filed as an exhibit to the Registration Statement on Form SB-2, filed with the Commission on April 13, 2007 and incorporated herein by reference.

(2)	Filed as an exhibit to Amendment No. 1 to the Registration Statement on Form SB-2, filed with the Commission on June 18, 2007 and incorporated herein by reference.

(3)	Filed as an exhibit to Amendment No. 2 to the Registration Statement on Form SB-2, filed with the Commission on July 27, 2007 and incorporated herein by reference.

+	Filed herewith.